Exhibit (a)(3)

[DISCLOSURE DOCUMENT]

[K-tel Letterhead]

                , 2007

Dear Shareholder,

K-tel International, Inc. intends to engage in a transaction that will result in the termination of the registration of our Common Stock under the federal securities laws. This will eliminate the significant expense required to comply with the reporting and related requirements under these laws. Often referred to as a “going private transaction,” the transaction is a reverse split of our Common Stock whereby each 5,000 shares of our Common Stock will be converted to one share of our Common Stock, with holders of only fractional shares entitled to receive cash in lieu of fractional interests in an amount equal to $.0625 per share for each pre-split share that becomes a fractional interest. Shareholders owning fewer than 5,000 shares of our Common Stock on a pre-split basis will no longer be shareholders of the Company. The $.0625 per share price represents the fair value for a share of our Common Stock as determined by the Special Committee of our Board of Directors based upon, among other things, the fairness opinion of Craig-Hallum Capital Group LLC, our financial advisor.

Following the reverse split, we will effect a 5,000-for-1 forward split affecting shareholders who, following the reverse split, continue to hold at least one whole share of our Common Stock.

After careful consideration and upon the recommendation of our Special Committee, our Board of Directors has concluded that the costs associated with being a “public” company are not justified by the benefits. The Board has reviewed the proposed transaction and considered its fairness to unaffiliated shareholders who hold fewer than 5,000 shares as well as those shareholders holding 5,000 or more shares. The Special Committee of the Board also received a fairness opinion from Craig-Hallum Capital Group LLC with regard to the per share cash amount to be paid to the shareholders that receive cash in lieu of fractional shares in the transaction. After careful consideration, our Board of Directors believes that the transaction is fair and in the best interests of K-tel and its shareholders.

Under Minnesota law, our Board of Directors may amend K-tel’s Articles of Incorporation to conduct both the reverse split and the forward split without the approval of the shareholders. Therefore, the Company is not seeking shareholder approval for these actions and no vote is sought in connection with these actions. Under Minnesota law, shareholders are not entitled to dissenters’ rights in connection with this type of going private transaction. The attached document contains details on the proposed transaction and we urge you to read it very carefully.

Thank you for your continued support.

Philip Kives
President and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTION DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS DOCUMENT OR RELATED SCHEDULE 13E-3, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

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SUMMARY TERM SHEET

This summary term sheet highlights selected information from this Disclosure Document about the proposed transaction. This summary term sheet may not contain all of the information that is important to you. For a more complete description of the transaction, you should carefully read this Disclosure Document and all of its exhibits. For your convenience, we have directed your attention to the location in this Disclosure Document where you can find a more complete discussion of each item listed below.

As used in this Disclosure Document, “K-tel,” “we,” “our” and “us” refer to K-tel International, Inc., and the “Transaction” refers to the Reverse Split and the Forward Split discussed below, together with the related cash payments to the shareholders in lieu of fractional shares of our Common Stock.

The Transaction is considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because it is intended to, and, if completed, will enable us to terminate the registration of our Common Stock under Section 12(g) of the Exchange Act and terminate our duty to file periodic reports with the Securities and Exchange Commission (“SEC”). In connection with the Transaction, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC.

Reverse Split

We will effect a share combination or “Reverse Split” of our Common Stock whereby each 5,000 outstanding shares of Common Stock will be converted into one whole share, and in lieu of our issuing fractional shares resulting from the combination, we will pay cash equal to $.0625 multiplied by the number of pre-split shares held by a shareholder who owns fewer than 5,000 pre-split shares. Shareholders with fewer than 5,000 pre-split shares will have no further interest in K-tel and will become only entitled to a cash payment equal to $.0625 times the number of pre-split shares. See “Introduction—Structure of the Transaction” starting on page 7.

Forward Split

Following the Reverse Split, we will effect a 5,000-for-1 share division or “Forward Split” for those shareholders who own at least one whole post-Reverse Split share by increasing the number of outstanding shares of Common Stock from one to 5,000 shares. See “Introduction—Structure of the Transaction” starting on page 7.

Record Date	, 2007.

Purpose of Transaction	The primary purpose of the Transaction will be to reduce the number of our shareholders of record to less than 300, thereby allowing us to “go private.” We would do so by promptly filing a Certificate of Termination of Registration with the SEC under Section 12(g)(4) of the Exchange Act as soon as possible after consummation of the Transaction, so that we would no longer be required to file annual, quarterly or other reports, and we would not be required to comply with the SEC’s proxy rules, which require us to distribute proxy statements to our shareholders. See “Introduction—Structure of the Transaction” starting on page 7, and “Special Factors—Purpose of the Transaction” starting on page 15.

Fairness of Cash Payments

The Special Committee of our Board of Directors retained the firm of Craig-Hallum Capital Group LLC, an independent investment banking firm, to render an opinion to the Special Committee as to the fairness, from a financial point of view, to our shareholders owning fractional shares after the Reverse Split of the cash amount to be paid to such shareholders in the Transaction. Our Special Committee considered and adopted the opinion, a copy of which is appended to this Disclosure Document. See “Special Factors—Background of the Transaction” starting on page 11.

Opinion of Financial Advisor to the Special Committee

Craig-Hallum Capital Group LLC, which served as a financial advisor to our Special Committee, has delivered to the Special Committee a written opinion that, as of December 29, 2006, the consideration to be paid to shareholders who will receive cash payments in lieu of the issuance of fractional shares resulting from the Reverse Split, is fair from a financial point of view to such shareholders. A copy of Craig-Hallum’s opinion, which includes a discussion of the information reviewed, assumptions made and matters considered by Craig-Hallum, is appended to this Disclosure Document. You should carefully review this opinion in its entirety, as well as other information contained in this Disclosure Document. See “Special Factors—Reports, Opinions or Appraisals” starting on page 22.

Approval of Board And Filing Person

The Board, the Special Committee and Philip Kives, K-tel’s majority shareholder, President and Chief Executive Officer, and a “filing person” for purposes of Exchange Act Rule 13e-3 and Schedule 13E-3, have determined that the Transaction is fair to and in the best interest of all of our unaffiliated shareholders, including those shareholders owning shares being cashed out pursuant to the Transaction and those who will retain shares of Common Stock following the consummation of the Transaction. See “Special Factors—Factors Considered by Special Committee” starting on page 17.

Effect of Transaction

Following the completion of the Transaction, each remaining shareholder, including affiliates and members of management owning Common Stock, will own an increased percentage of our outstanding Common Stock. We do not anticipate any changes in the Company’s board of directors or management following the Transaction. K-tel has no intention to change the business operations of K-tel as a result of the Transaction, or to engage in any extraordinary transactions, such as a merger or sale of assets. See “Special Factors—Effect of the Transaction” starting on page 19.

Source of Funds

The funds for the Transaction will come from our working capital and, potentially, from our working capital line of credit provided by K-5 Leisure Products, Inc. (“K-5”), our largest shareholder and an entity controlled by Philip Kives, our President and Chief Executive Officer. See “Special Factors—Effect of the Transaction” starting on page 19.

Tax Consequences

The Transaction will not have any material federal income tax consequences to us. A shareholder who receives no cash payment as a result of the Transaction will not recognize any gain or loss for federal income tax purposes. A shareholder who receives a cash payment for a fractional share of our Common Stock as a result of the Transaction and who does not continue to hold our shares directly or indirectly immediately following the Transaction, will recognize capital gain or loss for federal income tax purposes, equal to the difference between the cash received for the Common Stock and the aggregate adjusted tax basis in such stock. See “Federal Income Tax Consequences of the Transaction” starting on page 32.

Shareholder Rights

Under Minnesota law, the Transaction does not require approval by our shareholders. Further, shareholders will not have dissenters’ and appraisal rights under the Minnesota Business Corporation Act (the “MBCA”). See “Special Factors—Shareholder Approval” starting on page 29 and “Special Factors—Appraisal Rights” starting on page 30.

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Reservation of Right to Terminate or Change Transaction

Our board of directors retains the right to terminate the Transaction if it determines that the Transaction is not in the best interest of K-tel and its shareholders, or if the board determines that the Transaction will result in the cancellation of more than 20% of the outstanding shares of our Common Stock. If we determine to cancel the Transaction, we may pursue other strategies which will result in our going private.

Payment and Exchange of Shares

As soon as practicable after the Transaction, our exchange agent will send each shareholder owning fewer than 5,000 pre-Reverse Split shares an instruction letter describing the procedure for surrendering stock certificates in exchange for the cash payment. Upon receipt of properly completed documentation and stock certificates, each such shareholder will be entitled to receive the cash payment, without interest, from the exchange agent. See “Special Factors—Effect of the Transaction” starting on page 19.

Continuing Shareholders

Shareholders owning 5,000 or more shares of Common Stock on the Record Date will continue to be a shareholder of the Company after the Reverse Split becomes effective and their post-Reverse Split shares of Common Stock will immediately thereafter be subject to a 5,000-for-1 forward split. Therefore, following the Transaction, such shareholders will continue to hold the same number of shares of Common Stock held immediately prior to the Transaction, and will not receive any cash payment for their shares. See “Special Factors—Effect of the Transaction” starting on page 19.

Shareholders With Shares Held in Street Name

The Company intends that the Transaction apply to shareholders holding shares in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names. However, shareholders holding fewer than 5,000 shares of Common Stock in street name through a nominee immediately prior to the Reverse Split will need to notify the Company on or before              , 2007 to ensure that their shares will be cancelled and converted into the right to receive cash payment in the Transaction and that the Company complies with the requirements of the MBCA.

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Reduction of Cancelled Shares

In the event the Reverse Split would result in more than 20% of our Common Stock being cancelled, which is not permitted by Minnesota law, we will take action to suspend or withdraw the Reverse Split and subsequent Forward Split. In such event, it is our intent to take all action necessary to reduce the number of shares that would be cancelled and receive a cash payment in lieu of a fractional share to comply with the MBCA, including, but not limited to, adjusting the split ratios used in the Reverse Split and Forward Split and/or taking corporate action to obtain shareholder approval of the proposed split transactions.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains certain statements of a non-historical nature constituting “forward-looking statements.”  Such forward-looking statements may be identified by the use of terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “should,” or “continue” or the negative thereof or other variations thereon or comparable terminology. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those results currently anticipated or projected. Such factors include, among other things, the following: changes in consumer purchasing, including consumer demand for digitally downloading music; demand for and market acceptance of new and existing products; the impact from competition for recorded music; dependence on suppliers and distributors; success of marketing and promotion efforts; technological changes and difficulties; availability of financing; foreign currency variations; general economic, political and business conditions; and other matters. See “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006 for additional information. We undertake no obligation to release publicly the result of any revisions to these forward-looking statements, except as required by law. The “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, however, do not apply to going private transactions.

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INTRODUCTION

The Company

K-tel International, Inc. is the subject company. Its principal executive office is located at 2491 Xenium Lane North, Plymouth, Minnesota 55441, and its telephone number is (763) 559-5566.

Structure of the Transaction

The Board of Directors, upon the recommendation and approval of the Special Committee, has authorized the Transaction. The Transaction consists of a 1-for-5,000 reverse split, such that shareholders owning fewer than 5,000 shares of Common Stock will have such shares cancelled and converted into the right to receive the cash consideration set forth herein, followed immediately by a 5,000-for-1 forward split. The Transaction is intended to take effect on the date we file Certificates of Amendment to our Articles of Incorporation with the Secretary of State of the State of Minnesota, or on any later date that we may specify in such Certificates of Amendment, which we will refer to as the Effective Date. At 6:00 p.m. Central Standard Time on the Effective Date, we will effect a 1-for-5,000 reverse split of the Common Stock, pursuant to which a holder of 5,000 shares of our Common Stock on the Record Date will hold one share of the Common Stock immediately after the reverse split. Any shareholder owning fewer than 5,000 shares of the Common Stock on the Record Date will receive the right to receive cash in exchange for the resulting fractional share thereof and will no longer be a shareholder of the Company. At 6:01 p.m. Central Standard Time on the Effective Date (and after the completion of the reverse split), we will effect a 5,000-for-1 forward split of Common Stock, pursuant to which a holder of one share of Common Stock immediately after the reverse split and immediately prior to the forward split will hold 5,000 shares of Common Stock immediately after the forward split. In other words, a shareholder holding 5,000 or more shares of Common Stock immediately before the Transaction will continue to hold the same number of shares after the completion of the Transaction and will not receive any cash payment.

The Board of Directors, upon recommendation and approval of the Special Committee, has set the cash consideration to be paid to cashed out shareholders holding fewer than 5,000 pre-split shares at $.0625 per share for each pre-split share of Common Stock. The Special Committee determined this value in good faith, based upon factors the Special Committee deemed relevant. We currently estimate that cashed out shareholders will receive cash consideration for their cancelled shares within approximately three weeks after such shareholders submit their cancelled shares in accordance with the instruction letter to be sent by our exchange agent following the Transaction.

The Transaction is considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to and, if completed, will likely terminate the registration of our Common Stock under Section 12(g) of the Exchange Act and suspend our duty to file periodic reports with the SEC. In connection with the Transaction, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC.

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The Company Securities

On December 29, 2006, there were 1,399 record holders of our Common Stock and 13,653,738 shares outstanding. Our Common Stock is traded on the Pink Sheets under the symbol “KTEL”.

The following table shows the range of high and low closing prices per share of our Common Stock for the fiscal year periods indicated.

	2006		2005
	High	Low	High	Low
1st Quarter	$.08	$.04	$.15	$.10
2nd Quarter	$.04	$.03	$.12	$.10
3rd Quarter	$.03	$.02	$.13	$.08
4th Quarter	$.06	$.02	$.10	$.06

On January 5, 2007, the closing price of our Common Stock on the Pink Sheets was $.03 per share.

No cash dividends were declared on our Common Stock during fiscal year 2006 or 2005 and we do not expect to pay cash dividends in the foreseeable future. The declaration or payment of dividends, if any, on our Common Stock in the future is subject to the discretion of the Board of Directors and will depend on our earnings, financial condition, capital requirements and other relevant factors. The declaration or payment of dividends is also subject to the terms of our credit facility.

Security Ownership of Certain Beneficial Owners and Management

The following table contains certain information as of December 29, 2006, regarding the beneficial ownership of our Common Stock by (i) each person known to K-tel to own beneficially five percent or more of our Common Stock, (ii) each director of K-tel, (iii) each named executive officer, and (iv) the directors and executive officers as a group. The percentage of beneficial ownership is based on 13,653,738 shares of Common Stock outstanding as of December 29, 2006. Any shares which are subject to an option or a warrant exercisable within 60 days are reflected in the following table and are deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by the option holder but are not deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by any other person. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown. Unless otherwise indicated, the address for each listed shareholder is c/o K-tel International, Inc., 2491 Xenium Lane North Plymouth, Minnesota 55441.

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	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Stock
Philip Kives 220 Saulteaux Crescent Winnipeg, Manitoba R3J 3W3 Canada	10,076,953	(2)	65.6%

Jay William Smalley	120,000	(3)	*

Wesley C. Hayne	100,000	(3)	*

Richard Marklund	100,000	(3)	*

All current directors and officers as a group (4 persons)	10,396,953	(4)	66.3%

*                                   Indicates ownership of less than 1% of the outstanding shares of Common Stock.

(1)                            The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission and accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days. More than one person may beneficially own the same shares.

(2)                            Consists of 429,061 shares held directly by Mr. Kives, 631,000 shares held by 2808715 Manitoba Limited, an affiliate of the Company controlled by Mr. Kives, 6,988,617 shares held by K-5, a wholly owned subsidiary of 2808715 Manitoba Limited, 325,336 shares held by National Developments Ltd., a company controlled by Mr. Kives, and 1,702,939 shares purchasable upon the exercise of options.

(3)                            Represents shares purchasable upon the exercise of options.

(4)                            Includes 2,022,939 shares purchasable upon the exercise of options.

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The following table sets forth the purchases of Common Stock made by Philip Kives through K-5 during the past two years:

Date	Price Per Share	Number of Shares
1/25/05	$0.095	75,000
1/24/05	$0.10	65,000
1/21/05	$0.10	10,000
1/12/05	$0.10	8,600
1/6/05	$0.10	14,000
12/31/04	$0.10	1,800
12/30/04	$0.10	200
12/29/04	$0.10	1,200
12/23/04	$0.10	5,000
12/22/04	$0.10	5,000
12/21/04	$0.10	200
12/20/04	$0.10	100
12/17/04	$0.10	32,500
12/15/04	$0.09	25,000

Mr. Kives currently anticipates that he will not acquire any shares of Common Stock prior to the one-year anniversary of the Transaction. At such time, Mr. Kives may acquire more shares of Common Stock or dispose of shares of Common Stock as business and market conditions dictate.

Management

Information regarding our board of directors and executive officers is located at “Item 10:  Directors and Executive Officers of the Registrant” of our Form 10-K for the fiscal year ended June 30, 2006, which is included as Exhibit A to this Disclosure Document. Mr. Kives is the President, Secretary, Treasurer and sole director of K-5.

Neither the Company, K-5, nor any director or executive officer of the Company or K-5 (1) was convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); or (2) was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Mr. Kives is a citizen of Canada. Each of the other persons referred to above is a citizen of the United States.

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SPECIAL FACTORS

Background of the Transaction

In recent years, we have derived minimal benefits from being a reporting company. Our Common Stock has failed to attract institutional investors or market research attention which could have created a more active and liquid market for the Common Stock. Relatively low trading volume and low market capitalization have reduced the liquidity benefits to our shareholders.

Our Board of Directors does not presently intend to raise capital through sales of securities in a public offering or to acquire other business entities using stock as consideration. Accordingly, we are not likely to make use of the advantages (for raising capital, effecting acquisitions or other purposes) that our status as a reporting company may offer. For a more detailed discussion of the ways in which we have not enjoyed the benefits typically afforded public company status, please see “Special Factors—Reasons for the Transaction.”

We incur direct and indirect costs associated with compliance with the Exchange Act’s filing and reporting requirements imposed on public companies. The cost of this compliance has increased significantly with the implementation of the provisions of the Sarbanes-Oxley Act of 2002. We are seeking to undertake the Transaction at this time because of the significant costs and burdens associated with compliance with the internal control audit requirements of Section 404 of Sarbanes-Oxley. The cost of implementing Section 404’s internal control procedures is unduly burdensome and costly considering our size, because we have no adequate personnel to implement the new requirements of Section 404 and would incur substantial costs to enact such procedures. We also incur substantial indirect costs as a result of, among other things, the executive time expended to prepare and review our public filings. As we have relatively few executive personnel, these indirect costs can be substantial.

In light of these circumstances, the Special Committee and, upon the recommendation of the Special Committee, the Board of Directors, believe that it is in our best interest to undertake the Transaction at this time to enable us to deregister our Common Stock under the Exchange Act, which will relieve us of the administrative burden, cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements imposed under the Exchange Act.

Beginning in 2004, our management began to consider whether we should remain a public company. Our President and Chief Executive Officer, Philip Kives, and then-Chief Financial Officer, Dennis W. Ward, considered that our shareholders obtained little benefit from our status as a public company and that there was not a high volume of trading in our Common Stock. Further, the costs of remaining a public company were high, in terms of legal and accounting expenses. We were also facing substantial expenses to comply with Section 404 of Sarbanes-Oxley. Mr. Ward had forecasted that we would be spending between $100,000 and $150,000 per year for Section 404 compliance alone.

At a meeting of our Board on February 11, 2004, this forecasted spending was discussed and a board member believed that the cost of compliance with Section 404 would be higher. The

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Board discussed investigating a going-private strategy. Thereafter, Mr. Ward consulted with attorneys at Briggs and Morgan, P.A., our legal counsel, concerning a potential plan to deregister our Common Stock under the Exchange Act. Our attorneys outlined the process of deregistration as well as legal issues associated with the going-private process. A subsequent letter to Mr. Ward by our counsel on June 30, 2004 outlined how a reverse split could be used to accomplish deregistration.

In September 2004, we discovered that a material misappropriation of funds by an employee of our United Kingdom subsidiary had occurred. As a result, we were unable to complete our financial statements and file our Form 10-K for the fiscal year ended June 30, 2004. From that point until 2006, further consideration of a going-private strategy was suspended. In 2006, we had completed most of the work necessary to complete the audit of our consolidated operations for 2004 and 2005. We determined that we would be able to file our Form 10-Ks for 2004 and 2005 within a matter of months and that we would also be able to file our Form 10-K for the year ended June 30, 2006, sometime in the fall of 2006.

On April 20, 2006, our Board of Directors met and discussed whether we should remain a public company. The Board determined that we should consider reducing our expenses as a public company, including a deregistration of our stock under the Exchange Act. The Board determined to consider utilization of a reverse split as a method of reducing the number of shareholders of record below 300 and to pursue deregistration of our Common Stock. There was a full disclosure of Mr. Kives’s interest in the going-private strategy, including the fact that Mr. Kives’s beneficial ownership of our Common Stock would, by reason of the Transaction, be increased from approximately 65.6% to 76.4%. At the meeting, the Board appointed Wesley C. Hayne and Richard Marklund as a Special Committee to review a potential going-private transaction. The Board placed no restrictions on the authority of the Special Committee to consider and approve a going-private proposal. It was determined to continue to explore the reverse split method to go private and to engage in discussions with Craig-Hallum with regard to a fairness opinion relative to consideration to be paid to shareholders who would receive a cash payment in lieu of fractional shares. On June 29, 2006, a telephonic meeting of the members of the Special Committee was held. The Special Committee approved the engagement of Craig-Hallum. The Special Committee subsequently approved an engagement letter dated July 6, 2006 from Craig-Hallum.

The Board of Directors met again on September 8, 2006. At that meeting, there was a discussion concerning a possible reverse split and a report that management was continuing to evaluate that strategy as a means to reduce our shareholders of record below 300. On October 18, 2006, a telephonic meeting of the Special Committee was held. In addition to members of the Special Committee, Gordon Bachynski, a representative of Philip Kives, legal counsel to K-5 and legal counsel to K-tel participated. The Board agreed to a meeting with Craig-Hallum to discuss its progress on an evaluation report. The Special Committee also discussed the going-private strategy involving the use of a reverse split. Our counsel discussed the fact that the Company would be prohibited from paying cash for fractional shares that would result in the cancellation of more than 20% of our outstanding Common Stock. Mr. Bachynski presented an analysis of the impact of a stock split on beneficial and record owners of our Common Stock and indicated this information would be used to determine a reverse split ratio that would likely ensure that we would not make cash payments that would result in a cancellation of more than 20% of our outstanding Common Stock.

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On October 20, 2006, the Special Committee met. Jay William Smalley, a director, joined the meeting telephonically. Also present by invitation were Mr. Bachynski, attorneys from the firm of Briggs and Morgan, P.A., and representatives from the firm of Craig-Hallum. Craig-Hallum indicated that its initial evaluation report was in a preliminary stage and would not be complete until it received the 2006 audited financial statements and Form 10-K of the Company as well as the first quarter unaudited financial statements and Form 10-Q of the Company. For this reason, Craig-Hallum indicated that it was not prepared to present a written report or to provide indications of ranges of value. Craig-Hallum discussed some of the valuation methodologies that it would be using, including methodologies utilizing comparable public companies, merger and acquisition transaction values of comparable companies, the discounted cash flow method and premiums paid in similar going private transactions.

On December 8, 2006, the Board of Directors, including Mr. Hayne and Mr. Marklund, members of the Special Committee, received preliminary written discussion materials and a presentation from Craig-Hallum, which reflected preliminary valuation analyses that Craig-Hallum intended to use in ultimately rendering a fairness opinion with respect to a proposed transaction. Also attending this presentation by invitation were Kathy Smith of K-tel, Gordon Bachynski, a representative of Mr. Kives, representatives of Craig-Hallum, legal counsel to K-tel and legal counsel to K-5. The presentation included an overview of K-tel’s historical and current business, its competitors and industry trends. There was also a discussion of K-tel’s financial performance for the five years ended June 30, 2006 and the latest 12 months ended September 30, 2006. It was noted in particular that K-tel’s revenue has declined over the last five years, while operating losses have increased, and that fiscal 2006 revenue fell approximately 21% to $4.8 million from $6.0 million in fiscal 2005. Also discussed was the fact that K-tel was highly leveraged and that its funding for operations has been accomplished through a combination of a term loan and revolving loan from an affiliate of K-tel’s largest shareholder, Philip Kives, its chairman, president and chief executive officer. As of September 30, 2006, K-tel’s indebtedness was $12.4 million, shareholders’ equity was a negative $12.3 million and its net working capital was a negative $12.7 million. It was noted that due to recurring operating losses and a net working capital deficit, K-tel’s independent registered public accounting firm had issued a going concern opinion in connection with the fiscal 2006 financial statements.

The preliminary valuation analyses in Craig-Hallum’s December 8, 2006 presentation were the same analyses in Craig-Hallum’s December 29, 2006 presentation, except that the December 29, 2006 presentation contained updated stock market and industry information available as of that later date. A summary of the material analyses and other information that Craig-Hallum prepared and relied on in delivering its December 29, 2006 fairness opinion presentation appears below under the caption “Reports, Opinions or Appraisals.”

Craig-Hallum noted that it had not been engaged to value the Company based upon liquidation or an acquisition/sale event, nor had it been engaged to analyze or appraise K-tel’s music catalog. Craig-Hallum advised the Special Committee that it had been informed that management was not able to value the music catalog, as it had not received offers from third parties and had no data or knowledge concerning transaction prices or other terms of sales of similar music catalogs. Mr. Kives indicated that he believed the value of a catalog would be a function of the income it produces. He also noted that the Company’s business direction focused on digital downloading and away from its traditional retail music products business and that the

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digital downloading music industry is at an early stage. He also noted that management of K-tel had not received offers from any parties to purchase the Company or its music catalog. The Board informed Craig-Hallum it would contact Craig-Hallum when the Special Committee had made a recommendation to the Board with respect to the proposed going private transaction.

Immediately following the December 8, 2006 board meeting and presentation from Craig-Hallum, the Special Committee met separately to discuss management’s proposal to effect the Transaction. The Special Committee considered Craig-Hallum’s preliminary valuation materials and presentation and reviewed the valuation methods discussed. The Special Committee conferred with legal counsel to K-tel concerning the mechanics involved in the Transaction, as well as other relevant legal considerations. The Special Committee agreed with management’s rationale for going private and terminating the registration of the Common Stock under the Exchange Act. The Special Committee considered the recent price range of our Common Stock and resolved to recommend the 1-for-5,000 reverse split, followed by a 5,000-for-1 forward split, and the payment of cash to shareholders who would own fractional shares as a result of the reverse split, equal to the fair value of the Company’s stock.

The Special Committee determined that the value of the Common Stock, based upon its recent trading history, was $.05. It determined that the fair value of K-tel’s stock to be paid to its shareholders should include a 25% premium and recommended to the Board that holders of fractional shares receive a payment equal to $.0625 per share. Subsequent to the meeting of the Special Committee, legal counsel to K-tel advised Craig-Hallum that the Special Committee recommended the Transaction and had valued the Company’s Common Stock at $.0625 per share for purposes of payments to shareholders receiving a cash payment in lieu of fractional shares. The recommendations of the Special Committee were communicated to K-tel’s Board of Directors.

On December 29, 2006, the Special Committee held a telephonic conference call for Craig-Hallum’s presentation and discussion of Craig-Hallum’s fairness opinion and supporting materials. The Special Committee confirmed its recommendation of the Transaction and the valuation of the Company’s Common Stock at $.0625 per share for purposes of payments to shareholders receiving a cash payment in lieu of fractional shares. On December 29, 2006, immediately following the meeting of the Special Committee, the Board of Directors held a telephonic conference call to discuss the conclusions and recommendations of the Special Committee regarding the Transaction and the determination as to the fair value of our shares. Present and participating in the meeting were Messrs. Hayne, Marklund, Smalley and Kives. Craig-Hallum was invited to the meeting to present its supporting materials for its fairness opinion. At the conclusion of Craig-Hallum’s presentation and after a full discussion, the Board unanimously adopted the Transaction as recommended by the Special Committee and the valuation of the Company’s Common Stock of $.0625 per share for purposes of payments to shareholders receiving a cash payment in lieu of fractional shares.

The method of funding cash payments to shareholders receiving a cash payment in lieu of fractional shares was also discussed. It was noted that cash required to effect cash payments to holders of fractional shares would be made out of the Company’s cash flow or advances made by K-5 under the K-5 credit facility.

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Purpose of the Transaction

The purpose of the Transaction is to reduce the number of record holders of our Common Stock to fewer than 300 so that we will be eligible to terminate the public registration of our Common Stock under the Exchange Act. Provided that the Transaction has the intended effect, we will file to deregister our Common Stock, the effect of which will be to terminate the eligibility of our Common Stock for quotation on the OTC Bulletin Board.

The total number of authorized shares of Common Stock that we may issue pursuant to our Restated Articles of Incorporation will not change as a result of the Transaction. Upon payment in cash for the fractional shares of the shareholders holding fewer than 5,000 shares, the total number of outstanding shares of Common Stock will be reduced by the number of shares held by such shareholders immediately prior to the Transaction. We anticipate that our number of record shareholders will be reduced from approximately 1,399 to 22, and the number of shares of Common Stock issued and outstanding will be reduced from 13,653,738 to 11,493,738, representing an anticipated cancellation of 2,160,000 shares or approximately 15.8% of our outstanding shares of Common Stock.

We estimate that the total cash to be paid to shareholders holding fractional shares as a result of the Transaction will be approximately $135,000. In addition, the expenses incurred to effect the Transaction are estimated to be $190,000. These costs and expenses are expected to be paid out of the Company’s current available cash, but we may be required to borrow money under the K-5 credit facility to finance all or a portion of the costs of the Transaction. The fractional shares acquired in the Transaction will be retired and returned to the status of authorized but unissued shares of Common Stock.

Other than as described herein, neither the Company nor Mr. Kives have any plans or proposals that would relate to or result in:

•                                          an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries;

•                                          any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•                                          any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•                                          any change in the present board of directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board; or

•                                          any other material change in the Company’s business or corporate structure.

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Reasons for the Transaction

We expect to benefit from substantial cost savings as a result of the Transaction and “going private,” primarily from avoiding various Exchange Act compliance costs. The Transaction will also allow our management and employees to devote more time and effort to improving our operations by eliminating the time spent complying with the Company’s financial reporting requirements under the Exchange Act and managing shareholder relations.

The legal requirements of public companies, including those recently enacted pursuant to the Sarbanes-Oxley Act of 2002, create large administrative and financial burdens for any public company. If we cease to be subject to the reporting requirements under the Exchange Act, we estimate that our savings will be at least $80,000 per year, including legal, accounting and printing fees attributable to such reporting requirements. These savings are exclusive of additional costs we would incur to comply with Section 404 of the Sarbanes-Oxley Act and other disclosure requirements of the Exchange Act to take effect in 2007. We would also expect reductions in other administrative costs associated with being a public company, including investor relation expenses and annual meeting costs.

A survey by the Financial Executives International in July of 2004 determined that companies with less than $100 million in revenue will pay an average of $192,000 solely for external consulting, software and other vendor charges to comply with Section 404. Section 404 of the Sarbanes-Oxley Act requires all public companies to develop “internal controls over financial reporting.”  “Internal controls over financial reporting” is defined as a process designed by, or under the supervision of, the issuer’s principal executive and principal financial officers, or persons performing similar functions, and effected by the issuer’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

1. Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the issuer;

2. Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the issuer are being made only in accordance with authorizations of management and directors of the issuer; and

3. Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the issuer’s assets that could have a material effect on the financial statements.

“Disclosure controls and procedures” means controls and other procedures of an issuer that are designed to ensure that information required to be disclosed by the issuer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and  reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that

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information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Our management does not believe that we can prudently pay the expense of complying with these legal requirements in light of the fact that we have not realized many of the benefits normally presumed to result from being a publicly traded company (such as the development or existence of an active trading market for and liquidity of our Common Stock, enhanced corporate image, and the ability to use Company stock to attract, retain and grant incentives to employees).

Moreover, the Transaction will provide shareholders with fewer than 5,000 pre-Reverse Split shares with an efficient way to cash out their investment in the Company because we will pay all transaction costs in connection with the Transaction. Otherwise, shareholders with small holdings would likely incur brokerage fees that are disproportionately high relative to the market value of our Common Stock.

Factors Considered by the Special Committee

In the course of reaching its decision to implement the Transaction, the Special Committee considered various factors that would affect both shareholders who retain their interest in the Company and those that would be cashed-out. The Special Committee made its determination that the Transaction was fair to (i) the Company’s unaffiliated shareholders that will be cashed-out and (ii) the Company’s unaffiliated shareholders that will continue to hold the Company’s shares after the Transaction. The following factors favoring the Transaction were considered:

•                  the opinion of Craig-Hallum that, as of December 29, 2006, the date of its opinion, and based upon and subject to the assumptions made, matters considered and limitations of its review described in its written opinion, the consideration to be paid to shareholders who receive a cash payment in lieu of fractional shares in the Reverse Split is fair, from a financial point of view, to such shareholders;

•                  anticipated reductions in the expenses of compliance with the reporting, proxy statement disclosure and internal controls compliance requirements of U.S. securities laws and the associated drain on management time and attention;

•                  the anticipated difficulty of recruiting and retaining officers and directors necessary for the Company’s continued progress as a result of public company regulatory complexity and potential individual personal exposure, exacerbated by the directors’ belief that the higher cost of meaningful insurance coverage to mitigate this exposure was not justified in view of the Company’s other financial obligations;

•                  the valuation of the Company’s securities on the OTCBB and on the Pink Sheets for the past three years, as well as the valuations that have been ascribed to other companies in the Company’s same market segment;

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•                  the disproportionate current and expected increased cost of regulatory compliance and other necessary public company expenses relative to the current size of the Company and its negative impact on the competitiveness and potential long-term success of the Company;

•                  the value being paid to the holders of fewer than 5,000 pre-Reverse Split shares is higher than the market value, based on the $.04 closing price on December 28, 2006 (the date immediately preceding the date of the most recent determination by the Special Committee of the fairness of the Transaction);

•                  the ability of smaller shareholders to receive cash for their shares without being burdened by disproportionately high service fees or brokerage commissions; and

•                  the ability of shareholders wishing to remain shareholders to purchase sufficient shares in advance of the Record Date to cause them to own more than 5,000 pre-Reverse Split shares.

The most weight was given to the pre-announcement historical stock price performance of the Company. Approximate equal weighting was given to the other factors. The Special Committee also considered the following potential adverse factors of the Transaction:

•                  following the Transaction, the shareholders holding fewer than 5,000 shares of Common Stock before the Reverse Split will cease to hold any equity interest in the Company and will lose their ability to participate in the future growth of the Company, if any, or benefit from increases, if any, in the value of the Company. This factor is somewhat mitigated by the fact that these shareholders may purchase shares of our Common Stock before the Reverse Split in order to exceed the 5,000 share threshold and avoid being cashed out;

•                  the Transaction is being effected under Minnesota law without shareholder consent;

•                  the Board did not select an independent representative to act solely on behalf of the independent shareholders. This, coupled with the lack of shareholder vote, gave unaffiliated shareholders no say in negotiating the terms of the Transaction;

•                  the market for Company stock will become extremely illiquid or even non-existent after the Transaction; and

•                  the payment for fractional shares is a taxable transaction for shareholders.

The opinion of Craig-Hallum Capital Group, LLC will be made available for inspection and copying at the Company’s principal executive offices during its regular business hours by any interested shareholder of the Company or representative of such shareholder who has been so designated in writing. The Company will also send a copy of the opinion by regular, first-

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class mail or email to any interested shareholder of the Company or representative of such shareholder who has been so designated in writing upon written request and at the Company’s expense.

Philip Kives and K-5, who have been deemed “filing persons” for purposes of Exchange Act Rule 13e-3 and Schedule 13E-3, have adopted the analysis and conclusions of our Special Committee regarding the material factors upon which it was determined that the Transaction is substantively and procedurally fair to our unaffiliated shareholders, as to both those unaffiliated shareholders who will be cashed out as a result of the Transaction and those unaffiliated shareholders who will remain shareholders following the completion of the Transaction.

Alternatives to the Transaction

Our Board of Directors has not pursued alternatives to the Transaction. Our management has not proposed a sale or liquidation of the Company. The primary purpose of the Transaction is to reduce the Company’s costs and burdens of being a public company whose securities are registered with the SEC under the Exchange Act. In 2004, management of the Company discussed with its legal counsel alternatives for reducing the number of K-tel’s shareholders of record below 300. These alternatives included primarily a going-private merger with an entity controlled by the Company’s principal shareholder, Philip Kives, an issuer tender offer and a Board-approved reverse split. A possible merger transaction with an entity controlled by Mr. Kives was not pursued because he did not offer or propose such a transaction. An issuer tender offer was not considered primarily because the Company did not believe that an adequate number of shareholders of record would respond to such an offer by tendering their shares. For the foregoing reasons, the Board focused on a reverse split, followed by a forward split, as a means to reduce the Company’s shareholders of record below 300.

Effect of the Transaction

Effect of the Transaction on the Company’s Shareholders. Based on information available to us, we estimate that the Transaction will reduce the total number of record shareholders of our Common Stock from approximately 1,399 to approximately 22. The reduction in the number of our record shareholders below 300 will enable us to terminate the registration of our Common Stock under the Exchange Act and will substantially reduce the information required to be furnished by us to our shareholders and to the SEC.

We intend to apply for termination of registration of our Common Stock under the Exchange Act as soon as practicable following completion of the Transaction. However, the Board reserves the right, in its discretion, to abandon the Transaction prior to the proposed Effective Date if it determines that abandoning the Transaction is in the best interests of the Company and its shareholders.

When the Transaction is consummated, shareholders owning fewer than 5,000 shares of Common Stock will no longer have any equity interest in the Company and will not participate in our future earnings or any increases in the value of our assets or operations. Thus, only our executive officers, directors and continuing shareholders will benefit from any future increase in

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our earnings. The shareholders that will continue to have an equity interest in the Company after the Transaction will own a security, the liquidity of which will be severely restricted.

Shareholders with fewer than 5,000 shares of Common Stock immediately prior to the Reverse Split will, following the Transaction, have no further interest in the Company with respect to their pre-Reverse Split shares, which will then be cancelled and converted into the right to receive cash payment. As soon as practicable after the Effective Date of the Transaction, the Company will send these shareholders a letter of transmittal with instructions as to how such shareholders will be paid the cash payment. The letter of transmittal will include instructions on how to surrender stock certificates to the Company’s exchange agent.

Shareholders with 5,000 or more shares of Common Stock immediately prior to the Reverse Split  will, following the Transaction, continue to hold the same number of shares of Common Stock held immediately before the Transaction. Such shareholders will not receive any cash payment for their shares.

The Company intends that the Transaction apply to shareholders holding shares in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names. However, shareholders holding fewer than 5,000 shares of Common Stock in street name through a nominee immediately prior to the Reverse Split will need to notify the Company on or before               , 2007 to ensure that their shares will be cancelled and converted into the right to receive cash payment in the Transaction and that the Company complies with the requirements of the MBCA.

In the event the Reverse Split would result in more than 20% of our Common Stock being cancelled, which is not permitted by Minnesota law, we will take action to suspend or withdraw the Reverse Split and subsequent Forward Split. In such event, it is our intent to take all action necessary to reduce the number of shares that would be cancelled and receive a cash payment in lieu of a fractional share to comply with the MBCA, including, but not limited to, adjusting the split ratios used in the Reverse Split and Forward Split and/or taking corporate action to obtain shareholder approval of the proposed split transactions.

Potential Disadvantages of the Transaction to Shareholders. While we believe that the Transaction will result in the benefits described above, several disadvantages should also be noted:

•                                          after the Transaction, our Common Stock will not be eligible for trading on the OTC Bulletin Board, and our shareholders are likely to experience reduced liquidity for their shares of Common Stock, even if the Common Stock trades on the Pink Sheets, and this reduced liquidity may adversely affect the market price of the Common Stock;

•                                          after the Transaction, we will terminate the registration of our Common Stock under the Exchange Act and we will no longer be subject to the reporting requirements under the Exchange Act, such as periodic filings of financial statements and proxy or information statement disclosures in connection with shareholder meetings;

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•                                          we will no longer report our quarterly or annual results of operations or activities in reports filed with the SEC under the Exchange Act;

•                                          because the reporting requirements of the Exchange Act will no longer apply, less information about the Company will be required to be furnished to our remaining shareholders. It is expected that all but approximately 22 of our current shareholders of record will be fully cashed out in the Transaction. Shareholders will retain their rights to inspect our books and records and financial statements as required by Section 302A.461 of the MBCA;

•                                          the reporting and short-swing profit recapture provisions of Section 16 of the Exchange Act will no longer apply to our executive officers, directors and 10% shareholders of the Company;

•                                          we will no longer engage our independent accountants to audit our Company, but will engage them to conduct a review of our financial statements;

•                                          our working capital and assets will be decreased to fund the purchase of fractional shares and the transaction costs of the Transaction;

•                                          the shareholders owning fewer than 5,000 shares of Common Stock on the Record Date will, after giving effect to the Transaction, no longer have any equity interest in the Company and therefore will not participate in our future earnings or growth, if any;

•                                          the Transaction will require shareholders who own fewer than 5,000 shares of Common Stock to involuntarily surrender their shares in exchange for cash, rather than choosing their own time and price for disposing of their holdings of Common Stock in the Company;

•                                          as a result of the termination of the Company’s reporting obligations under the Exchange Act, we will not have the ability to raise capital in the public capital markets; and

•                                          we may have less flexibility in attracting and retaining executives and employees since equity-based incentives (such as stock options) tend not to be as attractive in a privately-held company.

Financial Effect of the Transaction. Completion of the Transaction will require us to spend approximately $190,000, which includes legal, financial, accounting and other fees and costs related to the transaction. This estimate does not include the cost of the aggregate cash payment to shareholders holding fewer than 5,000 shares of Common Stock, which we estimate will be approximately $135,000. These costs will be offset by the costs we would otherwise incur as a public company to comply with SEC reporting requirements, which we estimate to be at least $80,000 per year, exclusive of additional costs we would incur to comply with Section

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404 of the Sarbanes-Oxley Act and other disclosure requirements of the Exchange Act to take effect in 2007. As a result, we may have decreased working capital following the Transaction and this could have a material adverse effect on our liquidity, results of operations and cash flow. We may be required to borrow money under the K-5 credit facility to finance all or a portion of the costs of the Transaction, including the cash payments to holders of fewer than 5,000 pre-Reverse Split shares of our Common Stock. This would increase our indebtedness to K-5.

Reports, Opinions or Appraisals

Opinion of Craig-Hallum. In connection with the proposed transaction, the Special Committee engaged Craig-Hallum Capital Group LLC to render an opinion as to the fairness, from a financial point of view, of the consideration to be received in the “going private” transaction. On December 29, 2006, at a meeting of our Special Committee of the Board of Directors, Craig-Hallum delivered its opinion, that as of December 29, 2006, the cash consideration to be paid by the Company in the proposed going private transaction is fair, from a financial point of view, to the Company’s shareholders who will receive cash in the transaction in lieu of receiving fractional shares of Common Stock. Subsequently, Craig-Hallum confirmed its fairness opinion in writing.

Upon written request, we will furnish a copy of the report to any interested shareholder of the Company, or any representative designated by the shareholder in writing, at our expense. The report has also been filed with the SEC as an exhibit to our Transaction Statement on Schedule 13E-3. Craig-Hallum consented to the filing of its report with the Schedule 13E-3.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Nevertheless, the following is a brief summary of Craig-Hallum’s written opinion addressed to the Special Committee on December 29, 2006 that, subject to the assumptions, qualifications and limitations set forth in its opinion, the cash consideration to be paid by the Company in the proposed going private transaction is fair, from a financial point of view, to the Company’s shareholders who will receive cash in the proposed going private transaction.

The full text of Craig-Hallum’s written opinion is attached to the Schedule 13E-3 as Exhibit 16(c)(i), and the summary of the opinion set forth below is qualified in its entirety by reference to such opinion. Our shareholders are urged to, and should, read the Craig-Hallum opinion carefully in its entirety for a complete statement of the considerations and procedures followed, factors considered, findings, assumptions and qualifications made, the bases for and methods of arriving at such findings, limitations on the review undertaken in connection with the opinion, and judgments made or conclusions undertaken by Craig-Hallum in reaching its opinion. The opinion was furnished for the use and benefit of the Special Committee in connection with its consideration of the proposed going private transaction. Craig-Hallum believes, and so advised the Special Committee, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinion.

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Craig-Hallum’s opinion addresses only the fairness, from a financial point of view, of the cash consideration to be paid in the going private transaction to our shareholders. Craig-Hallum was not requested to opine as to, and its opinion does not address:

•                                          the underlying business decision of the Special Committee of the Company, the Company or its security holders or any other party to proceed with or effect the proposed going private transaction;

•                                          the fairness of any portion or aspect of the proposed going private transaction not expressly addressed in its opinion;

•                                          the fairness of any portion of the proposed going private transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in its opinion;

•                                          the relative merits of the proposed going private transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage;

•                                          the tax or legal consequences of the proposed going private transaction to either the Company, its security holders, or any other party;

•                                          the fairness of any portion or aspect of the proposed going private transaction to any class or group of the Company’s or any other party’s security holders compared to any other class or group of the Company’s or such other party’s security holders; and

•                                          the financing of the proposed going private transaction.

Furthermore, no opinion, counsel or interpretation was intended with respect to matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. In connection with its opinion, Craig-Hallum made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Craig-Hallum has:

•                                          reviewed the draft dated December 29, 2006 of the Schedule 13E-3;

•                                          reviewed and analyzed certain publicly available financial and other data with respect to K-tel;

•                                          reviewed and analyzed certain financial forecasts for K-tel assuming the discontinuance of K-tel’s retail music sales segment, prepared by the management of K-tel;

•                                          reviewed and analyzed certain internal financial information of K-tel prepared by the management of K-tel;

•                                          discussed the past and present operations and financial condition and prospects of K-tel with senior management of K-tel;

•                                          reviewed the historical prices and trading activity for K-tel stock and analyzed its implied valuation multiples;

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•                                          compared the financial performance of K-tel with that of certain other publicly traded companies deemed by Craig-Hallum to be comparable;

•                                          reviewed certain publicly available financial data for reverse split transactions;

•                                          performed a discounted cash flow analysis of K-tel, based on estimates of projected financial performance prepared by management of K-tel which assumed the discontinuance of the retail music sales segment;

•                                          reviewed results of a hypothetical liquidation analysis based on management’s estimates of realizable value of assets; and

•                                          performed such other analyses and considered such other factors as they deemed appropriate.

In rendering its opinion, Craig-Hallum relied upon and assumed, without independent verification, the accuracy and completeness of the financial statements and other information provided by K-tel or otherwise made available to it and has not assumed responsibility independently to verify such information. Craig-Hallum further relied upon the assurances of K-tel that the information provided has been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial forecasts, reflects the best currently available estimates and judgment of our management and that they are not aware of any information or facts that would make the information provided to Craig-Hallum incomplete or misleading. Craig-Hallum expressed no opinion regarding such financial forecast or the assumptions on which it is based. Without limiting the generality of the foregoing, in arriving at its opinion, Craig-Hallum relied on our management’s assumptions regarding cost savings and other pro forma effects anticipated to result from the Transaction. Following discussions with management and with the Special Committee’s consent, Craig-Hallum assumed the discontinuance of K-tel’s retail music sales segment as of the beginning of fiscal 2007.

In arriving at its opinion, Craig-Hallum did not perform any appraisals or valuations of any specific assets or liabilities (contingent or otherwise) of K-tel and have not been furnished with any such appraisals or valuations. Craig-Hallum has not expressed an opinion regarding the liquidation value of K-tel.

Craig-Hallum’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed as of the date of the opinion, and are subject to evaluation as of such date; events occurring after the date of its opinion could materially affect the assumptions used in preparing the opinion. Craig-Hallum expressed no opinion with respect to the prices at which shares of our Common Stock have traded or may trade following announcement or consummation of the Transaction or at any future time. Craig-Hallum did not consider any benefits that may inure to any shareholder of K-tel as a result of the Transaction or any related transaction other than in such party’s capacity as a shareholder who receives cash in the Transaction.

In preparing its analysis, Craig-Hallum considered both going concern bases of value and a potential hypothetical liquidation scenario. Inherent in Craig-Hallum’s going concern analysis is the underlying assumption that we have the ability to continue as a going concern.

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The following is a summary of the material analyses and other information that Craig-Hallum prepared and relied on in delivering its opinion to the Special Committee. This summary includes information presented in tabular format. In order to understand fully the financial analyses used by Craig-Hallum, these tables must be read together with the text of each summary.

Historical Stock Trading Analysis. Craig-Hallum reviewed and analyzed recent and historical trading in our Common Stock, which is very thinly traded on the Pink Sheets. Craig-Hallum noted that over the past 52 weeks, an average of approximately 4,585 shares have traded each day. Craig-Hallum noted that the closing price of our Common Stock over this period ranged from $0.01 to $0.08 and based on the volume weighted average trading price of $0.04 over the last year, measured in dollar terms, trading volume has averaged $183 per day. The volume weighted average trading price of the Common Stock since November 22, 2006, the date which we became in compliance with SEC filing requirements, was $0.04 per share. Based on the closing stock price at December 28, 2006, our market capitalization was approximately $546,000 which, together with the principal balance of the interest-bearing debt of $12.4 million minus the cash balance of $1.5 million, implied an enterprise value of approximately $11.5 million.

Because our shares of Common Stock are not listed on any exchange (such as the New York Stock Exchange or Nasdaq) and has a relatively small public float and low trading volume, Craig-Hallum informed the Special Committee that the quoted market prices may not represent a reliable indication of market value for the Common Stock. However, Craig-Hallum’s analysis indicated that the consideration to be received by the fractional shareholders of $.0625 per share represented the following premiums to market prices:

•                                          a premium of 56.3% based on the closing market price on December 28, 2006 of $.04 per share.

•                                          a premium of 56.3% based on the volume weighted average price of $0.04 per share over the 24 trading days since November 22, 2006 (when we became in compliance with SEC filing requirements).

•                                          a premium of 56.3% based on the three-month volume weighted average market price of $0.04 per share.

•                                          a premium of 25.0% based on the six-month volume weighted average market price of $0.05 per share.

•                                          a premium of 56.3% based on the 12-month volume weighted average market price of $0.04 per share.

Comparable Public Company Analysis. Craig-Hallum reviewed certain financial and stock market information for K-tel and compared such information to the corresponding information, financial ratios and valuation multiples of a selected group of public companies

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deemed by Craig-Hallum to be comparable to K-tel. In selecting comparable public companies, Craig-Hallum considered lines of business, markets, customers, financial characteristics and other factors. As part of its selection process, Craig-Hallum excluded companies with market capitalizations in excess of $200 million. The companies selected for the comparable public companies analysis were:

•                                          Digital Music Group, Inc.

•                                          Image Entertainment, Inc.

•                                          Madacy Entertainment Income Fund

•                                          MediaBay, Inc.

•                                          Napster, Inc.

For each of the selected companies, Craig-Hallum used publicly available financial data and Wall Street research estimates to calculate certain valuation multiples and compared these valuation multiples to valuation multiples for K-tel derived from the enterprise value implied by the $.0625 per share price to be paid to shareholders in lieu of fractional shares in the Transaction. The following data is based on Craig-Hallum’s comparable public company analysis:

	Comparable Public Companies								Transaction Consideration
	Low		Mean		Median		High		Multiples(1)
Enterprise Value to LTM Revenue	.54	x	2.43	x	.82	x	6.51	x	2.62	x
Enterprise Value to CFY Estimated Revenue(2)	.16	x	1.54	x	1.13	x	3.73	x	5.07	x
Enterprise Value to CFY Estimated EBITDA(2)	8.6	x	8.6	x	8.6	x	8.6	x	14.5	x

(1)   Based on the enterprise value of K-tel implied by a $.0625 per share Common Stock price.

(2)          Craig-Hallum relied solely on K-tel management estimates for CFY estimated revenue and CFY estimated EBITDA. Such estimates were prepared by management based on the hypothetical assumption of the discontinuance of the retail music sales segment as of the beginning of fiscal 2007. The retail music sales segment has been producing an operating loss to date and has not been discontinued.

Craig-Hallum noted that (i) the transaction consideration multiple based on latest twelve months (LTM) revenue was within the range of comparable public company multiples, and (ii) the transaction consideration multiples based on current fiscal year (CFY) estimated revenue and CFY estimated earnings before interest, taxes, depreciation and amortization (EBITDA) was above the range of comparable public company multiples. Craig-Hallum did not consider a comparative valuation analysis based on LTM EBITDA since K-tel generated negative EBITDA over the LTM period.

There are inherent differences between the businesses, operations, and prospects of K-tel and the selected public companies. Accordingly, Craig-Hallum believed that it was inappropriate to, and therefore did not, rely solely on the above-described quantitative results of this analysis.

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Accordingly, Craig-Hallum also made qualitative judgments concerning differences between our financial and operating characteristics and prospects and the selected public companies.

Comparable Merger and Acquisition Analysis. After reviewing publicly available information, press releases and databases for transactions involving similar public and private companies, Craig-Hallum determined that there was insufficient data. Accordingly, Craig-Hallum did not perform a comparable merger and acquisition analysis.

Discounted Cash Flow Analysis. Craig-Hallum performed a discounted cash flow analysis to derive indications of enterprise value. Craig-Hallum based its discounted cash flow analysis on projections of debt-free cash flows of K-tel for fiscal years ending June 30, 2007 through 2011. These projections were provided by our management and were not independently verified by Craig-Hallum. In its analysis, Craig-Hallum used discount rates ranging from 16.0% to 20.0% to reflect the overall risk associated with our operations and financial performance, assuming discontinuance of the retail music sales segment. Craig-Hallum calculated a terminal value at the end of 2011 using a perpetuity growth model assuming constant growth rates of free cash flow of 2.0% to 4.0%. Craig-Hallum’s discounted cash flow analysis yielded a total enterprise value of K-tel ranging from $4.7 million to $6.0 million. Adding to that amount the estimated present value of the remaining tax benefits from NOL carry-forwards and the cash balance and then deducting interest bearing debt resulted in an equity value range from negative $4.6 million to negative $5.9 million. Thus, on a going concern basis, Craig-Hallum noted that this analysis did not indicate any positive value attributable to common equity.

Summary Analysis of Recent Going Private Transactions. Craig-Hallum reviewed publicly available information, including SEC filings, press releases and databases, related to twelve recent “going private” transactions that were effectuated by means of a reverse split and that occurred since 2004. Craig-Hallum analyzed the premiums paid in these transactions relative to the 20 day average closing price of the underlying shares of common stock prior to the announcement of the transaction. The mean and median premiums observed were 21.0% and 19.1%, respectively. With the 20 day average price of K-tel’s Common Stock at $.04, Craig-Hallum noted that the Transaction would have a premium of 56.3%, which exceeded the high end of the range of price premiums indicated by its transaction premium analysis.

Hypothetical Liquidation Analysis. In addition to the going concern analysis described above, Craig-Hallum prepared an analysis of our common equity under a hypothetical liquidation scenario. In its analysis, Craig-Hallum adjusted the value of various assets reflected on our balance sheet to reflect the proceeds that might be received in an orderly liquidation scenario. Estimates of asset values were prepared based on discussions with our management. To estimate a value for our music catalog, Craig-Hallum performed a hypothetical relief-from-royalty analysis. This method of analysis is used to derive value for certain intangible assets by estimating the cost savings attributable to owning the particular intangible asset as opposed to the cost of licensing the use of the asset from a third party. This analysis generated a hypothetical relief-from-royalty value of approximately $2.5 million. As part of its analysis of the value of our music catalog, Craig-Hallum also reviewed the cash price paid in sale transactions of music catalogs which occurred since 2005 and for which information was publicly available. Craig-Hallum identified two sale transactions and calculated the cash price paid in relation to the number of music titles sold. The music catalogs were that of Green Linnet Records and

27

Chancellor Records, both of which were sold to Digital Music Group, Inc. Based on the cash price paid in these sale transactions, the implied value of our music catalog would be approximately $2.1 million.

The hypothetical liquidation analysis yielded a hypothetical aggregate value for our assets in a range from $4.5 million to $5.0 million. After deducting the book value of all liabilities, the analysis resulted in no positive value available to common equity holders.

Other. Craig-Hallum, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. Craig-Hallum has not previously provided us with any financial advisory services.

We have agreed to pay Craig-Hallum a fee of $60,000 in connection with the services provided by it under an engagement agreement, of which $30,000 was paid upon execution of the engagement agreement, and $30,000 became due upon Craig-Hallum informing the Special Committee that it was prepared to deliver its opinion. No portion of Craig-Hallum’s fee is contingent upon consummation of the Transaction or the conclusion reached by Craig-Hallum in its fairness opinion. We have agreed to indemnify Craig-Hallum against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Craig-Hallum’s engagement and any related transactions. We have also agreed to negotiate in good faith the terms of additional compensation to Craig-Hallum in the event that the terms of Craig-Hallum’s engagement are modified after substantial completion of the analysis by Craig-Hallum in preparation of its opinion and such modifications require substantial additional analysis or other services by Craig-Hallum.

Related Party Transactions

Loan Agreements with K-5 Leisure Products, Inc. K-tel has a Line of Credit Agreement with K-5, the Company’s largest shareholder and an entity controlled by Philip Kives, the Chairman of the Board, President and Chief Executive Officer of K-tel. Under the terms of the agreement (the “K-5 Facility”), K-5 has agreed to make available up to $8,000,000 to K-tel on a revolving basis. The loan bears interest at a variable rate based upon the “base rate” of a nationally recognized lending institution (8.25% at June 30, 2006), expires July 20, 2008, and is subordinated to the Foothill loan (see below). The K-5 Facility contains the same covenants as the Foothill loan agreement. We have pledged the stock of our foreign subsidiaries as collateral for the loan, and the loan carries a subordinated position to the Foothill loan on all other assets of the Company. We had outstanding balances of $8,098,000 and $7,518,000 as of June 30, 2006 and 2005, respectively, under the K-5 Facility. At June 30, 2006, we obtained a waiver from K-5 for non-compliance under the covenants, limitations and restrictions of the credit agreement.

In addition, we have a second loan agreement with K-5, under which K-5 assumed the rights and obligations of Foothill Capital Corporation, the Company’s former banker, pursuant to an Assignment and Acceptance Agreement dated February 27, 2001. The loan assumed from Foothill, which has been extended through July 20, 2008, provides for a $10,000,000 credit facility consisting of a $4,000,000 term loan due upon expiration, and a $6,000,000 revolving

28

facility under which borrowings are limited to a percent of eligible receivables. Borrowings under the facility bear interest at a variable rate based on a “base rate” of a nationally recognized lending institution plus 1% (9.25% at June 30, 2006) and are collateralized by the assets of certain Company subsidiaries in the United States, including accounts receivable, inventories, equipment, music library and general intangibles. The loan agreement contains certain financial and other covenants or restrictions, including the maintenance of a minimum shareholders’ equity by K-tel, limitations on capital expenditures, restrictions on music library acquisitions, limitations on other indebtedness and restrictions on dividends paid by K-tel. As of June 30, 2006 and June 30, 2005, we had $4,000,000 outstanding under the term loan and there were no borrowings under the revolving facility. At June 30, 2006, we obtained a waiver from K-5 for its non-compliance under the covenants, limitations and restrictions of the credit agreement.

Other Transactions with K-5 Leisure Products, Inc. The Company purchased approximately $61,000 in the year ended June 30, 2006, $400,000 in the year ended June 30, 2005 and $502,000 in the year ended June 30, 2004 of music entertainment and consumer convenience products from K-5, which represented 3.0%, 16.0% and 17.1% of cost of goods sold, respectively. There were trade payables to K-5 of $2,000 at June 30, 2006, $398,000 at June 30, 2005, and $390,000 at June 30, 2004, or 0.2%, 23.1% and 27.2% of K-tel’s total trade payables, respectively.

The Company had no sales of products to K-5 during fiscal years 2006, 2005, and 2004. There was no balance receivable from K-5 at June 30, 2006. There was a balance receivable of $129,000 at June 30, 2005 and $113,000 at June 30, 2004. No interest was charged on the related outstanding balances during fiscal years 2006, 2005 and 2004.

K-tel International, Ltd. Management Fees. During the fiscal years ended June 30, 2006, 2005 and 2004, we paid approximately $68,000 in annual management fees to K-tel International, Ltd. for services provided to the K-tel International, Inc. companies. Mr. Kives is the President, Secretary and sole director of K-tel International, Ltd. These management fees include payment for general management services provided by Mr. Kives and other employees of K-tel International, Ltd. to the Company.

General. All future transactions between the Company, its officers, directors and principal shareholders and its affiliates will be approved by the audit committee of the Company’s board of directors.

Shareholder Approval

The Transaction has been approved by the Board. No vote of the Company’s shareholders is required to effectuate the Transaction. Pursuant to Section 302A.402 of the MBCA, the Company may effect a share division or combination by action of the Board alone, without shareholder approval, so long as (i) the rights or preferences of the holders of outstanding shares of any class or series will not be adversely affected and (ii) the percentage of authorized shares of any class or series remaining unissued after the division or combination will not exceed the percentage of authorized shares of that class or series that were unissued before the division or combination. For purposes of the requirement set forth in paragraph (ii), the MBCA provides that any increase in the percentage of authorized Common Stock remaining

29

unissued arising solely from the Company’s cancellation of fractional shares in accordance with Section 302A.423 of the MBCA will be disregarded. In addition, Section 302A.423 of the MBCA provides that a corporation shall not pay money for fractional shares if that action would result in the cancellation of more than 20% of the outstanding shares of a class or series. Based upon our review of our list of shareholders of record furnished to us by American Stock Transfer, our transfer agent, as well as an analysis we have conducted taking into account information furnished to us by ADP Investor Communication Services concerning shareholders who beneficially own their stock in street name, referred to as non-objecting beneficial owners and objecting beneficial owners, we have determined that the Reverse Split will not result in the cancellation of more than 20% of the outstanding shares of any class or series. In the event the Reverse Split would result in more than 20% of our Common Stock being cancelled, which is not permitted by Minnesota law, we will take action to suspend or withdraw the Reverse Split and subsequent Forward Split. In such event, it is our intent to take all action necessary to reduce the number of shares that would be cancelled and receive a cash payment in lieu of a fractional share to comply with the MBCA, including, but not limited to, adjusting the split ratios used in the Reverse Split and Forward Split and/or taking corporate action to obtain shareholder approval of the proposed split transactions.

The articles of amendment to our Articles of Incorporation to be filed in connection with the Transaction will contain a statement that the amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares of any class or series that remains unissued after the combination or division exceeding the percentage of authorized shares of that class or series that were unissued before the combination or division.

Appraisal Rights

No appraisal rights are available to any shareholder under either the MBCA or our Restated Articles of Incorporation, as amended.

Access Rights

We have made no provision in connection with the Transaction to grant our unaffiliated shareholders access to our corporate files or to obtain counsel or appraisal services at our expense.

Source and Amount of Funds

The following is an estimate of the costs that we have incurred or expect to incur in connection with the Transaction. This estimate does not include the cost of the aggregate cash payment to shareholders holding fewer than 5,000 shares of Common Stock, which we estimate will be approximately $135,000. Final costs of the transaction may be more or less than the estimates shown below. We may be required to borrow money under the K-5 credit facility to finance all or a portion of the costs of the Transaction.

Legal fees	$60,000
Transfer and exchange agent fees	$39,500
Printing and mailing costs	$16,000

30

SEC filing fees	$27
Accounting fees	$5,000
Investment bank fees	$60,000
Shareholder list fees	$1,800
Miscellaneous	$7,673
Total	$190,000

31

FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION

Summarized below are certain material federal income tax consequences to the Company and our shareholders resulting from the Transaction. This summary is based upon United States federal income tax law, as currently in effect, which is subject to differing interpretations or change, possibly on a retroactive basis. This summary addresses only those shareholders who have held their shares as capital assets. This summary does not discuss all aspects of federal income taxation that may be important to shareholders in light of their individual circumstances. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that each shareholder is a United States citizen and has held, and will hold, shares of Common Stock as capital assets under the Internal Revenue Code of 1986, as amended. Each shareholder should consult its tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of their specific circumstances.

Tax Consequences to the Company

We believe that the Transaction will be treated as a tax-free “recapitalization” for federal income tax purposes and, accordingly, it should not result in any material federal income tax consequences to the Company. We will not apply for any ruling from the Internal Revenue Service, nor will we receive an opinion of counsel with respect to the tax consequences of the Transaction.

Tax Consequences to Shareholders Who Do Not Receive Cash for Fractional Shares

A shareholder who receives no cash payment as a result of the Transaction, but continues to hold shares of our Common Stock directly immediately after the Transaction, will not recognize any gain or loss for United States federal income tax purposes. The aggregate adjusted tax basis of the shares held immediately after the Transaction will equal the aggregate adjusted tax basis of the shares held immediately prior to the Transaction, and the holding period of the shares will be the same as immediately prior to the Transaction.

Tax Consequences to Shareholders Whose Entire Interest in our Common Stock, Both Directly and Indirectly, is Terminated

A shareholder who receives a cash payment for a fractional share of our Common Stock as a result of the Transaction and does not continue to hold our shares directly, or indirectly by virtue of being related to a person who continues to hold share of our Common Stock directly, immediately after the Transaction, will recognize capital gain or loss, for United States federal income tax purposes, equal to the difference between the cash received for the Common Stock and the aggregate adjusted tax basis in such stock.

Tax Consequences to Shareholders Whose Entire Interest in our Common Stock, Directly but Not Indirectly, is Terminated

A shareholder that receives cash for a fractional share as a result of the Transaction, but is treated as a continuing shareholder by virtue of being related to a person who continues to hold our shares directly immediately after the Transaction, will recognize capital gain or loss in the same manner as set forth in the previous paragraph, provided that the receipt of cash either (1) is

32

“not essentially equivalent to a dividend,” or (2) constitutes a “substantially disproportionate redemption of stock,” as described below.

(1)           Not Essentially Equivalent to a Dividend. The receipt of cash is “not essentially equivalent to a dividend” if the reduction in the shareholder’s proportionate interest in us resulting from the Transaction (taking into account for this purpose the stock owned by persons to whom the shareholder is related) is considered a “meaningful reduction” given the shareholder’s particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will satisfy this test.

(2)           Substantially Disproportionate Redemption of Stock. The receipt of cash in the Transaction will be a “substantially disproportionate redemption of stock” if (a) the shareholder owns less than 50% of the total combined voting power of all classes of stock entitled to vote, and (b) the percentage of our voting stock owned by the shareholder (and by persons to whom the shareholder is related) immediately after the Transaction is less than 80% of the percentage of shares of voting stock owned by the shareholder immediately before the Transaction.

In applying the foregoing “Not Essentially Equivalent to a Dividend” and “Substantially Disproportionate Redemption of Stock” tests, the shareholder will be treated as owning shares of Common Stock actually or constructively owned by certain individuals and entities related to the shareholder. If the receipt of cash in exchange for a fractional share is not treated as capital gain or loss under either of the tests, it will be treated first as ordinary dividend income to the extent of the shareholder’s ratable share of our current and accumulated earnings and profits, then as a tax-free return of capital to the extent of the shareholder’s aggregate adjusted tax basis in the shares, and any remaining amount will be treated as capital gain. Capital gain or loss recognized will be long-term if the shareholder’s holding period with respect to the stock surrendered is more than one year at the time of the Transaction. The deductibility of capital loss is subject to limitations. In the case of a shareholder who is an individual, long-term capital gain and dividend income should generally be subject to United Stated federal income tax at a maximum rate of 15%.

The foregoing discussion summarizing certain federal income tax consequences does not refer to the particular facts and circumstances of any specific shareholder. Shareholders are urged to consult their own tax advisors for more specific and definitive advice as to the federal income tax consequences to them of the Transaction, as well as advice as to the application and effect of state, local and foreign income and other tax laws.

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FINANCIAL AND OTHER INFORMATION

Historical Financial Information

Our historical financial information is located at “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Item 8—Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the year ended June 30, 2006, which is included as Exhibit A to this Disclosure Document and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, which is included as Exhibit B to this Disclosure Document. Our ratios of earnings to fixed charges for the last two fiscal years and for the quarter ended September 30, 2006 are shown below in thousands:

Period	Earnings	Fixed Charges	Ratio
Year ended June 30, 2005	$(66)	630	(.10	)(1)
Year ended June 30, 2006	$(400)	800	(.50	)(1)
Quarter ended September 30, 2006	$(116)	239	(.49	)(1)

(1)   The deficiency of $66 for the year ended June 30, 2005, $400 for the year ended June 30, 2006 and $116 for the quarter ended September 30, 2006 have resulted from operations not generating sufficient earnings to cover the fixed charges and the Company has relied on financing from K-5 to meet its cash flow requirements.

Pro Forma Financial Information

Our pro forma ratios of earnings to fixed charges for the fiscal year ended June 30, 2006 and for quarter ended September 30, 2006 have been prepared to give effect to the Transaction as if the Transaction had occurred at the beginning of the period indicated and are shown below in thousands:

Period	Earnings	Fixed Charges	Ratio
Year ended June 30, 2006	$(556)	800	(.70	)(1)
Quarter ended September 30, 2006	$(262)	239	(1.10	)(1)

(1)  The deficiency of $556 for year ended June 30, 2006 and $262 for quarter ended September 30, 2006 have resulted from operations not generating sufficient earnings to cover the fixed charges and the Company has relied on financing from K-5 to meet its cash flow requirements.

The following pro forma financial information as of September 30, 2006, for the three months ended September 30, 2006, and as of June 30, 2006 and for the year ended June 30, 2006 have been prepared to give effect to the Transaction as if the Transaction had occurred on the date or at the beginning of the period indicated.

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K-TEL INTERNATIONAL, INC. AND SUBSIDIARIES

COMPARATIVE CONSOLIDATED BALANCE SHEET - UNAUDITED

THREE MONTHS ENDED SEPTEMBER, 30, 2006

(in thousands)

	As Reported	Pro Forma	Pro Forma
	9/30/2006	Adjustments (1)	9/30/2006

ASSETS

Current assets:
Cash and cash equivalents	$1,470	$(281)	$1,189
Accounts receivable, net of allowance for doubtful accounts of $2 at September 30 and June 30	632	—	632
Inventories	452	—	452
Royalty advances	7	—	7
Prepaid expenses and other	157	—	157
Total current assets	2,718	(281)	2,437

Property and equipment, net of accumulated depreciation and amortization of $317 at September 30 and $306 at June 30	53	—	53

Owned catalog masters, net of accumulated amortization of $3,317 at September 30 and $3,277 at June 30	299	—	299

	$3,070	$(281)	$2,789

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Notes payable to affiliate and other	$12,399	$—	$12,399
Accounts payable	967	—	967
Accrued royalties	1,872	—	1,872
Reserve for returns	109	—	109
Net liabilities of discontinued operations	31	—	31
Total current liabilities	15,378	—	15,378

Shareholders’ deficit:
Common stock – 50,000,000 shares authorized; par value $.01; 13,653,738 issued and outstanding at September 30 and June 30	136	(22)	114
Additional paid-in capital	21,292	(113)	21,179
Accumulated deficit	(33,489)	(146)	(33,635)
Accumulated other comprehensive loss	(247)	—	(247)
Total shareholders’ deficit	(12,308)	(281)	(12,589)

	$3,070	$(281)	$2,789
Book value per share – basic and diluted	$(.90)	$(.20)	$(1.10)

Shares used in calculation of book value per share:
Basic and Diluted	13,654	(2,160)	11,494

(1) The pro forma adjustments provide for the payment of $135,000 for the anticipated 2,160,000 pre-split shares to be cashed out as a result of the Transaction, and the inclusion of $145,500 of transactions costs that had not been recognized at September 30, 2006. A total of $44,500 in legal and valuation fees had been billed and are included in the historical financial statements

35

K-TEL INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – UNAUDITED

THREE MONTHS ENDED SEPTEMBER 30, 2006

(in thousands - except per share data)

	As Reported	Pro Forma	Pro Forma
	9/30/2006	Adjustments (1)	9/30/2006

Net sales	$888	$—	$888
Costs and expenses:
Cost of goods sold	287	—	287
Advertising	63	—	63
Selling, general and administrative	650	146	796
Total costs and expenses	1,000	146	1,146
Operating loss	(112)	(146)	(258)

Other expense:
Interest expense	(239)	—	(239)
Other	(4)	—	(4)
Total other expense	(243)	—	(243)

Loss from continuing operations	(355)	(146)	(501)

Loss from discontinued operations	—	—	—

Net loss	$(355)	$(146)	$(501)

Loss per share - basic and diluted:
Continuing operations	$(.03)	$(.01)	$(.04)
Discontinued operations	—	—	—
Net loss	$(.03)	$(.01)	$(.04)

Shares used in calculation of loss per share:
Basic and Diluted	13,654	(2,160)	11,494

Comprehensive loss:
Net loss	$(355)	$(146)	$(501)
Translation adjustment	29	—	29
Comprehensive loss	$(326)	$(146)	$(472)

(1)   The pro forma adjustments provide for the payment of $135,000 for the anticipated 2,160,000 pre-split shares to be cashed out as a result of the Transaction, and the inclusion of $145,500 of transactions costs that had not been recognized at September 30, 2006. A total of $44,500 in legal and valuation fees had been billed and are included in the historical financial statements

36

K-TEL INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS – UNAUDITED

THREE MONTHS ENDED SEPTEMBER 30, 2006

(in thousands)

	As Reported 9/30/2006	Pro Forma Adjustments (1)	Pro Forma 9/30/2006

Operating activities:
Net loss	$(355)	$(146)	$(501)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	45	—	45
Changes in operating assets and liabilities:
Accounts receivable, net	(12)	—	(12)
Inventories	(53)	—	(53)
Royalty advances	2	—	2
Prepaid expenses	38	—	38
Accounts payable	(251)	—	(251)
Accrued royalties	68	—	68
Reserve for returns	(17)	—	(17)
Cash used in operating activities	(535)	(146)	(681)

Investing activities:
Purchases of property and equipment	(3)	—	(3)
Cash used in investing activities	(3)	—	(3)

Financing activities:
Borrowings on notes payable	915	—	915
Payments on notes payable	(614)	—	(614)
Purchase of stock in reverse split	—	(135)	(135)
Cash provided by (used in) financing activities	301	(135)	166

Effect of exchange rates on cash	18	—	18

Net decrease in cash and cash equivalents	(219)	(281)	(500)

Cash and cash equivalents at beginning of period	1,689	—	1,689

Cash and cash equivalents at end of period	$1,470	$(281)	$1,189

(1)   The pro forma adjustments provide for the payment of $135,000 for the anticipated 2,160,000 pre-split shares to be cashed out as a result of the Transaction, and the inclusion of $145,500 of transactions costs that had not been recognized at September 30, 2006. A total of $44,500 in legal and valuation fees had been billed and are included in the historical financial statements.

37

K-TEL INTERNATIONAL, INC. AND SUBSIDIARIES

COMPARATIVE CONSOLIDATED BALANCE SHEET - UNAUDITED

FISCAL YEAR ENDED JUNE 30, 2006

(in thousands)

	As Reported	Pro Forma	Pro Forma
	6/30/2006	Adjustments (1)	6/30/2006

ASSETS

Current assets:
Cash and cash equivalents	$1,689	$(321)	$1,368
Accounts receivable, net of allowance for doubtful accounts of $2 at June 30	601	—	601
Inventories	390	—	390
Royalty advances	7	—	7
Prepaid expenses and other	194	—	194
Total current assets	2,881	(321)	2,560

Property and equipment, net of accumulated depreciation and amortization of $306 at June 30	55	—	55

Owned catalog masters, net of accumulated amortization of $3,277 at June 30	366	—	366

	$3,272	$(321)	$2,951

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Notes payable to affiliate and other	$12,098	$——	$12,098
Accounts payable	1,206	(30)	1,176
Accrued royalties	1,793	—	1,793
Reserve for returns	126	—	126
Net liabilities of discontinued operations	31	—	31
Total current liabilities	15,254	(30)	15,224

Shareholders’ deficit:
Common stock — 50,000,000 shares authorized; par value $.01; 13,653,738 issued and outstanding at June 30	136	(22)	114
Additional paid-in capital	21,292	(113)	21,179
Accumulated deficit	(33,134)	(156)	(33,290)
Accumulated other comprehensive loss	(276)	—	(276)
Total shareholders’ deficit	(11,982)	(291)	(12,273)

	$3,272	$(321)	$2,951

(1)   The pro forma adjustments provide for the payment of $135,000 for the anticipated 2,160,000 pre-split shares to be cashed out as a result of the Transaction, and the inclusion of $156,000 of transactions costs that had not been recognized at June 30, 2006. A total of $34,000 in legal and valuation fees had been billed and are included in the historical financial statements.

38

K-TEL INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – UNAUDITED

FISCAL YEAR ENDED JUNE 30, 2006

(in thousands - except per share data)

	As Reported	Pro Forma	Pro Forma
	6/30/2006	Adjustments (1)	6/30/2006

Net sales	$4,804	$—	$4,804

Costs and expenses:
Cost of goods sold	2,012	—	2,012
Advertising	209	—	209
Selling, general and administrative	3,008	156	3,164
Total costs and expenses	5,229	156	5,385
Operating loss	(425)	(156)	(581)

Other expense:
Interest expense	(800)	—	(800)
Other	25	—	25
Total other expense	(775)	—	(775)

Loss from continuing operations	(1,200)	(156)	(1,356)

Loss from discontinued operations	(11)	—	(11)
Net loss	$(1,211)	$(156)	$(1,367)

Loss per share - basic and diluted:
Continuing operations	$(.09)	$(.03)	$(.12)
Net loss	$(.09)	$(.03)	$(.12)

Shares used in calculation of loss per share:
Basic and Diluted	13,654	(2,160)	11,494

Comprehensive loss:
Net loss	$(1,211)	$(156)	$(1,367)
Unrealized pension cost	(239)	—	(239)
Translation adjustment	29	—	29
Comprehensive loss	$(1,421)	$(156)	$(1,577)

(1)   The pro forma adjustments provide for the payment of $135,000 for the anticipated 2,160,000 pre-split shares to be cashed out as a result of the Transaction, and the inclusion of $156,000 of transactions costs that had not been recognized at June 30, 2006. A total of $34,000 in legal and valuation fees had been billed and are included in the historical financial statements.

39

K-TEL INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS – UNAUDITED

FISCAL YEAR ENDED JUNE 30, 2006

(in thousands)

	As Reported 6/30/2006	Pro Forma Adjustments (1)	Pro Forma 6/30/2006

Operating activities:
Net loss	$(1,211)	$(156)	$(1,367)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	200	—	200
Discontinued operations	1	—	1
Changes in operating assets and liabilities:
Accounts receivable, net	1,441	—	1,441
Inventories	174	—	174
Royalty advances	9	—	9
Prepaid expenses	24	—	24
Accounts payable	(758)	(30)	(788)
Accrued royalties	26	—	26
Reserve for returns	(95)	—	(95)
Cash provided by (used in) operating activities	(189)	(186)	(375)

Investing activities:
Purchases of property and equipment	(8)	—	(8)
Cash used in investing activities	(8)	—	(8)

Financing activities:
Borrowings on notes payable	3,968	—	3,968
Payments on notes payable	(3,388)	—	(3,388)
Purchase of stock in reverse split	—	(135)	(135)
Cash provided by (used in) financing activities	580	(135)	445

Effect of exchange rates on cash	34	—	34

Net increase (decrease) in cash and cash equivalents	417	(321)	96

Cash and cash equivalents at beginning of period	1,272	—	1,272

Cash and cash equivalents at end of period	$1,689	$(321)	$1,368

Supplemental cash flow information
Cash paid for interest	$868	—	$868

(1)   The pro forma adjustments provide for the payment of $135,000 for the anticipated 2,160,000 pre-split shares to be cashed out as a result of the Transaction, and the inclusion of $156,000 of transactions costs that had not been recognized at June 30, 2006. A total of $34,000 in legal and valuation fees had been billed and are included in the historical financial statements.

40

Exhibit A:        K-tel International, Inc. Annual Report on Form 10-K for the fiscal year ended June 30, 2006.

Exhibit B:         K-tel International, Inc. Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006.

41

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(MARK ONE)

☒                              ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended June 30, 2006

OR

☐                                 TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                 to

Commission file number 1-07115

K-TEL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-0946588
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

2491 Xenium Lane North, Plymouth, Minnesota	55441
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (763) 559-5566

Securities registered pursuant to Section 12(b) of the Act:
None

Securities registered pursuant to Section 12(g) of the Act:
Common Stock, par value $0.01
(Title of class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.   Yes ☐      No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act.   Yes ☐      No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.   Yes ☐      No ☒

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.   ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer”  in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).   Yes ☐      No ☒

As of November 17, 2006, the aggregate market value of voting stock held by non-affiliates of the registrant based on the last sale price as reported by the Over-the-Counter Bulletin Board on such date was $211,189.

As of November 17, 2006, the registrant had 13,653,738 shares of Common Stock outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

None.

SAFE HARBOR STATEMENT UNDER THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements of a non-historical nature under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Form 10-K constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by the use of terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “should,” or “continue” or the negative thereof or other variations thereon or comparable terminology. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those results currently anticipated or projected. Such factors include, among other things, the following: changes in consumer purchasing; demand for and market acceptance of new and existing products; the impact from competition for recorded music; the outcome of legal proceedings; dependence on suppliers and distributors; success of marketing and promotion efforts; technological changes and difficulties; availability of financing; foreign currency variations; general economic, political and business conditions; and other matters. See “Risk Factors” in Item 1A for additional information.  We undertake no obligation to release publicly the result of any revisions to these forward-looking statements, except as required by law.

PART I

ITEM 1:                BUSINESS

K-tel International, Inc. (the “Company”, “K-tel” or the “registrant”) was incorporated in 1968 and currently has its corporate offices located in Plymouth, Minnesota. Through its operating subsidiaries, K-tel licenses its music catalog internationally and markets entertainment products mainly derived from its catalog through retail and direct response marketing channels in the United States and Europe. The Company has a focused method of distribution that targets the strengths of selected individual retailers and supplies products suited to each retailer’s needs. These products are derived mainly from the Company’s master recordings music catalog with the objective of realizing more competitive profit margins. K-tel seeks to license its name and trademarks to other companies.  Licenses are granted for a royalty or fee, with no cost to the Company.

Description of Businesses

Music Licensing and Sales

K-tel’s primary activity is licensing music to other record companies and to other segments of the entertainment industry. K-tel owns a proprietary master music catalog of approximately 6,000 titles consisting of original recordings and re-recordings of music from the 1950’s through today. The Company licenses the rights to its master recordings to third parties worldwide for use in albums.  The Company also licenses its master recordings for films, television programs, commercials and electronic downloads to various media formats, for either a flat fee or a royalty based on the number of units sold. Licensing of its proprietary music rights to third parties has historically been an important revenue source for K-tel.

The Company also markets and distributes pre-recorded compact discs utilizing the Company’s master recordings in its music catalog. Customers include retailers, wholesalers and rack service distributors. These products are also sold through subsidiaries and licensees in the United States, United Kingdom and elsewhere in Europe. The principal entertainment products that K-tel markets and sells consist primarily of pre-recorded thematic music packages in a compilation format featuring various artists. These thematic music selections, which cover nearly all music genres, are targeted at a variety of age groups. K-tel provides marketing support for its music sales through cooperative advertising with retailers, print media, radio and television advertising, and in-store promotions and displays.

One customer, I Tunes, accounted for approximately 15.2% of K-tel’s revenue for the year ended June 30, 2006. The loss of, or a substantial reduction in, business from this customer could have a material adverse effect on the Company.

K-tel delivers music products through licensing its master music catalog to other music companies, through electronic downloads of the Company’s master music catalog and sales of CDs through traditional wholesale and retail distribution channels. Digital music distribution provides both significant risks and opportunities for K-tel. The risks include K-tel’s uncertain ability to compete with other music companies from a marketing and technological standpoint. The Company believes there are additional opportunities to license its owned library of master recordings and is pursuing alternative licensing and distribution opportunities.

The Company’s ability to continue its present operations and implement future expansion plans successfully is contingent mainly upon its ability to maintain its line of credit arrangements with K-5 Leisure Products, Inc., the Company’s largest shareholder which is controlled by Philip Kives, the Chairman of the Board, President and Chief Executive Officer of K-tel (see Note 3 to the consolidated financial statements), increase its revenues and profit margins, and ultimately attain and sustain profitable operations. Without increased revenues and sustained profitability, the cash generated from the Company’s current operations will likely be inadequate to fund operations and service the Company’s indebtedness on an ongoing basis. Management is focusing its efforts on music licensing and music distribution. However, there can be no assurance that the Company will achieve profitable operations through these efforts or be able to continue operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Competition

The music business is highly competitive.  K-tels competitors include national and regional companies; certain of these competitors (Sony BMG Corp., Time Warner, Inc. and EMI) dominate the market for licensing and pre-recorded music. K-tel does not have the financial resources, nor does it have the depth or breadth of catalog, distribution capabilities or current repertoire of these companies. K-tel’s ability to compete in the future depends upon a number of factors, including its ability to:

•                  obtain licenses with independent music labels and manufacturers;

•                  expand the customer base for the Company’s master music catalog for digital downloads; and

•                  build upon and maintain its reputation for  licensing,  producing, marketing and distributing high quality music.

The major pre-recorded music companies, either directly or through subsidiaries, now manufacture and distribute pre-recorded music compilations in direct competition with K-tel’s music compilation products. With this competition, the Company relies on its own Dominion master music catalog for the production of music compilations.

Intellectual Property

The Company believes that the K-tel® name and mark are well recognized and are therefore valuable assets of the Company. The Company pursues the registration of its trademarks and service marks in the U.S. and internationally. Effective trademark, service mark and copyright protection may not be available in every country in which the Company’s products and services are made available. Federal and state trademark registrations continue indefinitely, so long as the trademarks are in use and periodic renewals and other required filings are made.

The Company regards its copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights. K-tel believes strongly in protecting its intellectual property and will seek protection for new products and marks whenever the Company believes it is advisable. K-tel cannot assure you that any trademarks held by it will be valid, enforceable or otherwise of value to the Company in relation to its competitors or the market in general, or that any trademark for which it has applied or may apply will be granted.

In addition to trademark protection, the Company generally obtains copyrights in music works, compilations and sound recordings.

Employees

On June 30, 2006, K-tel employed 10 full time and 3 part time people worldwide.

Financial and Geographic Information

For financial information about the Company’s business segment and geographic area operations for each of the three fiscal years ended June 30, 2006 (see Note 9 to the consolidated financial statements).

ITEM 1A:             RISK FACTORS

The following are certain risk factors that could affect the Company’s business, financial condition, operation results and cash flows.  These risk factors should be considered in connection with evaluating the forward-looking statements contained in this Annual Report on Form 10-K because these risk factors could cause actual results to differ materially from those expressed in any forward-looking statement.  The risks highlighted below are not the only ones the Company  faces.  If any of these events actually occur, the Company’s business, financial condition, operating results or cash flows could be negatively affected.  The Company cautions you to keep in mind these risk factors and to refrain from attributing undue certainty to any forward-looking statements, which speak only as of the date of this report.

Continuing losses could affect the Company’s ability to obtain additional working capital.

The Company has incurred losses in recent fiscal years and expects to continue incurring losses for the foreseeable future. Continuation of the Company’s operations will require additional working capital and continued access to financing to meet working capital requirements and develop new business opportunities which may not be available on acceptable terms or at all.

In addition, the report of the Company’s independent registered public accounting firm for fiscal year 2006 includes an explanatory paragraph expressing doubt about the Company’s ability to continue as a going concern.

The level of the Company’s indebtedness could adversely affect financial condition.

The Company has primarily funded its recent operations through secured loans from K-5 Leisure Products, Inc. (“K-5”), the Company’s largest shareholder which is controlled by Philip Kives, the Chairman of the Board, President and Chief Executive Officer of K-tel.  Although K-5 continues to advance funds sufficient to meet the Company’s needs at this time, there can be no assurance that K-5 will continue to advance funds sufficient to meet the Company’s needs or that the Company will be able to obtain additional financing upon favorable terms or at all when required.

A substantial portion of total net sales are from a small group of customers. A reduction in sales to any of these customers could have a material adverse effect on net sales and profitability.

The Company believes that sales to a small group of customers will continue to represent a significant percentage of total net sales. Substantially all of the products the Company distributes to these customers are supplied on a non-exclusive basis under arrangements that may be cancelled without cause and upon short notice, and retail customers generally are not required to make minimum purchases. If the Company is unable to continue to sell products to this select group of customers or is unable to maintain sales to these customers at current levels and cannot find other customers to replace these sales, there would be an adverse impact on net sales and profitability. There can be no assurance that the Company will continue to recognize a significant amount of revenue from sales to any specific customer.

The Company may not have the resources necessary to successfully compete in the music industry.

The music business is highly competitive and dominated by several major record companies that have greater financial resources than the Company and have a larger depth and breadth of catalog, distribution capabilities and current repertoire than the Company, making it difficult to compete in this market.    The major pre-recorded music companies, either directly or through subsidiaries, now manufacture or distribute pre-recorded music compilations in direct competition with the Company’s music compilation products.

Technology developments may adversely affect net sales, margins and results of operations.

Home entertainment products have traditionally been marketed and delivered on a physical delivery basis. If, in the future, these products are increasingly marketed and delivered through technology transfers, such as electronic downloading through the Internet or similar delivery methods, then the Company’s retail and wholesale distribution business could be negatively impacted. As electronic downloading grows through Internet retailers, competition between suppliers to electronic retailers in traditional ways will intensify and likely negatively impact net sales and margins. If the Company is unable to develop the necessary vendor and customer relationships to facilitate additional electronic downloading or if the terms of these arrangements differ from those related to physical product sales the Company’s business may be materially harmed.

Increased counterfeiting or piracy may negatively affect the demand for entertainment products.

The recorded music industry has been adversely affected by counterfeiting of CDs and DVDs and also by websites and technologies that allow consumers to illegally download and access music.  Increased proliferation of these alternative access methods could impair the Company’s ability to generate sales.

The Company may not be able to successfully protect its intellectual property rights.

The Company regards its copyrights, service marks, trademarks, and similar intellectual property critical to its success, and relies on trademark and copyright law to protect the intellectual property the Company licenses.  Infringement on the Company’s intellectual property may lead to litigation to protect the Company’s intellectual property rights which could result in substantial costs and diversion of resources and could have a material effect on the Company’s business.

Product returns or inventory obsolescence could reduce sales and profitability or negatively impact liquidity.

The Company maintains a significant investment in product inventory. Like other companies operating in the music industry, product returns from retail customers are significant when expressed as a percentage of revenues.  Weakening market conditions could lead to increased product returns, increasing the Company’s inventory and increasing the need for higher obsolescence reserve.  Adverse financial conditions could cause a significant decline in the value and marketability of products, possibly making it difficult to recover initial product acquisition costs. Under such circumstances, the Company’s business, financial condition, operating results and cash flows, could be adversely affected. The Company maintains a sales return reserve based on historical product line experience rates. The Company can not assure that reserves will be adequate to cover potential returns.

If the Company is unable to successfully remediate the material weaknesses in its internal controls, the Company’s ability to report its financial results on a timely and accurate basis may be adversely affected.

The Company has reported material weaknesses and the actions taken to address them.  Such remediation may not prove effective.  Further, should any material weaknesses develop, there are no assurances that the Company will be able to remediate them in a manner satisfactory to outside parties.  This could result in the Company not being able to report its financial results on a timely basis, harm our operating results, or result in material misstatements in our financial statements.  In addition, the Company may be unable to have its internal controls over financial reporting attested to by our independent registered public accounting firm when required.

ITEM 1B:             UNRESOLVED STAFF COMMENTS

None

ITEM 2:                PROPERTIES

K-tel’s corporate offices and U.S. operations are located in leased facilities in Plymouth, a suburb of Minneapolis, Minnesota, consisting of approximately 3,000 square feet of office space and approximately 4,500 square feet of warehouse. K-tel’s foreign subsidiaries lease a total of approximately 1,350 square feet of office space.   See Note 6 to the consolidated financial statements for a summary of the lease agreements.

ITEM 3:                LEGAL PROCEEDINGS

K-tel International, Inc. vs. Tristar Products, Inc.

On March 14, 2000, K-tel and its subsidiary in Germany commenced an action in U.S. District Court for the District of Minnesota for breach of express and implied warranties against Tristar Products, Inc. This action arose out of Tristar’s sale to K-tel of a defective home exercise product called the “BunBlaster” for resale in Germany, Austria and Switzerland. By written contract, Tristar agreed to indemnify K-tel for injuries and damages arising out of the resale of those goods.

On April 30, 2001, Tristar asserted a patent and trademark/ trade-dress counterclaim against K-tel for allegedly passing off a product called the “K-tel Hook and Hang” while allegedly a distributor of the original patented Tristar Hook and Hang product. The Company denied the allegation because it never was a distributor of this or any similar product.

On December 30, 2004, a Mutual General Release and Settlement Agreement was signed by K-tel and Tristar,  whereby both companies agreed to mutual releases and Tristar agreed to pay K-tel $350,000.  The payment of $350,000 was received on February 18, 2005.

Other Litigation and Disputes

K-tel and its subsidiaries are also involved in other legal proceedings in the ordinary course of their business. With all litigation matters, management considers the likelihood of loss based on the facts and circumstances. If management determines that a loss is probable and the amount of loss can be reasonably estimated, such amount is recorded as a liability. Although the outcome of any such legal proceedings cannot be predicted, in the opinion of management there is currently no legal proceeding pending or asserted against or involving K-tel for which the outcome is likely to have a material adverse effect on the consolidated financial position or results of operations of K-tel.

Subsidiary’s Liquidation

In November 2000, the Company’s consumer products subsidiary in the United Kingdom, K-tel Marketing Ltd., ceased operations and began voluntary liquidation proceedings. At the initial meeting of the creditors on November 24, 2000, the creditors voted for the liquidation to become a creditors’ liquidation under English law. The Company has not been informed by the liquidators or their counsel of any plan to attempt to hold it or any of its subsidiaries liable for any of the commitments of K-tel Marketing Ltd. Management believes the Company will have no ongoing material liability related to K-tel Marketing Ltd. as a result of the liquidation proceeding. As the only secured creditor, the Company received distributions of approximately $138,000 on March 1, 2004 and $76,000 on May 14, 2004.

In June 2004, the Company received funds for the sale of assets and the collections of accounts receivables related to the March 2001 bankruptcy of K-tel International (USA), Inc., the Company’s music distribution subsidiary in the United States. The Company received approximately $220,000 for assets sold by a third party and received approximately $113,000 in account receivable collections.

ITEM 4:                   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of K-tel’s security holders during the fourth quarter of fiscal 2006.

Executive officers of the registrant

Each of our Company’s executive officers is appointed to serve until his or her successor is duly appointed or his or her earlier removal or resignation from office.

The following table sets forth certain information with respect to the executive officers of K-tel at November 22, 2006.

Name of Officer	Age	Positions and Offices Held
Philip Kives	77	Chairman of the Board, Chief Executive Officer, President and Director
Kimmy Lockwood	50	Controller, Principal Financial Officer and Principal Accounting Officer

Philip Kives, age 77, has held various offices and/or managerial positions with K-tel for more than thirty-five years. Mr. Kives is currently the Company’s Chairman of the Board, Chief Executive Officer, President and Director.

Kimmy Lockwood, age 50, served as the Company’s Controller from 1997 until July 2005, and from July 2006 until present.  From July 2005 to July 2006, Ms. Lockwood was Assistant Controller for Heritage Development, Inc., a land development company based in Little Canada, Minnesota.  She was appointed Principal Financial Officer and Principal Accounting Officer in September 2006.

PART II

ITEM 5:	MARKET FOR REGISTRANT’S COMMON STOCK, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

On November 13, 2006, there were 1,388 record holders of K-tel’s common stock and 13,653,738 shares outstanding. The Company’s common stock is traded on the Over-the-Counter Bulletin Board under the symbol “KTEL”.

The following table shows the range of high and low closing prices per share of K-tel’s common stock for the fiscal year periods indicated. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

	2006		2005
	High	Low	High	Low
1st Quarter	$.08	$.04	$.15	$.10
2nd Quarter	$.04	$.03	$.12	$.10
3rd Quarter	$.03	$.02	$.13	$.08
4th Quarter	$.06	$.02	$.10	$.06

No cash dividends were declared on K-tel’s common stock during fiscal year 2006 or 2005 and K-tel does not expect to pay cash dividends in the foreseeable future. The declaration or payment by K-tel of dividends, if any, on its common stock in the future is subject to the discretion of the Board of Directors and will depend on K-tel’s earnings, financial condition, capital requirements and other relevant factors. The declaration or payment by K-tel of dividends is also subject to the terms of its credit facility.

Equity Compensation Plan Information

The following table provides information as of June 30, 2006 with respect to compensation plans under which the Company’s equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	46,000	(1)	$5.51	2,951,778	(2)
Equity compensation plans not approved by security holders	2,182,939	(3)	$0.08	—
Total	2,228,939		$0.19	2,951,778

(1)             Consists of 46,000 shares issuable pursuant to options granted under the Company’s 1997 Stock Option Plan.

(2)             Represents shares of common stock remaining available for future issuance under the Company’s 1997 Stock Option Plan, as amended.

(3)             Includes non-qualified stock options to purchase 95,000 shares of  common stock issued outside the Company’s 1997 Stock Option Plan to each of Jay William Smalley, Richard R. Marklund and Wesley C. Hayne in connection with such non-employee directors’ appointment to the Company’s Compensation/ Stock Option Committee and a non-qualified stock option to purchase 15,000 shares of common stock issued outside the Company’s 1997 Stock Option Plan to Jay William Smalley in consideration of his past and continued service on the Company’s board of directors. See “Director Compensation” in Item 11. Includes an aggregate of 1,882,939 shares of common stock issued pursuant to a stock option exchange program approved on March 18, 2003 by a committee of the Company’s board of directors comprised solely of independent directors. Under the program, three optionees agreed to the cancellation of previously awarded options under the Company’s 1997 Stock Option Plan and the Company agreed to issue options to purchase an equal number of shares outside the Company’s stock option plan not earlier than six months and one day after the date of cancellation of the previously awarded options, such options to be issued at an exercise price per share equal to the then fair market value of the Company’s common stock and to expire ten years after the new date of grant. On November 18, 2003, the replacements options were issued at a price per share of $.08. There was no compensation expense recognized as a result of this exchange.

ITEM 6:                SELECTED FINANCIAL DATA

The following summary of consolidated operations and certain balance sheet information includes the consolidated results of operations of K-tel and its subsidiaries as of and for each of the five years in the period ended June 30, 2006. This summary should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this report. All share and per share amounts are based on the weighted average shares issued. All amounts are in thousands of dollars, except per share data.

	2006	2005	2004	2003	2002
Net sales	$4,804	$6,041	$6,679	$7,234	$6,891
Operating income (loss)	$(425)	$(90)	$(33)	$149	$(46)
Income (loss) from discontinued operations(1)	$(11)	$151	$(52)	$(581)	$(180)
Extraordinary item(2)	$—	$—	$347	$—	$894
Net income (loss)	$(1,211)	$(457)	$(87)	$(892)	$300
Net loss per share:
Continuing operations	$(.09)	$(.04)	$(.03)	$(.02)	$(.03)
Total assets	$3,272	$4,695	$4,496	$5,301	$4,610

(1)             The income (loss) from discontinued operations reflects the operations of the Company’s consumer products business, net of any income taxes allocated to it. The Company discontinued its consumer products operations in Germany in June 2000, in the United Kingdom in November 2000, and in the United States in January 2001. The income in fiscal 2005 also includes the $350,000 lawsuit settlement received from Tristar that had originated in the discontinued consumer products business.

(2)             The extraordinary items reflect activity related to subsidiary liquidations and are shown net of any income taxes allocated to them.  The activity in fiscal 2004 relates to distributions received from the liquidation of K-tel Marketing, Ltd. in the United Kingdom and proceeds from the sale of assets and collections on accounts receivable related K-tel International, (USA), Inc. that had filed for bankruptcy in March 2001. The extraordinary item in fiscal 2002 relates to the net liability that existed on K-tel Marketing, Ltd. when it filed for voluntary liquidation and was subsequently removed when the Company received assurances that it would not be held liable for any of K-tel Marketing, Ltd.’s debts.

ITEM 7:	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Through its operating subsidiary, Dominion Entertainment, Inc. (“Dominion”), K-tel licenses its master music catalog internationally and has entered into licensing agreements with several companies that offer electronic downloads via their internet sites of many of Dominion’s owned masters.  K-tel and Dominion have also entered into agreements with BCI to market and sell entertainment products derived from Dominion’s master music catalog under the K-tel logo in the United States and Canada.

Through another subsidiary, K-tel Entertainment, Inc., K-tel has a focused method of distribution that targets the strengths of selected individual retailers and supplies products suited to each retailer’s specific needs. These new products are primarily derived from the Company’s master recordings music catalog with the objective of realizing more competitive profit margins. The Company also seeks to license its name and marks to other businesses for a royalty or fee.

A.               RESULTS OF OPERATIONS

The following sections discuss the results of operations by business segment. See Note 9 to the consolidated financial statements for additional segment information. General corporate expenses of $510,000 in the year ended June 30, 2006, $656,000 in the year ended June 30, 2005 and $869,000 in the year ended June 30, 2004 have been allocated to the segments.

FISCAL 2006 VERSUS FISCAL 2005

Net sales for the year ended June 30, 2006 were $4,804,000, a decrease of 20.5% from fiscal 2005 sales of $6,041,000. This sales decrease was attributed to reduced domestic music revenue. The net loss for fiscal 2006 was $1,211,000 or $.09 per share, compared to a net loss of $457,000, or $.03 per share in fiscal 2005.

In fiscal 2005, the Company recorded and received $350,000 from the settlement of a lawsuit that involved the discontinued subsidiary, K-tel Consumer Products, Inc.

The following sections discuss the results of continuing operations by business segment.

BUSINESS SEGMENT RESULTS

Licensing

Licensing revenues were $2,748,000 for the year ended June 30, 2006 compared to $1,489,000 for the year ended June 30, 2005, an increase of 84.6%. The increase was primarily due to the increased domestic licensing revenue related to the Company’s licensing agreements with BCI and the agreements with companies that offer electronic downloads of the Dominion master music catalog via their internet sites.

Operating income in the licensing segment was $1,102,000 for the year ended June 30, 2006 and $326,000 for the year ended June 30, 2005, an increase of $776,000.

Music

Net sales in the music segment were $2,056,000 for the year ended June 30, 2006 compared to $4,552,000 for the year ended June 30, 2005, a decrease of 54.8%. The decrease was primarily due to decreased domestic music sales related to the Company’s transition from primarily a distribution business to a licensing business.

Cost of goods sold in the music segment decreased to $1,467,000 or 71.3% of net sales for the year ended June 30, 2006 compared to $2,422,000 or 53.2% of net sales for the year ended June 30, 2005, primarily due to the decrease in domestic music sales.  The segment’s advertising expenses, which consist primarily of co-operative advertising payments, trade advertising and promotions, increased to $209,000 for the year ended June 30, 2006 compared to $123,000 for the year ended June 30, 2005 due primarily to increased promotional programs in fiscal 2006 compared to fiscal 2005.

Selling, general and administrative expenses for the segment were $1,907,000 for the year ended June 30, 2006 compared to $2,423,000 for the year ended June 30, 2005.  The primary reason for the decrease was the efforts to reduce the Company’s overhead costs at the Company’s offices in the United States and the United Kingdom. The music segment incurred an operating loss of $1,527,000 for the year ended June 30, 2006 compared to an operating loss of $416,000 for the year ended June 30, 2005.

FISCAL 2005 VERSUS FISCAL 2004

Net sales for the year ended June 30, 2005 were $6,041,000, a decrease of 9.6% from fiscal 2004 sales of $6,679,000. This sales decrease was attributed to reduced licensing activity. The net loss for fiscal 2005 was $457,000, or $.03 per share, compared to a net loss of $87,000, or $.01 per share, in fiscal 2004.

In fiscal 2005, the Company recorded and received $350,000 from the settlement of a lawsuit that involved the discontinued subsidiary, K-tel Consumer Products, Inc.

In fiscal 2004 the Company received approximately $214,000 from the liquidation of K-tel Marketing LTD., the Company’s consumer products subsidiary in the United Kingdom, which ceased operations in November 2000, and approximately $333,000 from the sale of assets and account receivable collections related to the March 2001 bankruptcy of K-tel International, (USA), Inc., the Company’s music distribution subsidiary in the United States (see Note 1 to the consolidated financial statements).  The $547,000 of distributions were recorded as extraordinary items, net of income taxes.

The following sections discuss the results of continuing operations by business segment.

BUSINESS SEGMENT RESULTS

Licensing

Licensing revenues were $1,489,000 for the year ended June 30, 2005 compared to $1,916,000 for the year ended June 30, 2004, a decrease of 22.3%. Both domestic and European revenue decreased due primarily to the overall decrease in sales of the retail music business.  Operating income in the licensing segment was $326,000 for the year ended June 30, 2005 and $959,000 for the year ended June 30, 2004, a decrease of 66.1%.

Music

Net sales in the music segment were $4,552,000 for the year ended June 30, 2005 compared to $4,763,000 for the year ended June 30, 2004, a decrease of 4.4%. The decrease was primarily related to the discontinued sales of unprofitable budget music DVDs.

Cost of goods sold in the music segment decreased to 53.2% of net sales for the year ended June 30, 2005 compared to 67.6% of net sales for the year ended June 30, 2004, due primarily to the higher cost as a percentage of sales of the budget music DVDs which were discontinued in fiscal 2005. Advertising expenses within the segment, which consist primarily of co-operative advertising payments, trade advertising and promotions, increased to $123,000 for the year ended June 30, 2005 compared to $110,000 for the year ended June 30, 2004 due primarily to increased promotional programs in fiscal 2005 compared to fiscal 2004.

Selling, general and administrative expenses for the segment remained flat at $2,423,000 for the year ended June

30, 2005 compared to $2,424,000 for the year ended June 30, 2004. The music segment incurred an operating loss of $416,000 for the year ended June 30, 2005 compared to an operating loss of $992,000 for the year ended June 30, 2004.

CRITICAL ACCOUNTING POLICIES

Revenue Recognition - The Company derives its revenue mainly from two sources: license revenue from the licensing of Company-owned masters and the sale of music compilations (predominately compact discs) produced by the Company. License revenue is recognized when payment is received from customers or when known amounts are receivable, as prior to that date collection is not considered probable. Revenue from music sales is recognized at the time of shipment to the customer. Most music sales are made with a right of return of unsold goods. Estimated reserves for returns are established by management based upon historical experience and product mix and are subject to ongoing review and adjustment by the Company. These reserves are recorded at the time of sale and are reflected as a reduction in revenues. The Company’s reserve for returns was $126,000 at June 30, 2006 and $221,000 at June 30, 2005.

Rights to Use Music Product - Certain of the Company’s compilation products are master recordings under license from record companies and publishers. In most instances, minimum guarantees or non-refundable advances are required to obtain the licenses and are realized through future sales of the product. The amounts paid for minimum guarantees or non-refundable advances are capitalized and charged to expense as sales are made. The unrealized portion of guarantees and advances is included in royalty advances in the accompanying consolidated balance sheets. Licenses are subject to audit by licensors. When anticipated sales appear to be insufficient to fully recover the minimum guarantees or non-refundable advances, a provision against current operations is made for anticipated losses.

Royalties - The Company has entered into license agreements with various record companies and publishers under which it pays royalties on units sold. The Company accrues royalties using contractual rates and certain estimated rates on applicable units sold. The contractual royalty liability is computed quarterly and the accrued royalty balance is adjusted accordingly. The royalty agreements are subject to audit by licensors.

Inventory - The Company  records lower of cost or market adjustments for  inventory based upon estimated market prices to sell identified inventory items that are slow moving. The Company reviews this estimate quarterly and the estimate is adjusted accordingly.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” — an interpretation of FASB Statement No. 109, “Accounting for Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation requires that the Company recognize in the financial statements the impact of a tax position.  Recognition is allowed if the tax position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006 with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The adoption of this statement is not expected to have a material impact on the Company’s consolidated financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which replaced SFAS No. 123 and superseded APB 25. SFAS No. 123R addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for either equity instruments of the company or liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. Under SFAS No. 123R, companies will no longer be able to account for the share-based compensation transactions using the intrinsic method in accordance with APB 25 but will be required to account for such transactions using a fair-value method and recognize the expense in the consolidated statement of operations. SFAS No. 123R is effective beginning in the Company’s first quarter of fiscal year 2007. Under SFAS 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. The Company has begun, but has not completed, evaluating the impact of the adoption of SFAS 123R on its results of operations. In connection with evaluating the impact of SFAS 123R, the Company is considering the potential implementation of different valuation methods to determine the fair value of share-based compensation. The Company believes the adoption of SFAS 123R will not have a material impact on our results of operations, regardless of the valuation method used.

CONTRACTUAL OBLIGATIONS

The table below discloses a summary of the Company’s specified contractual obligations at June 30, 2006 (in thousands):

	Total	Under 1 Year	1-3 Years
Notes payable to affiliate and other	$12,098	$12,098	$—
Operating leases	161	46	115
Total	$12,259	$12,144	$115

B.               LIQUIDITY AND CAPITAL RESOURCES

K-tel has a Line of Credit Agreement with K-5 Leisure Products, Inc. (“K-5”), the Company’s largest shareholder and an entity controlled by Philip Kives, the Chairman of the Board, President and Chief Executive Officer of K-tel. Under the terms of the agreement (the “K-5 Facility”), K-5 has agreed to make available up to $8,000,000 to K-tel on a revolving basis. The loan bears interest at a variable rate based upon the “base rate” of a nationally recognized lending institution (8.25% at June 30, 2006), expires July 20, 2008, and is subordinated to the Foothill loan (see below). The K-5 Facility contains the same covenants as the Foothill loan agreement. K-tel has pledged the stock of its foreign subsidiaries as collateral for the loan, and the loan carries a subordinated position to the Foothill loan on all other assets of the Company. K-tel had outstanding balances of $8,098,000 and $7,518,000 as of June 30, 2006 and 2005, respectively, under the K-5 Facility. At June 30, 2006, K-tel obtained a waiver from K-5 for its non-compliance under the covenants, limitations and restrictions of the credit agreement.

In addition, K-tel has a second loan agreement with K-5, under which K-5 assumed rights and obligations under a loan from the Company’s former banker (Foothill Capital Corporation) pursuant to an Assignment and Acceptance Agreement dated February 27, 2001. This Foothill loan, which has been extended through July 20, 2008, provides for a $10,000,000 credit facility consisting of a $4,000,000 term loan due upon expiration, and a $6,000,000 revolving facility under which borrowings are limited to a percent of eligible receivables. Borrowings under the facility bear interest at a variable rate based on a “base rate” of a nationally recognized lending institution plus 1% (9.25% at June 30, 2006) and are collateralized by the assets of certain Company subsidiaries in the United States, including accounts receivable, inventories, equipment, music library and general intangibles. The loan agreement contains certain financial and other covenants or restrictions, including the maintenance of a minimum shareholders’ equity by K-tel, limitations on capital expenditures, restrictions on music library acquisitions, limitations on other indebtedness and restrictions on dividends paid by K-tel. As of June 30, 2006 and June 30, 2005, K-tel had $4,000,000 outstanding under the term loan and there were no borrowings under the revolving facility. At June 30, 2006, K-tel obtained a waiver from K-5 for its non-compliance under the covenants, limitations and restrictions of the credit agreement.

K-tel has primarily funded its recent operations through secured loans from K-5. Assuming K-5 continues to advance funds sufficient to meet the Company’s needs, management currently believes that K-tel has sufficient cash and borrowing capacity to ensure the Company will continue operations for the foreseeable future. Although K-5 continues to advance funds sufficient to meet the Company’s needs at this time, there can be no assurance that this will be adequate or continue in the future or that K-tel will be able to obtain additional financing upon favorable terms when required.

The Company’s ability to continue its present operations is contingent mainly upon its ability to maintain its line of credit arrangements with K-5, increase its revenues and profit margins, and ultimately attain and sustain profitable operations. Without increased revenues and sustained profitability, the cash generated from the Company’s current operations will likely be inadequate to fund operations and service the Company’s indebtedness on an ongoing basis. Management is focusing its efforts on music licensing and limited music distribution. However, there can be no assurance that the Company will achieve profitable operations through these efforts. In the event the Company is unable to fund its operations and implement its current business plan properly, it may be unable to continue operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

ITEM 7A:  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

K-tel is exposed to various market risks, including changes in interest rates and foreign currency exchange rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates and foreign currency exchange rates. K-tel does not enter into derivatives or other financial instruments for trading or speculative purposes.

K-tel’s exposure to market risk for changes in interest rates relates to K-tel’s short-term borrowings. K-tel’s short-term credit facilities carry a variable interest rate that does have an impact on future earnings and cash flows. At June 30, 2006, K-tel had variable rate debt of $12,098,000. If the interest rate were to change 100 basis points, or 1%, while K-tel was borrowing at this level under the credit facilities, annual interest expense would change by approximately $121,000.

Approximately 45.1% of K-tel’s revenues during the year ended June 30, 2006 were derived from operations in Europe. The results of operations and financial position of K-tel’s operations in Europe were principally measured in their respective currencies and translated into U.S. dollars. The effect of foreign currency fluctuations in these European countries is somewhat mitigated by the fact that expenses are generally incurred in the same currencies in which the revenue is generated.

The reported income of these subsidiaries will be higher or lower depending on the weakening or strengthening of the U.S. dollar against the respective foreign currency. If the U.S. dollar foreign currency rate were to change by 1%, the effect on income would have been approximately $5,000 for the year ended June 30, 2006. Additionally, approximately 68% of K-tel’s assets at June 30, 2006 were based in its foreign operations and were translated into U.S. dollars at foreign currency exchange rates in effect as of the end of each accounting period, with the effect of such translation reflected as a separate component of consolidated shareholders’ equity (deficit). Accordingly, K-tel’s consolidated shareholders’ equity (deficit) will fluctuate depending on the weakening or strengthening of the U.S. dollar against the respective foreign currency.

ITEM 8:                FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The consolidated financial statements and related notes and schedules required by this Item are set forth in Part IV, Item 15, and identified in the Index to Consolidated Financial Statements.

ITEM 9:                                                 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There were no changes in or disagreements with accountants during the years ended June 30, 2006 and June 30, 2005.

ITEM 9A:             CONTROLS AND PROCEDURES

Under the supervision and with the participation of the Company’s management, including the Company’s Chief Executive Officer and Chief Financial Officer, the Company evaluated the effectiveness of the design and operation of its disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act). Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that, as of the end of the period covered by this report, the Company’s disclosure controls and procedures were not effective because of the continued inability of the Company to file its reporting on a timely basis.  The untimely filings have resulted in part from the follow up necessary to address the material weaknesses in internal control over financial reporting that had been noted in fiscal year 2004.

The Company did not maintain effective controls over cash disbursements and payroll transactions at its UK subsidiary. In September 2004, the Company discovered that the former Chief Financial Officer of its UK subsidiary misappropriated funds from the subsidiary and one of its customers. Adjustments related to the reversal of overstated expenses and recovery of amounts misappropriated were included in the restatement of the Company’s consolidated financial statements for periods prior to June 30, 2004 and for the years ended June 30, 2005 and 2004 and resulted in  the Company reporting a material weakness in internal control over financial reporting.

In response to this material weakness, the Company terminated the employee, undertook a full-scale investigation of the matter, retained a forensic auditing firm and dismissed the accounting firm in the UK that audited the UK subsidiary’s financial books and records. In addition, the Company hired a new Financial Controller and stringent internal control procedures were created and implemented for the Company’s purchasing, accounts payable, check signing, payroll, petty cash and financial reporting policies. Management believes that these procedures, implemented upon the discovery of the misappropriation of funds, have allowed the Company to remediate this material weakness and to improve its internal control over financial reporting.

In fiscal 2005 and 2004, it was also determined that the segregation of duties in the U.S. office was limited due to the small number of employees. This segregation of duties became further limited by vacancies that occurred in the Company’s finance department. In particular, customer orders were recorded by the same person who initiated shipments, checks were deposited by the accounts receivable clerk, and employee payroll and changes were entered by the Operations Manager, who also distributed the payroll checks.

In response to this material weakness in the U.S. office, the former Controller was rehired in the period covered by this report and duties and responsibilities were revised to allow for improved segregation of duties and to increase the level of approvals and reviews. The foregoing remedial steps have allowed the Company to remediate its material weakness and to improve its internal control over financial reporting.

Other than as set forth above, during the fourth quarter ended June 30, 2006, there was no change in the Company’s internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f) under the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

ITEM 9B.              OTHER INFORMATION

Not applicable.

PART III

ITEM 10:              DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The following describes the business, the business experience and background of each current director and executive officer of K-tel at November 22, 2006. No family relationships exist between K-tel’s directors and executive officers, except that Mr. Smalley is the brother-in-law of Mr. Kives.

Each of our company’s executive officers is appointed to serve until his or her successor is duly appointed or his or her earlier removal or resignation from office.

Wesley C. Hayne, age 58, was elected a director in November 2002. Since 2000, Mr. Hayne has been Chief Executive Officer of Biorefining, Inc., a company that develops, commercializes and licenses patented technologies capable of converting residual plant material into high-end, value-added products. From 1999 to 2000, Mr. Hayne was President of Cybrix Corporation, Inc., a company that provides solutions and leases staffing for computer security and disaster planning. From 1997 to 2000, Mr. Hayne was Chief Executive Officer of International Concept Development, Inc., a company that develops fast food restaurants in Europe. Mr. Hayne, one of our independent directors, serves as the “audit committee financial expert” as defined by Item 401(h) of Regulation S-K.

Philip Kives, age 77, founded K-tel in 1968 and has served as its Chairman of the Board since K-tel’s inception. In addition, Mr. Kives has been the Chief Executive Officer and President for more than five years.

Kimmy Lockwood, age 50, served as the Company’s Controller from 1997 until July 2005, and from July 2006 until present.  She was appointed Principal Financial Officer and Principal Accounting Officer in September 2006. From July 2005 to July 2006, Ms. Lockwood was Assistant Controller for Heritage Development, Inc., a land development company based in Little Canada, Minnesota.

Richard Marklund, age 61, was elected a director in November 2002. Since October 2006 Mr. Marklund has been Executive Vice President and Director of ASI Communications, Inc., an integrated marketing company. From 2002 until October 2006, he was Chairman and Chief Executive Officer of Phoenix Newcastle Holdings, Inc., a management consulting company. From 2000 until 2002, Mr. Marklund served as Executive Vice President of WAM!NET, Inc., a telecommunication company. From 1998 until 2000, Mr. Marklund served as Chief Executive Officer of Hyperport International, Inc., a real estate development company.

Jay William Smalley, age 72, was elected a director in January 1999. From 1970 until 1998, Mr. Smalley served as Chief Executive Officer of JWS, Inc., a privately owned real estate development and sales company specializing in hotel, motel, industrial and residential properties. Since 1998, Mr. Smalley has been a broker and private contractor for Prudential California Realty.

Audit Committee

K-tel has a separate designated audit committee made up of Wesley C. Hayne, Richard Marklund and Jay William Smalley.

Code of Ethics

K-tel has adopted a code of ethics that applies to its principal executive officer, principal financial officer and principal accounting officer.  This code of ethics is available on K-tel’s website at K-tel.com and in print upon written request to:  Code of Ethics, K-tel International, Inc., 2491 Xenium Lane North, Plymouth, Minnesota 55441.  Any amendment to, or waiver from, a provision of the code of ethics will be posted to the above referenced website.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires K-tel’s officers, directors and persons who own more than 10% of a registered class of K-tel’s equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission. Such officers, directors and 10% shareholders also are required by Securities and Exchange Commission’s rules to furnish K-tel with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during fiscal year 2006, its officers, directors and 10% shareholders filed all reports on a timely basis.

ITEM 11:              EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash compensation paid to or accrued for each of K-tel’s executive officers for services rendered to K-tel during the fiscal years ended June 30, 2006, 2005 and 2004. K-tel has no written employment agreements with its executive officers.

Summary Compensation Table

	Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Securities Underlying Options	All Other Compensation
Philip Kives	2006	$—	$—	—	$—
Chief Executive Officer	2005	$—	$—	—	$—
	2004	$—	$—	—	$—

During the fiscal years ended June 30, 2006, 2005 and 2004, the Company paid approximately $68,000 in annual management fees to K-5 for services provided to the K-tel International, Inc. Companies.  These management fees included payments for services provided by Mr. Kives to the Company.

On March 18, 2003, a committee of the Company’s board of directors comprised solely of independent directors, approved a “Stock Option Exchange Program.” The Program provided for a small number of optionees who were previously awarded options to purchase shares of common stock under the Company’s 1997 Stock Option Plan to exchange them voluntarily for options to purchase an equal number of shares outside the Company’s Stock Option Plan. Mr. Kives exchanged 1,702,939 options with a weighted average price per share of $5.95 under this Stock Option Exchange Program. Replacement options were proposed to be issued six months and one day after the date of cancellation of the existing options and were to be at an exercise price per share equal to the fair market value of the Company’s common stock as quoted on the OTC Bulletin Board on the date of grant and expire ten years after the date of grant. On November 18, 2003, the replacement options were issued at a price per share of $.08. There was no compensation expense recognized as a result of this exchange.

Option Grants in Last Fiscal Year

No options were granted to directors or executive officers in fiscal year 2006.

Aggregated Option Exercises in Last Fiscal Year
and FY-end Option Values

	Shares Acquired	Value	Number of Securities Underlying Options at FY-End		Value of In-the Money Options at FY-End(1)
Name	On Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Philip Kives	0	N/A	1,702,939	—	$—	N/A

(1)             Market value of underlying securities at fiscal year end minus the exercise price.

Director Compensation

Directors who are employees of the Company receive no compensation for their services as director. Non-employee directors receive cash compensation of $10,000 per year (paid quarterly) and are entitled to receive non-qualified stock options for the purchase of 5,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the common stock on the date of initial election and upon each re-election by the shareholders at an annual or special meeting. In connection with their appointment to the Company’s Compensation/Stock Option Committee during the fiscal year ended June 30, 2003, Jay William Smalley, Richard R. Marklund and Wesley C. Hayne each also received a non-qualified stock option to purchase 95,000 shares of common stock issued outside the Company’s 1997 Stock Option Plan. During the fiscal year ended June 30, 2003, Mr. Smalley also received a non-qualified stock option to purchase 15,000 shares of common stock outside the Company’s 1997 Stock Option Plan in consideration of his past and continued service on the Company’s board of directors. All stock options issued to non-employee directors during the fiscal year ended June 30, 2003 are exercisable for a period of ten years from the date of grant and bear an exercise price of $.05 per share. No options were granted to directors during fiscal year 2006 or 2005.

ITEM 12:	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table contains certain information as of November 22, 2006, regarding the beneficial ownership of our common stock by (i) each person known to K-tel to own beneficially five percent or more of our common stock, (ii) each director of K-tel, (iii) each named executive officer, and (iv) the directors and executive officers as a group. The percentage of beneficial ownership is based on 13,653,738 shares of common stock outstanding as of November 22, 2006. Any shares which are subject to an option or a warrant exercisable within 60 days are reflected in the following table and are deemed to be outstanding for the purpose of computing the percentage of common stock owned by the option or warrant holder but are not deemed to be outstanding for the purpose of computing the percentage of common stock owned by any other person. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown. Unless otherwise indicated, the address for each listed shareholder is c/o K-tel International, Inc., 2491 Xenium Lane North Plymouth, Minnesota 55441.

	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Stock
Philip Kives 220 Saulteaux Crescent Winnipeg, Manitoba R3J 3W3 Canada	10,076,953	(2)	65.6%

Jay William Smalley	120,000	(3)	*

Wesley C. Hayne	100,000	(3)	*

Richard Marklund	100,000	(3)	*

All current directors and officers as a group (4 persons)	10,396,953	(4)	66.3%

*                    Indicates ownership of less than 1% of the outstanding shares of Common Stock.

(1)             The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission and accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days. More than one person may beneficially own the same shares.

(2)             Consists of 8,048,678 shares held directly by K-5 Leisure Products Inc. (an affiliate of the Company controlled by Mr. Kives), 325,336 shares held by a wholly-owned subsidiary of K-5 and 1,702,939 shares purchasable upon the exercise of options.

(3)             Represents shares purchasable upon the exercise of options.

(4)             Includes 2,022,939 shares purchasable upon the exercise of options.

Information regarding common stock that may be issued under our existing equity compensation plans as of fiscal year end 2006 is set forth under Part II Item 5 of this report.

ITEM 13:              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loan Agreements with K-5 Leisure Products, Inc.

K-tel has a Line of Credit Agreement with K-5 Leisure Products, Inc. (“K-5”), the Company’s largest shareholder and an entity controlled by Philip Kives, the Chairman of the Board, President and Chief Executive Officer of K-tel. Under the terms of the agreement (the “K-5 Facility”), K-5 has agreed to make available up to $8,000,000 to K-tel on a revolving basis. The loan bears interest at a variable rate based upon the “base rate” of a nationally recognized lending institution (8.25% at June 30, 2006), expires July 20, 2008, and is subordinated to the Foothill loan (see below). The K-5 Facility contains the same covenants as the Foothill loan agreement. K-tel has pledged the stock of its foreign subsidiaries as collateral for the loan, and the loan carries a subordinated position to the Foothill loan on all other assets of the Company. K-tel had outstanding balances of $8,098,000 and $7,518,000 as of June 30, 2006 and 2005, respectively, under the K-5 Facility. At June 30, 2006, K-tel obtained a waiver from K-5 for its non-compliance under the covenants, limitations and restrictions of the credit agreement.

In addition, K-tel has a second loan agreement with K-5, under which K-5 assumed rights and obligations under a loan from the Company’s former banker (Foothill Capital Corporation) pursuant to an Assignment and Acceptance Agreement dated February 27, 2001. This Foothill loan, which has been extended through July 20, 2008, provides for a $10,000,000 credit facility consisting of a $4,000,000 term loan due upon expiration, and a $6,000,000 revolving facility under which borrowings are limited to a percent of eligible receivables. Borrowings under the facility bear interest at a variable rate based on a “base rate” of a nationally recognized lending institution plus 1% (9.25% at June 30, 2006) and are collateralized by the assets of certain Company subsidiaries in the United States, including accounts receivable, inventories, equipment, music library and general intangibles. The loan agreement contains certain financial and other covenants or restrictions, including the maintenance of a minimum shareholders’ equity by K-tel, limitations on capital expenditures, restrictions on music library acquisitions, limitations on other indebtedness and restrictions on dividends paid by K-tel. As of June 30, 2006 and June 30, 2005, K-tel had $4,000,000 outstanding under the term loan and there were no borrowings under the revolving facility. At June 30, 2006, K-tel obtained a waiver from K-5 for its non-compliance under the covenants, limitations and restrictions of the credit agreement.

Other Transactions with K-5 Leisure Products, Inc.

The Company purchased approximately $61,000 in the year ended June 30, 2006, $400,000 in the year ended June 30, 2005 and $502,000 in the year ended June 30, 2004 of music entertainment and consumer convenience products from K-5, the Company’s largest shareholder and an entity controlled by Philip Kives, the Chairman of the board, President and Chief Executive Officer of K-tel, which represented  3.0%, 16.0% and 17.1%  of cost of goods sold, respectively. There were trade payables to K-5 of $2,000 at June 30, 2006, $398,000 at June 30, 2005, and $390,000 at June 30, 2004, or 0.2%, 23.1% and 27.2% of total trade payables, respectively.

During the fiscal years ended June 30, 2006, 2005 and 2004, the Company paid approximately $68,000 in annual management fees to K-5 for services provided to the K-tel International, Inc. companies.  These management fees included payment for services provided by Mr. Kives to the Company.

The Company had no sales of products to K-5 during fiscal years 2006, 2005, and 2004. There was no balance receivable from K-5 at June 30, 2006.  There was a balance receivable of $129,000 at June 30, 2005 and $113,000 at June 30, 2004.  No interest was charged on the related outstanding balances during fiscal years 2006, 2005 and 2004.

General

All future transactions between the Company, its officers, directors and principal shareholders and its affiliates will be approved by the audit committee of the Company’s board of directors.

ITEM 14.              PRINCIPAL ACCOUNTANT FEES AND SERVICES

Fees and Services

The following table shows the aggregate fees billed to the Company by Grant Thornton LLP for services rendered during fiscal years ended June 30, 2006 and June 30, 2005:

Description of Fees	Fiscal 2006 Amount		Fiscal 2005 Amount
Audit Fees	$80,000	(1)	$95,000	(1)
Tax Fees	39,500	(2)	37,000	(2)

Total	$119,500		$132,000

(1)             Audit fees consisted of fees for audit work of the Company’s annual financial statements and review of the quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q for the fiscal years 2006 and 2005 and related audit committee meeting attendance.

(2)             Tax fees consisted of fees for federal, state and international tax return preparation and tax planning and tax advice related to various tax matters including state tax notices and other tax research related matters.

Pre-Approval Policy and Procedures

The audit committee requires that all audit and permissible non-audit services provided by our independent auditors be pre-approved by the audit committee or a designated member of the audit committee. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services. The audit committee reviews all non-audit services to be provided and assesses the impact of the services on the auditor’s independence.

The audit committee pre-approved 100% of the services described in the “Fees and Services” table pursuant to engagements that occurred in fiscal years 2006 and 2005.

PART IV

ITEM 15:              EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)                                  Financial Statements and Schedules

The consolidated statements and schedules listed in the accompanying Index to Consolidated Financial Statements hereof are filed as part of this report.

(b)                                 Exhibits

Reference is made to the Exhibit Index.

(c)                                  Excluded Financial Statements

Not applicable.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf on November 22, 2006 by the undersigned, thereunto duly authorized.

K-TEL INTERNATIONAL, INC.

By	/s/ Philip Kives
(Philip Kives - Chairman of the Board,
Chief Executive Officer and President)

Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated and on the dates indicated.

Signatures	Title	Date

/s/ Philip Kives	Chairman, Chief Executive Officer,	November 22, 2006
Philip Kives	(Principal Executive Officer)
President and Director

/s/Kimmy Lockwood	Controller	November 22, 2006
Kimmy Lockwood	(Principal Financial and Accounting Officer)

/s/ Jay William Smalley	Director	November 22, 2006
Jay William Smalley

/s/ Wesley C. Hayne	Director	November 22, 2006
Wesley C. Hayne

/s/ Richard Marklund	Director	November 22, 2006
Richard Marklund

K-TEL INTERNATIONAL, INC. AND SUBSIDIARIES

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted as not required, not applicable or the information required has been included elsewhere in the consolidated financial statements and notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of K-tel International, Inc.

We have audited the accompanying consolidated balance sheets of K-tel International, Inc. (a Minnesota corporation) and Subsidiaries as of June 30, 2006 and 2005 and the related consolidated statements of operations, shareholders’ deficit, and cash flows for each of the three years in the period ended June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of K-tel International, Inc. and Subsidiaries as of June 30, 2006 and 2005 and the consolidated results of their operations and their consolidated cash flows for the each of the three years in the period ended June 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 12 to the consolidated financial statements, the Company adopted FASB Interpretation 46 (Revised December 2003), Consolidation of Variable Interest Entities, during the quarter ended March 31, 2004.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred significant recurring losses from operations and has a net working capital deficit that raises substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statement taken as a whole.  The accompanying Schedule II of K-tel International, Inc. and Subsidiaries is presented for the purposes of additional analysis and is not a required part of the basic consolidated financial statements.  This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

/S/ GRANT THORNTON LLP

Minneapolis, Minnesota,

October 30, 2006

K-TEL INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

JUNE 30,

(in thousands - except share and per share data)

	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$1,689	$1,272
Accounts receivable, net of allowance for doubtful accounts of $2 in 2006 and $4 in 2005	601	2,045
Inventories	390	563
Royalty advances	7	6
Prepaid expenses and other	194	227
Total current assets	2,881	4,113

Property and equipment, net of accumulated depreciation and amortization of $306 in 2006 and $1,138 in 2005	55	84

Owned catalog masters, net of accumulated amortization of $3,277 in 2006 and $3,115 in 2005	336	498

	$3,272	$4,695

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Notes payable to affiliate and other	$12,098	$11,518
Accounts payable	1,206	1,727
Accrued royalties	1,793	1,760
Reserve for returns	126	221
Net liabilities of discontinued operations	31	30
Total current liabilities	15,254	15,256

Shareholders’ deficit:
Common stock – 50,000,000 shares authorized, par value $.01;13,653,738 issued and outstanding in 2006 and 2005	136	136
Additional paid-in capital	21,292	21,292
Accumulated deficit	(33,134)	(31,923)
Accumulated other comprehensive loss	(276)	(66)
Total shareholders’ deficit	(11,982)	(10,561)

	$3,272	$4,695

The accompanying notes are an integral part of these financial statements.

K-TEL INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED JUNE 30,

(in thousands - except per share data)

	2006	2005	2004
Net Sales	$4,804	$6,041	$6,679

Costs and expenses:
Cost of goods sold	2,012	2,439	2,934
Advertising	209	123	110
Selling, general and administrative	3,008	3,569	3,668
Total costs and expenses	5,229	6,131	6,712
Operating loss	(425)	(90)	(33)

Other income (expense):
Interest expense	(800)	(630)	(497)
Other income (expense), net	25	24	(20)
Total other expense	(775)	(606)	(517)

Loss from continuing operations
Before income taxes	(1,200)	(696)	(550)

Benefit for income taxes	—	88	168

Loss from continuing operations	(1,200)	(608)	(382)

Discontinued operations:
Gain (loss) from discontinued operations, net of taxes	(11)	151	(52)

Loss before extraordinary item	(1,211)	(457)	(434)

Extraordinary item:
Gain on subsidiary liquidations, net of taxes	—	—	347

Net loss	$(1,211)	$(457)	$(87)

Income (loss) per share – basic and diluted:
Continuing operations	$(.09)	$(.04)	$(.03)
Discontinued operations	—	.01	(.01)
Extraordinary item	—	—	.03
Net loss	$(.09)	$(.03)	$(.01)

Shares used in the calculation of loss per share – basic and diluted	13,654	13,654	13,654

Comprehensive loss
Net loss	$(1,211)	$(457)	$(87)
Unrealized pension cost	(239)	—	(74)
Translation adjustment	29	67	96
Comprehensive loss	$(1,421)	$(390)	$(65)

The accompanying notes are an integral part of these financial statements.

K-TEL INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

YEARS ENDED JUNE 30, 2006, 2005 AND 2004

(in thousands)

	Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Capital	Deficit	Loss	Total

Balance at June 30, 2003	13,654	$136	$21,292	$(31,377)	$(155)	$(10,104)

Net loss	—	—	—	(87)	—	(87)
Other	—	—	—	(2)	—	(2)
Unrealized pension cost	—	—	—	—	(74)	(74)
Translation adjustment	—	—	—	—	96	96

Balance at June 30, 2004	13,654	136	21,292	(31,466)	(133)	(10,171)

Net loss	—	—	—	(457)	—	(457)
Translation adjustment	—	—	—	—	67	67

Balance at June 30, 2005	13,654	136	21,292	(31,923)	(66)	(10,561)

Net loss	—	—	—	(1,211)	—	(1,211)
Unrealized pension cost	(239)	(239)
Translation adjustment	—	—	—	—	29	29

Balance at June 30, 2006	13,654	$136	$21,292	$(33,134)	$(276)	$(11,982)

The accompanying notes are an integral part of these financial statements.

K-TEL INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED JUNE 30,

(in thousands)

	2006	2005	2004
Operating activities:
Net loss	$(1,211)	$(457)	$(87)
Adjustment to reconcile net loss to cash
Provided by (used in) operating activities:
Depreciation and amortization	200	224	253
(Gain) loss on disposal of property and equipment	—	(11)	7
Discontinued operations	1	—	(93)
Changes in operating assets and liabilities:
Accounts receivable, net	1,441	657	(118)
Inventories	174	(4)	(21)
Royalty advances	9	(6)	193
Prepaid expenses	24	130	11
Accounts payable	(758)	358	(190)
Accrued royalties	26	(98)	(485)
Reserve for returns	(95)	89	(88)
Cash provided by (used in) operating activities	(189)	882	(618)

Investing activities:
Purchases of property and equipment	(8)	(42)	(66)
Music catalog additions	—	(15)	(26)
Other	—	—	2
Cash used in investing activities	(8)	(57)	(90)

Financing activities:
Borrowings on notes payable	3,968	4,773	2,569
Payments on notes payable	(3,388)	(4,421)	(2,944)
Cash provided by (used in) financing activities	580	352	(375)

Effect of exchange rates on cash	34	(52)	11

Net increase (decrease) in cash equivalents	417	1,125	(1,072)

Cash and cash equivalents at beginning of period	1,272	147	1,219

Cash and cash equivalents at end of period	$1,689	$1,272	$147

Supplemental cash flow information
Cash paid for interest	$868	$714	$539

The accompanying notes are an integral part of these financial statements.

K-TEL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006, 2005 AND 2004

1.                                      BUSINESS AND LIQUIDITY

K-tel International, Inc. (the “Company” or “K-tel”) was incorporated in 1968 and currently has its corporate offices located in Plymouth, Minnesota. Through its operating subsidiaries, K-tel licenses its music catalog internationally and markets entertainment products mainly derived from its catalog through retail and direct response marketing channels in the United States and Europe. The Company has a focused method of distribution that targets the strengths of selected individual retailers and supplies products suited to each retailer’s needs. These products are derived mainly from the Company’s master recordings music catalog with the objective of realizing more competitive profit margins. K-tel seeks to license its trademarks to other companies. Licenses are granted for a royalty or fee, with no cost to the Company.

Subsidiary Liquidations

In November 2000, the Company’s consumer products subsidiary in the United Kingdom, K-tel Marketing Ltd., ceased operations and began voluntary liquidation proceedings. At the initial meeting of the creditors on November 24, 2000, the creditors voted for the liquidation to become a creditors’ liquidation under English law. The Company has not been informed by the liquidators or their counsel of any plan to attempt to hold it or any of its subsidiaries liable for any of the commitments of K-tel Marketing Ltd. Management believes the Company will have no ongoing material liability related to K-tel Marketing Ltd. as a result of the liquidation proceeding. In fiscal 2002, the assets and liabilities of the subsidiary were removed from the books of the Company and the remaining net liability was shown as a gain on liquidation. As the only secured creditor, the Company subsequently received distributions of approximately $138,000 on March 1, 2004 and $76,000 on May 14, 2004 and reflected these as gain on subsidiary liquidations, net of taxes. K-tel Marketing Ltd. had no operations during the fiscal years ended June 30, 2006, 2005 and 2004.

In June 2004, the Company received funds for the sale of assets and the collections of accounts receivables related to the March 2001 bankruptcy of K-tel International, (USA), Inc., the Company’s music distribution subsidiary in the United States. The Company received approximately $220,000 for assets sold by a third party and received approximately $113,000 in account receivable collections. These receipts were reflected as gain on subsidiary liquidations, net of taxes.

Discontinued Operations

The Company’s consumer products business, which was concentrated in Europe, consisted primarily of housewares, consumer convenience items and exercise equipment. The Company discontinued its consumer products operations in Germany, the United Kingdom and the United States in June 2000, November 2000 and January 2001, respectively. Accordingly, these activities have been presented in the accompanying financial statements as discontinued operations. The accompanying condensed consolidated financial statements have been prepared to reflect the consumer products division as a discontinued operation. The net liabilities of discontinued operations at June 30, 2006 and 2005 and losses from discontinued operations relate primarily to legal matters and completion of statutory reporting requirements for the former operations in Germany (See Note 6).

In fiscal 2005 the Company recorded and received $350,000 from the settlement of a lawsuit that involved the discontinued subsidiary, K-tel Consumer Products, Inc. Legal expenses relating to the lawsuit offset this amount.

Going Concern

During the years ended June 30, 2006, 2005 and 2004, the Company incurred net losses from continuing operations of $1,200,000, $608,000 and $382,000, respectively, and used $189,000, provided $882,000 and used $618,000 of cash in operating activities. Additionally, the Company had a working capital deficit of $12,373,000 at June 30, 2006.

The Company’s ability to continue its present operations and implement future expansion plans successfully is contingent mainly upon its ability to maintain its line of credit arrangements with K-5 Leisure Products, Inc. (See Note 3), increase its revenues and profit margins, and ultimately attain and sustain profitable operations. Without increased revenues and sustained profitability, the cash generated from the Company’s current operations will likely be inadequate to fund operations and service its indebtedness on an ongoing basis. Management is focusing its efforts on music licensing and limited music distribution. However, there can be no assurance that the Company will achieve profitable operations through these efforts. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of K-tel International, Inc. and its domestic and foreign subsidiaries, all of which are wholly owned. All significant intercompany accounts and transactions have been eliminated. During the quarter ended March 31, 2004, the company began to consolidate the financial statements of Lancaster Trading Ltd., a variable interest entity of which the company determined it was the primary beneficiary (see Note 12).

Revenue Recognition - The Company derives its revenue mainly from two sources: license revenue from the licensing                of Company-owned masters and the sale of music compilations (predominately compact discs) produced by the Company. License revenue is recognized when payment is received from customers or when known amounts are receivable, as prior to that date collection is not considered probable and revenue from music sales is recognized at the time of shipment to the customer. Most music sales are made with a right of return of unsold goods. Estimated reserves for returns are established by management based upon historical experience and product mix and are subject to ongoing review and adjustment by the Company. These reserves are recorded at the time of sale and are reflected as a reduction in revenues. The Company’s reserve for returns was $126,000 at June 30, 2006 and $221,000 at June 30, 2005.

Cost of Goods Sold - The Company expenses all product manufacturing, distribution and royalty costs associated with music sales as cost of goods sold. The Company also expenses royalties, commissions and amortization of its owned master recordings associated with its license revenue as costs of goods sold.

Shipping and Handling Costs - The Company expenses within cost of goods sold all shipping and handling costs incurred in the shipment of goods.

Cash and Cash Equivalents - Cash and cash equivalents consist principally of cash and short-term, highly liquid investments with original maturities of less than ninety days. At June 30, 2006 and 2005, $1,612,000 and $1,172,000, respectively, was held at various financial institutions in Europe.

Accounts Receivable - Accounts receivable balances are presented net of allowances. The Company determines its allowances by considering a number of factors, including the length of time trade receivables are past due, the Company’s previous history, and the customer’s current ability to pay obligations to the Company. The Company writes off accounts receivables when they become uncollectible.

Inventories - Inventories, which consists of finished goods that include all direct product costs, are valued at the lower of cost, determined on a first-in, first-out basis, or net realizable value.

Owned Catalog Masters - The Company capitalizes the costs to purchase owned master recordings at the time of acquisition. These costs are amortized over the estimated useful life of these master recordings, which is generally seven years and represents management’s best estimate of the average period of value. Amortization expense for the years ended June 30, 2006, 2005 and 2004 was $163,000, $173,000, and $190,000, respectively.

Estimated amortization expense for the owned catalog masters is as follows for the years ended June 30:

2007	$145,000
2008	115,000
2009	63,000
2010	13,000
$336,000

Rights to Use Music Product - Certain of the Company’s compilation products are master recordings under license from record companies and publishers. In most instances, minimum guarantees or non-refundable advances are required to obtain the licenses and are realized through future sales of the product. The amounts paid for minimum guarantees or non-refundable advances are capitalized and charged to expense as sales are made. The unrealized portion of guarantees and advances is included in royalty advances in the accompanying consolidated balance sheets. Licenses are subject to audit by licensors. When anticipated sales appear to be insufficient to fully recover the minimum guarantees or non-refundable advances, a provision against current operations is made for anticipated losses.

Property and Equipment - Property and equipment are stated at cost. Depreciation and amortization is provided using straight line or declining balance methods over the estimated useful lives of the assets, which range from three to nine years.

Long Lived-Assets - The Company evaluates its long-lived assets quarterly, or earlier if a triggering event occurs, to determine potential impairment by comparing the carrying value of those assets to the related undiscounted future cash flows of the assets. If an asset is determined to be impaired, it is written down to its estimated fair value.

Royalties - The Company has entered into license agreements with various record companies and publishers under which it pays royalties on units sold. The Company accrues royalties using contractual rates and certain estimated rates on applicable units sold. The contractual royalty liability is computed quarterly and the accrued royalty balance is adjusted accordingly. The royalty agreements are subject to audit by licensors.

Advertising - The Company expenses the costs of advertising when the advertising takes place, except for direct response advertising, which is capitalized and amortized over its expected period of future benefits (usually the period remaining under a related contract, which is generally less than one year). Direct response advertising consists primarily of television advertising whereby customers respond specifically to the advertising and where the Company can identify the advertising that elicited the response. Advertising expenses were $209,000, $123,000, and $110,000, for the years ended June 30, 2006, 2005 and 2004, respectively.

Foreign Currency - The operations of foreign subsidiaries are measured in local currencies. Assets and liabilities are translated into U.S. dollars at period-end exchange rates. Revenues and expenses are translated at the average exchange rates prevailing during the period. Adjustments resulting from translating the financial statements of foreign entities into U.S. dollars are recorded as a component of accumulated other comprehensive income or loss.

Stock-based Compensation - The Company accounts for stock-based awards to employees using the intrinsic value method, whereby the options are granted at market price, and therefore no compensation costs are recognized. If compensation expense for the Company’s various stock option plans had been determined based on the projected fair values at the grant dates for awards under those plans, the Company’s pro-forma net loss, basic and diluted loss per common share would have been as follows:

	Fiscal Year Ended
	June 30,
	2006	2005	2004
Net loss (in thousands):
As reported	$(1,211)	$(457)	$(87)
Pro forma	$(1,211)	$(457)	$(258)

Basic and Diluted EPS:
As reported	$(.09)	$(.03)	$(.01)
Pro forma	$(.09)	$(.03)	$(.02)

Income Taxes - Deferred income taxes are provided for temporary differences between the financial reporting basis and tax basis of the Company’s assets and liabilities at currently enacted tax rates. A valuation allowance equal to the aggregate amount of deferred tax assets is established when realization is not likely.

Net Income (Loss) Per Share - Basic and diluted net income (loss) per share have been computed by dividing net income (loss) by the weighted average number of shares outstanding during the period. For all periods presented, common stock equivalents were excluded from the per share calculation as the net effect would be antidilutive. For the fiscal years ended June 30, 2006, 2005, and 2004, weighted average options to purchase 2,228,939, 2,564,839, and 2,574,839, shares of common stock, with weighted average exercise prices of $.19, $.36, and $.39, respectively, were excluded from the computation of common share equivalents for the respective periods as they were antidilutive.

Use of Estimates - Preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Principal estimates include allowances for bad debt, inventory valuation, return reserves, royalty obligations, purchase commitments and product replacement costs. Actual results could differ from those estimates used by management.

3.                                      NOTES PAYABLE TO AFFILIATE AND OTHER

K-tel has a Line of Credit Agreement with K-5 Leisure Products, Inc. (“K-5”), the Company’s largest shareholder and an entity controlled by Philip Kives, the Chairman of the Board, President and Chief Executive Officer of K-tel. Under the terms of the agreement (the “K-5 Facility”), K-5 has agreed to make available up to $8,000,000 to K-tel on a revolving basis. The loan bears interest at a variable rate based upon the “base rate” of a nationally recognized lending institution (8.25% at June 30, 2006), expires July 20, 2008, and is subordinated to the Foothill loan (see below). The K-5 Facility contains the same covenants as the Foothill loan agreement. K-tel has pledged the stock of its foreign subsidiaries as collateral for the loan, and the loan carries a subordinated position to the Foothill loan on all other assets of the Company. K-tel had outstanding balances of $8,098,000 and $7,518,000 as of June 30, 2006 and 2005, respectively, under the K-5 Facility. At June 30, 2006, K-tel obtained a waiver from K-5 for its non-compliance under the covenants, limitations and restrictions of the credit agreement.

In addition, K-tel has a second loan agreement with K-5, under which K-5 assumed rights and obligations under a loan from the Company’s former banker (Foothill Capital Corporation) pursuant to an Assignment and Acceptance Agreement dated February 27, 2001. This Foothill loan, which has been extended through July 20, 2008, provides for a $10,000,000 credit facility consisting of a $4,000,000 term loan due upon expiration, and a $6,000,000 revolving facility under which borrowings are limited to a percent of eligible receivables. Borrowings under the facility bear interest at a variable rate based on a “base rate” of a nationally recognized lending institution plus 1% (9.25% at June 30, 2006) and are collateralized by the assets of certain Company subsidiaries in the United States, including accounts receivable, inventories, equipment, music library and general intangibles. The loan agreement contains certain financial and other covenants or restrictions, including the maintenance of a minimum shareholders’ equity by K-tel, limitations on capital expenditures, restrictions on music library acquisitions, limitations on other indebtedness and restrictions on dividends paid by K-tel. As of June 30, 2006 and June 30, 2005, K-tel had $4,000,000 outstanding under the term loan and there were no borrowings under the revolving facility. At June 30, 2006, K-tel obtained a waiver from K-5 for its non-compliance under the covenants, limitations and restrictions of the credit agreement.

4.                                      INCOME TAXES

The Company operates in several countries and is subject to various tax regulations and tax rates. The provisions for income taxes are computed based on income reported for financial statement purposes in accordance with the tax rules and regulations of the taxing authorities where the income is earned.

The provision for income taxes consists of the following for the years ended June 30 (in thousands):

	2006	2005	2004
Income (loss) before provision for income taxes:
United States	$(793)	$(163)	$277
Foreign	(418)	(289)	(364)
Total	$(1,211)	$(452)	$(87)

Provision for income taxes:
Current
United States	$—	$5	$—
Foreign	—	—	—

Total provision for income taxes	$—	$5	$—

A reconciliation of the U.S. Federal statutory rate to the effective tax rate for the years ended June 30 was as follows:

	2006	2005	2004
Federal statutory rate	(34)%	(34)%	(34)%
State Taxes, net of Federal benefit	(2)	(2)	(2)
Valuation allowance	36	36	36
	—%	—%	—%

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. Temporary differences, which are all deferred tax assets, were as follows (in thousands):

	June 30, 2006	June 30, 2005
Net operating loss carryfowards	$15,677	$15,836
Alternative minimum tax credits	439	439
Foreign tax credit	325	325
Reserve for returns	36	221
Depreciation and amortization	(62)	(89)
Royalty reserves	487	65
Inventory reserves	141	21
Nondeductible accruals	96	96
Valuation allowance	(17,139)	(16,914)
	$—	$—

A valuation allowance equal to the aggregate amount of deferred tax assets has been established until such time as realizability of these assets is more likely than not.

For U.S. tax reporting purposes, the Company has net operating loss (“NOL”) carryforwards of approximately $43,200,000. However, of the amount available through 2013 and 2020, $20,100,000 of the NOL relates to deductions associated with the exercise of stock options. The tax benefit of approximately $7,236,000 associated with this stock option deduction will be recorded as additional paid-in capital if and when realized. The NOL carryforwards may be reduced in future years, without financial statement benefit, to the extent of intercompany dividends received from foreign subsidiaries. Also, the NOL carryforwards are subject to review and possible adjustment by taxing authorities. In addition, the Company has approximately $439,000 in U.S. federal alternative minimum tax credits and $325,000 in foreign tax credits, which may be utilized in the future to offset any regular corporate income tax liability.

5.                                      CAPITAL TRANSACTIONS

Stock Option Plan

The Company has a Stock Option Plan for officers, directors, and employees of the Company. Under the terms of this plan the Board of Directors has the sole authority to determine the employees to whom options and awards are granted, the type, size and terms of the awards, the timing of the grants, the duration of the exercise period and any other matters arising under the plan. The common stock incentives may take the form of incentive stock options and nonqualified stock options. In February 1997, the Company’s Board of Directors approved a stock option plan covering a maximum of 600,000 shares of common stock, which was subsequently amended to 5,000,000 through shareholder amendments in February 1999, January 2000 and November 2000. There were options for 2,037,605 net shares granted under this plan as of June 30, 2006, of which 1,011,111 have been exercised. Any options cancelled become available for future grants. No options granted have expired.

Stock Option Exchange

On March 18, 2003, a committee of the Company’s board of directors comprised solely of independent directors, approved a “Stock Option Exchange Program.” The Program provided for a small number of optionees who were previously awarded options to purchase shares of common stock under the Company’s 1997 Stock Option Plan to exchange them voluntarily for options to purchase an equal number of shares outside the Company’s Stock Option Plan. Mr. Kives exchanged 1,702,939 options with a weighted average price per share of $5.95 under this Stock Option Exchange Program. Replacement options were proposed to be issued six months and one day after the date of cancellation of the existing options and were to be at an exercise price per share equal to the fair market value of the Company’s common stock as quoted on the OTC Bulletin Board on the date of grant and expire ten years after the date of grant. On November 18, 2003, the replacement options were issued at a price per share of $.08. There was no compensation expense recognized as a result of this exchange.

Restricted and Non-Qualified Stock Options

In addition to stock options granted under the terms of the Stock Option Plan, the Board of Directors has the sole authority to grant employees, officers and directors incentive stock options and non-qualified stock options outside the Stock Option Plan. The Board of Directors determines the type, size and terms of the grants, timing of the grants, the duration of the exercise period and any other matters pertaining to options or awards granted outside of the Stock Option Plan. There were options for 2,202,939 net shares granted outside the Stock Option Plan as of June 30, 2006. No options were granted outside the Stock Option Plan during fiscal 2006.

The share information for all plans is summarized below:

			Weighted
	Incentive Stock	Non-Qualified	Average
	Options	Stock Options	Exercise Price
Outstanding June 30, 2003	87,900	355,000	$1.95

Granted	—	2,137,939.08
Cancelled	(6,000)	—	5.30
Outstanding June 30, 2004	81,900	2,492,939.39

Cancelled	—	(10,000)	5.86
Outstanding June 30, 2005	81,900	2,482,939.36

Cancelled	(55,900)	(280,000)	.19
Outstanding June 30, 2006	26,000	2,202,939	$.19

(1)                            Adjustment reflects options disclosed previously as incentive that should have been recorded as non-qualified.

The following tables summarize information concerning currently outstanding and exercisable stock options at June 30, 2006:

Options Outstanding and Exercisable
Exercise Prices			Weighted Average
	Weighted	Number	Remaining
Range	Average	of Shares	Contractual Life
$0.05 - 0.08	$0.08	2,192,939	7.3 years
$5.51 - 6.00	$5.81	21,000	3.2 years
$8.73	$8.73	15,000	2.7 years
		2,228,939

The weighted average fair value of options granted in fiscal 2004 was $.08. No options were granted in fiscal 2006 or 2005. Because the fair value provisions have not been applied to options granted prior to June 30, 1995, the resulting pro forma compensation cost (See Note 1) may not be representative of that to be expected in future years.

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model. The following assumptions were used to estimate the fair value of options:

Risk-free interest rate	4.00%
Expected life	10 years
Expected volatility	220%
Expected dividend yield	None

6.                                      COMMITMENTS AND CONTINGENCIES

K-tel International, Inc. vs. Tristar Products, Inc.

On March 14, 2000, K-tel and its subsidiary in Germany commenced an action for breach of express and implied warranties against Tristar Products, Inc. This action arose out of Tristar’s sale to K-tel of a defective home exercise product called the “BunBlaster” for resale in Germany, Austria and Switzerland. By written contract, Tristar  agreed to indemnify K-tel for injuries and damages arising out of the resale of those goods.

On April 30, 2001, Tristar asserted a patent and trademark/ trade-dress counterclaim against K-tel for allegedly passing off a product called the “K-tel Hook and Hang” while allegedly a distributor of the original patented Tristar Hook and Hang product. The Company denies the allegation because it never was a distributor of this or any similar product.

On December 30, 2004, a Mutual General Release and Settlement Agreement was signed by K-tel and Tristar,  whereby both companies agreed to mutual releases and Tristar agreed to pay K-tel $350,000. The Company recorded the  $350,000 in discontinued operations and  payment was received February 18, 2005.

Other Litigation and Disputes

K-tel and its subsidiaries are involved in other legal actions in the ordinary course of their business. With all litigation matters, management considers the likelihood of loss based on the facts and circumstances. If management determines that a loss is probable and the amount of loss can be reasonably estimated, such amount is recorded as a liability. Although the outcome of any such legal actions cannot be predicted, in the opinion of management there is currently no legal proceeding pending or asserted against or involving K-tel for which the outcome is likely to have a material adverse effect upon the consolidated financial position or results of operations of K-tel.

Leases

The Company has entered into several office and warehouse leases which expire through calendar 2009. Commitments under these leases are $38,000, $50,000, $50,000 and $13,000 in fiscal 2007, 2008, 2009 and 2010, respectively.  Rental expense was $243,000 in 2006, $222,000 in 2005, and $228,000 in 2004.

7.                                      SIGNIFICANT CUSTOMERS AND RELATED PARTY TRANSACTIONS

One customer accounted for approximately 15.2% of K-tel’s revenue for the year ended June 30, 2006 and had no accounts receivable balance at June 30, 2006. The loss of, or a substantial reduction in, business from this customer  could have a material adverse effect on the Company.

In fiscal year 2005, three customers accounted for approximately 18.4%, 15.3% and 13.2% of K-tel’s revenue and had accounts receivable balances of $503,000, $403,000 and $22,000 respectively.

See Note 3 for information regarding debt transactions with related parties.

The Company purchased approximately $61,000 in the year ended June 30, 2006, $400,000 in the year ended June 30, 2005, and $502,000 in the year ended June 30, 2004 of music entertainment and consumer convenience products from  K-5, the Company’s largest shareholder controlled by Philip Kives, Chairman of the Board, President and Chief Executive Officer of K-tel. There were trade payables to K-5 of $2,000 at June 30, 2006, $398,000 at June 30, 2005, and $390,000 at June 30, 2004.

The Company had no sales of products to K-5 during the years ended June 30, 2006, 2005 and 2004. There was no balance receivable from K-5 at June 30, 2006.  There was a balance receivable at June 30, 2005 of $129,000 and June 30, 2004 of $113,000. No interest was charged on the related outstanding balances during fiscal years 2006, 2005 or  2004.

All future transactions between the Company, its officers, directors and principal shareholders and its affiliates will be approved by the audit committee of the Company’s board of directors.

8.                                      RETIREMENT PLANS

Pension Plan

The Company has a pension plan for its U.K. employees. Contributions to the Plan by the Company on behalf of the eligible employees were terminated effective February 15, 2001 and all benefit accruals under the Plan ceased. Summary plan information is as follows:

	(In Thousands)
	Pension Benefits
	2006	2005

Net periodic cost:
Interest cost	$59	$58
Expected return on assets	(44)	(37)
Amortization of transition amount	(16)	(17)
Actuarial loss	26	15

Net periodic benefit cost	$25	$19

Change in benefit obligation:
Benefit obligation at beginning of year	$1,200	$957
Interest cost	59	58
Actuarial loss	(46)	197
Service costs	(21)	—-
Exchange rate adjustment	7	(12)

Benefit obligation at end of year	$1,199	$1,200

Change in plan assets:
Fair value of plan assets at beginning of year	$861	$823
Actual return on plan assets	41	43
Service costs	(21)	—-
Exchange rate adjustment	5	(5)

Fair value of plan assets at end of year	$886	$861

The employer is not expected to contribute to the plan in fiscal 2007.

The Company’s pension plan asset target allocation for 2006 and actual asset allocations are as follows at June 30:

	Target	Percentage of Plan Assets
	2006	2006	2005

Asset category:

Short-tem liquid investments	100%	100%	100%

The Company’s investment strategy with respect to pension plan assets is to continue to hold the plan asset in a deposit administration fund, which is similar to a bank account. Interest is added to the fund at a rate declared by Swiss Life.

(In Thousands)	2006	2005
Reconciliation of funded status:
Funded status	$(313)	$(339)
Unrecognized actuarial loss	368	435
Unrecognized transition amount	(153)	(168)

Unfunded accrued pension cost	$(98)	$(72)

	2006	2005
Statement of financial position:
Unfunded accrued pension cost in accounts payable	$(98)	$(72)
Additional minimum liability	(313)	(74)
Accumulated other comprehensive income	313	74

Recognized amount	$(98)	$(72)

WEIGHTED-AVERAGE ASSUMPTIONS USED TO DETERMINE NET PERIODIC COST FOR THE YEARS ENDED JUNE 30:

	2006	2005
Discount rate	5%	5.75%
Expected return on plan assets	5.25%	4.5%
Rate of compensation increase	0%	0%

WEIGHTED-AVERAGE ASSUMPTION USED TO DETERMINE BENEFIT OBLIGATIONS AS OF JUNE 30:

	2006	2005
Discount rate	5.25%	5.00%
Rate of compensation increase	N/A	N/A

Money Purchase Plan

The Company’s U.K. subsidiaries contribute amounts for their employees to a money purchase defined contribution plan. The Company contributed $28,000, $53,000, and $77,000 for the years ended June 30, 2006, 2005 and 2004, respectively.

9.                                      BUSINESS SEGMENT AND GEOGRAPHIC AREA DATA

K-tel’s businesses are organized, managed and internally reported as two segments: music licensing and retail music sales.

These segments are based on differences in products, customer type and sales and distribution methods.

The Company licenses the rights to its master music catalog, consisting of original recordings and re-recordings of music from the 1950’s through today, to third parties world-wide for use in albums, films, television programs, commercials and electronic downloads to various media formats, for either a flat fee or a royalty based on the number of units sold.

The music segment of the Company markets and distributes entertainment products internationally and through its operating subsidiaries. The retail music segment consists primarily of the sales of pre-recorded music from the Company’s master music catalog. The Company sells compact discs and DVD’s directly to retailers, wholesalers and rack service distributors which stock and manage inventory within music departments for retail stores.

The Company’s consumer product and e-commerce operations have been discontinued, are presented in the accompanying financial statements as discontinued operations and are therefore not included in the segment information.

Operating profits or losses of these segments include an allocation of general corporate expenses. Depreciation and amortization and capital additions are not significant and have therefore been excluded from the presentation.

Certain financial information on the Company’s continuing operating segments is as follows:

BUSINESS SEGMENT INFORMATION (in thousands)

Fiscal Years Ended June 30,		Licensing	Music	Other	Total Company

Net sales	2006	$2,748	$2,056	$—	$4,804
	2005	1,489	4,552	—	6,041
	2004	1,916	4,763	—	6,679

Operating income (loss)	2006	$1,102	$(1,527)	$—	$(425)
	2005	326	(416)	—	(90)
	2004	959	(992)	—	(33)

Assets	2006	$418	$2,827	$27	$3,272
	2005	548	3,893	254	4,695
	2004	664	3,519	313	4,496

GEOGRAPHIC INFORMATION (in thousands)

Fiscal Years Ended June 30,		United States	Europe	Total

Net sales	2006	$2,642	$2,162	$4,804
	2005	3,428	2,613	6,041
	2004	3,836	2,843	6,679

Assets	2006	$1,043	$2,229	$3,272
	2005	2,240	2,455	4,695
	2004	2,148	2,348	4,496

10.                                               RECENT ACCOUNTING PRONOUNCEMENTS

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” — an interpretation of FASB Statement No. 109, “Accounting for Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation requires that the Company recognize in the financial statements the impact of a tax position.  Recognition is allowed if the tax position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006 with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The adoption of this statement is not expected to have a material impact on the Company’s consolidated financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which replaced SFAS No. 123 and superseded APB 25. SFAS No. 123R addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for either equity instruments of the company or liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. Under SFAS No. 123R, companies will no longer be able to account for the share-based compensation transactions using the intrinsic method in accordance with APB 25 but will be required to account for such transactions using a fair-value method and recognize the expense in the consolidated statement of operations. SFAS No. 123R is effective beginning in the Company’s first quarter of fiscal year 2007. Under SFAS 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. The Company has begun, but has not completed, evaluating the impact of the adoption of SFAS 123R on its results of operations. In connection with evaluating the impact of SFAS 123R, the Company is considering the potential implementation of different valuation methods to determine the fair value of share-based compensation. The Company believes the adoption of SFAS 123R will not have a material impact on our results of operations, regardless of the valuation method used.

11.          INTERIM FINANCIAL DATA (UNAUDITED)

In September 2004, the Company discovered that the former Chief Financial Officer of its UK subsidiary misappropriated funds from the Company’s UK subsidiary and a customer of such subsidiary. The Company terminated the employee, undertook a full-scale investigation of the matter, retained a forensic auditing firm and dismissed the accounting firm in the UK that audited the UK subsidiary’s financial books and records. Based upon the estimates of the Company’s forensic auditor, it was determined that the former employee misappropriated approximately $924,000 from the Company’s UK subsidiary and approximately $344,000 from a customer of such subsidiary beginning approximately in January 2001 and continuing until September 2004. Further, the Company spent approximately $150,000 investigating the misappropriation. Through negotiations with the former employee, the Company’s UK subsidiary and its customer have received an aggregate of approximately $1,495,000 including interest and an additional $100,000 is expected to be recovered. The Company’s UK subsidiary has received a deed of guarantee in connection with this remaining obligation and it expects to collect the remaining amount owed on or before February 15, 2008.

For the fiscal year ending June 30, 2004, the misappropriation understated sales by $4,000 in the quarter ending September 30, 2003.  Product costs were overstated by $13,000, $2,000, $63,000 and $72,000 and selling and general  and administrative expenses by $28,000, $43,000, $53,000 and $62,000 for the quarters ending September 30, 2003, December 31, 2003, March 31, 2004 and June 30, 2004, respectively.

The Company recorded account receivable amounts relating to the misappropriated funds of approximately $857,000 and $545,000 at June 30, 2004 and June 30, 2003, respectively, to the consolidated balance sheet.  At June 30, 2004 the consolidated balance sheet accounts receivable amount also includes approximately $324,000 from a Lancaster receivable relating to the misappropriated funds (see Note 12).

Fiscal 2006 Interim Financial Data

Quarterly Financial Information (Unaudited)

	Three Months Ended,
	September 30, 2005	December 31, 2005	March 31, 2006	June 30, 2006
Net sales	$1,196	$1,302	$1,144	$1,162
Gross profit	$691	$722	$712	$667
Advertising, selling, general and administrative	$763	$656	$753	$1,045
Operating income (loss)	$(72)	$66	$(41)	$(378)
Net income (loss)	$(264)	$(165)	$(276)	$(506)
Basic and diluted net loss per common share	$(.02)	$(.01)	$(.02)	$(.04)
Shares used in computing basic and diluted net loss per common share	13,654	13,654	13,654	13,654

Fiscal 2005 Interim Financial Data

Quarterly Financial Information (Unaudited)

	Three Months Ended,
	September 30, 2004	December 31, 2004	March 31, 2005	June 30, 2005
Net sales	$1,836	$1,695	$1,316	$1,194
Gross profit	$915	$923	$911	$853
Advertising, selling, general and administrative	$944	$913	$953	$882
Operating income (loss)	$(29)	$10	$(42)	$(29)
Net income (loss)	$(153)	$190	$(240)	$(254)
Basic and diluted net loss per common share	$(.01)	$.01	$(.02)	$(.02)
Shares used in computing basic and diluted net loss per common share	13,654	13,654	13,654	13,654

12.                               CONSOLIDATION OF VARIABLE INTEREST ENITITY

The Company sells certain products to and buys from Lancaster, a company established in the U.K.  In accordance with FASB Interpretation 46 (Revised December 2003), Consolidation of Variable Interest Entities (FIN 46 (R)), the Company determined that Lancaster is a variable interest entity and that the Company is the primary beneficiary of this entity.  The Company was required to apply the guidance of FIN 46 (R) for periods ending after March 15, 2004, and accordingly, during the quarter ended March 31, 2004, the financial statements of Lancaster were consolidated with those of the Company.

As of June 30, 2006, the consolidated financial statements included approximately $2,000 of current assets and $95,000 of current liabilities related to Lancaster.   Sales and purchases between Lancaster and the Company have been eliminated in consolidation, and the additional effects of Lancaster on the Company’s operations were not material.

SCHEDULE II

K-TEL INTERNATIONAL, INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

Years ended June 30,

(In thousands)

	Balance at Beginning of Period	Charged to Costs and Expenses or Net Sales	Charged to Other Accounts (1)	Deductions		Balance at End of Period
Allowance for Doubtful Accounts
2006	$4	$3	$—	$(5	)(2)	$2
2005	$4	$—	$—	$—		$4
2004	$25	$24	$2	$(47	)(2)	$4

Reserve for Returns
2006	$221	$328	$—	$(423)		$126
2005	$133	$646	$—	$(558)		$221
2004	$220	$375	$1	$(463)		$133

(1)            Exchange rate change

(2)            Uncollectible accounts written off, net of recoveries

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Restated Articles of Incorporation, as amended (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003 (File No. 1-07115)).

3.2	Restated By-Laws (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1985 (File No. 1-07115)).

4	See Exhibits 3.1 and 3.2.

10.1	1987 Stock Incentive Plan (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1987 (File No. 1-07115)).

10.2	1997 Stock Option Plan (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (File No. 1-07115)).

10.3

Form of Incentive Stock Option Agreement under the Company’s 1997 Stock Option Plan (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2000 (File No. 1-07115)).

10.4

Form of Non-Qualified Stock Option Agreement under the Company’s 1997 Stock Option Plan (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2000 (File No. 1-07115)).

10.5

Form of Non-Qualified Stock Option Agreement between the registrant and certain non-employee directors of the registrant, authorized effective November 27, 2002 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003 (File No. 1-07115)).

10.6

Loan and Security Agreement between the Company and Foothill Capital Corporation dated November 19, 1997 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1997 (File No. 1-07115)).

10.7

Amendment Number One to the Loan and Security Agreement between the Company and Foothill Capital Corporation dated March 30, 1998 (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1998 (File No. 1-07115)).

10.8

Amendment Number Two to the Loan and Security Agreement between the Company and Foothill Capital Corporation dated September 23, 1998 (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1998 (File No. 1-07115)).

10.9

Restated Amendment Number Two to the Loan and Security Agreement between the Company and Foothill Capital Corporation dated September 30, 1998 (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1998 (File No. 1-07115)).

10.10

Amendment Number Three to the Loan and Security Agreement between the Company and Foothill Capital Corporation dated September 22, 1999 (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2000 (File No. 1-07115)).

10.11

Amendment Number Four to the Loan and Security Agreement between the Company and Foothill Capital Corporation dated May 15, 2000 (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2000 (File No. 1-07115)).

10.12

Amendment to Loan Agreement and Security Agreement between the Company and K-5 Leisure Products, Inc., as assignee of Foothill Capital Corporation dated February 12, 2002 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2001 (File No. 1-07115)).

10.13

Credit Agreement between the Company and K-5 Leisure Products, Inc. dated September 27, 1999 (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003 (File No. 1-07115)).

10.14

$8,000,000 principal amount Note between the Company and K-5 Leisure Products, Inc. dated September 27, 1999 (incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003 (File No. 1-07115)).

10.15

Amendment to Credit Agreement and Note between the Company and K-5 Leisure Products, Inc.dated February 12, 2002 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2001 (File No. 1-07115)).

10.16

Trademark License Agreement dated effective October 10, 2005, between Dominion Entertainment, Inc. and BCI Eclipse Company, LLC (incorporated by reference to the Company’s Report on Form 8-K filed on August 29, 2006 (File No. 1-07115)).

10.17

Phonograph Record License Agreement between Dominion Entertainment, Inc. and BCI Eclipse Company, LLC, effective October 16, 2005 (incorporated by reference to the Company’s Report on Form 8-K filed on August 29, 2006 (File No. 1-07115)).

10.18

Digital Music Download Sales Agreement dated October 10, 2003, between Dominion Entertainment, Inc. and Apple Computer, Inc. (incorporated by reference to the Company’s Report on Form 8-K filed on August 29, 2006 (File No. 1-07115)).

10.19

Amendment Number Two to Loan Agreement and Security Agreement between the Company and K-5 Leisure Products, Inc., as assignee of Foothill Capital Corporation dated July 20, 2005 (incorporated by reference to the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2004 (File No. 1-07115)).

10.20

Amendment Number Two to Credit Agreement and Note between the Company and K-5 Leisure Products, Inc. dated July 20, 2005 (incorporated by reference to the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2004 (File No. 1-07115)).

21	Subsidiaries of the Registrant.

23	Consent of Independent Registered Public Accounting Firm.

31.1	Certification by Chief Executive Officer pursuant to Rule 13a-14(a).

31.2	Certification by Chief Financial Officer pursuant to Rule 13a-14(a).

32.1	Certification by Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification by Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

As of June 30, 2006, subsidiaries of the Company and the jurisdiction in which each company was incorporated are listed below. Unless other wise indicated, all of the voting securities of each subsidiary are owned by K-tel International, Inc. or one of its subsidiaries.

Dominion Entertainment, Inc.

Minneapolis, Minnesota (a Minnesota corporation)

K-tel Entertainment (CAN) Inc.

Winnipeg, Manitoba (a Canada corporation)

K-tel Entertainment (U.K.) Ltd.

London, England (an England corporation)

K-tel Direct Limited

London, England (an England corporation)

K-tel (Australia) Pty. Limited

Forbes, N.S.W. Australia (an Australian corporation)

K-tel TV, Inc.

Minneapolis, Minnesota (a Minnesota corporation)

K-tel Entertainment, Inc.

Minneapolis, Minnesota (a Minnesota corporation)

K-tel Services, Inc.

Minneapolis, Minnesota (a Minnesota corporation)

Dominion Vertriebs GmbH

Frankfurt, Germany (a German corporation)

Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 30, 2006, accompanying the consolidated financial statements and schedule included in the Annual Report of K-tel International, Inc. on Form 10-K for the year ended June 30, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of K-tel International, Inc. on Forms S-8 (File No. 33-18723 effective November 25, 1987, File No. 333-28815 effective June 9, 1997, File No. 333-65755 effective October 15, 1998, File No. 333-74471 effective March 16, 1999, File No. 333-31272 effective February 28, 2000, and File No. 333-39022 effective June 9, 2000).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
November 17, 2006

Exhibit 31.1

CERTIFICATIONS

CHIEF EXECUTIVE OFFICER CERTIFICATION PURSUANT TO RULE 13a-14(a)

I, Philip Kives, certify that:

1.               I have reviewed this Annual Report on Form 10-K of K-tel International, Inc.;

2.               Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.               Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.               The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a.               Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.              Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c.               Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.               The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.               All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.              Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date:  November 22, 2006

/s/ Philip Kives
Philip Kives
President and Chief Executive Officer

Exhibit 31.2

CERTIFICATIONS

PRINCIPAL FINANCIAL OFFICER CERTIFICATION PURSUANT TO RULE 13a-14(a)

I, Kimmy Lockwood, certify that:

1.       I have reviewed this Annual Report on Form 10-K of K-tel International, Inc.;

2.                     Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.                     Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.                     The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a.                                       Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.                                      Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c.                                       Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.                                       The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.                                       All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.                                      Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 22, 2006

/s/ Kimmy Lockwood
Kimmy Lockwood
Principal Financial Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of K-tel International, Inc. (the “Company”) on Form 10-K for the period ended June 30, 2006, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Philip Kives, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)          The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)          The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

By	/s/ PHILIP KIVES
Philip Kives
President and Chief Executive Officer
November 22, 2006

Exhibit 32.2

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of K-tel International, Inc. (the “Company”) on Form 10-K for the period ended June 30, 2006, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Kimmy Lockwood, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)                                  The report fully complies with the requirement of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)                                  The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

By	/s/ KIMMY LOCKWOOD
Kimmy Lockwood
Principal Financial Officer
November 22, 2006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 10-Q

(Mark One)

☒                              QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2006

OR

☐                                 TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                 to

Commission File Number:  1-07115

K-TEL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-0946588
(State or other jurisdiction of	(I.RS. Employer Identification No.)
incorporation or organization)

2491 Xenium Lane North, Plymouth, Minnesota	55441
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (763) 559-5566

Securities registered pursuant to Section 12(b) of the Act:
None

Securities registered pursuant to Section 12(g) of the Act:
Common Stock, par value $0.01
(Title of class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.   Yes ☒      No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).   Yes ☐      No ☒

As of November 22, 2006, the registrant had 13,653,738 shares of Common Stock outstanding.

K-TEL INTERNATIONAL, INC. AND SUBSIDIARIES
FORM 10-Q

FOR THE THREE MONTH PERIOD
ENDED SEPTEMBER 30, 2006

INDEX

PART I. Financial Information (Unaudited):

Item 1.	Financial Statements

Condensed Consolidated Balance Sheets as of September 30, 2006 and June 30, 2006

Condensed Consolidated Statements of Operations for the Three Months Ended September 30, 2006 and 2005

Condensed Consolidated Statements of Cash Flows for the Three Months Ended September 30, 2006 and 2005

Notes to Condensed Consolidated Financial Statements

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

Item 4.	Controls and Procedures

PART II. Other Information:

Item 1.	Legal Proceedings

Item 6.	Exhibits

Signatures

Index to Exhibits

SAFE HARBOR STATEMENT UNDER THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements of a non-historical nature under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Form 10-Q constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by the use of terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “should,” or “continue” or the negative thereof or other variations thereon or comparable terminology. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those results currently anticipated or projected. Such factors include, among other things, the following: changes in consumer purchasing; demand for and market acceptance of new and existing products; the impact from competition for recorded music; dependence on suppliers and distributors; success of marketing and promotion efforts; technological changes and difficulties; availability of financing; foreign currency variations; general economic, political and business conditions; and other matters. We undertake no obligation to release publicly the result of any revisions to these forward-looking statements, except as required by law.

2

K-TEL INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(in thousands — except share data)

	September 30,	June 30,
	2006	2006
ASSETS

Current assets:
Cash and cash equivalents	$1,470	$1,689
Accounts receivable, net of allowance for doubtful accounts of $2 at September 30 and June 30	632	601
Inventories	452	390
Royalty advances	7	7
Prepaid expenses and other	157	194
Total current assets	2,718	2,881

Property and equipment, net of accumulated depreciation and amortization of $317 at September 30 and $306 at June 30	53	55

Owned catalog masters, net of accumulated amortization of $3,317 at September 30 and $3,277 at June 30	299	336
	$3,070	$3,272

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Notes payable to affiliate and other	$12,399	$12,098
Accounts payable	967	1,206
Accrued royalties	1,872	1,793
Reserve for returns	109	126
Net liabilities of discontinued operations	31	31
Total current liabilities	15,378	15,254

Shareholders’ deficit:
Common stock — 50,000,000 shares authorized; par value $.01; 13,653,738 issued and outstanding at September 30 and June 30	136	136
Additional paid-in capital	21,292	21,292
Accumulated deficit	(33,489)	(33,134)
Accumulated other comprehensive loss	(247)	(276)
Total shareholders’ deficit	(12,308)	(11,982)
	$3,070	$3,272

The accompanying notes are an integral part of these financial statements.

3

K-TEL INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED
(in thousands - except per share data)

	Three Months Ended
	September 30,
	2006	2005
Net sales	$888	$1,196

Costs and expenses:
Cost of goods sold	287	505
Advertising	63	20
Selling, general and administrative	650	743
Total costs and expenses	1,000	1,268
Operating loss	(112)	(72)

Other expense:
Interest expense	(239)	(187)
Other	(4)	(2)
Total other expense	(243)	(189)

Loss from continuing operations	(355)	(261)

Loss from discontinued operations	—	(3)

Net loss	$(355)	$(264)

Loss per share - basic and diluted:
Continuing operations	$(.03)	$(.02)
Discontinued operations	—	—
Net loss	$(.03)	$(.02)

Shares used in the calculation of loss per share - Basic and Diluted:	13,654	13,654

Comprehensive loss:
Net loss	$(355)	$(264)
Translation adjustment	29	(20)
Comprehensive loss	$(326)	$(284)

The accompanying notes are an integral part of these financial statements.

4

K-TEL INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(in thousands)

	Three Months Ended
	September 30,
	2006	2005
Operating activities:
Net loss	$(355)	$(264)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	45	53
Changes in operating assets and liabilities:
Accounts receivable, net	(12)	495
Inventories	(53)	30
Royalty advances	2	—
Prepaid expenses	38	13
Accounts payable	(251)	(718)
Accrued royalties	68	127
Reserve for returns	(17)	3
Cash used in operating activities	(535)	(261)

Investing activities:
Purchases of property and equipment	(3)	—
Cash used in investing activities	(3)	—

Financing activities:
Borrowings on notes payable	915	1,031
Payments on notes payable	(614)	(782)
Cash provided by financing activities	301	249

Effect of exchange rates on cash	18	(1)

Net decrease in cash and cash equivalents	(219)	(13)

Cash and cash equivalents at beginning of period	1,689	1,272

Cash and cash equivalents at end of period	$1,470	$1,259

The accompanying notes are an integral part of these financial statements.

5

K-TEL INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.            BUSINESS AND LIQUIDITY

K-tel International, Inc. (the “Company”, “K-tel” or the “registrant”) was incorporated in 1968 and currently has its corporate offices located in Plymouth, Minnesota. Through its operating subsidiaries, K-tel licenses its music catalog internationally and markets entertainment products mainly derived from its catalog through retail and direct response marketing channels in the United States and Europe. The Company has a focused method of distribution that targets the strengths of selected individual retailers and supplies products suited to each retailer’s needs. These products are derived mainly from the Company’s master recordings music catalog with the objective of realizing more competitive profit margins. K-tel seeks to license its name and trademarks to other companies. Licenses are granted for a royalty or fee, with no cost to the Company.

Discontinued Operations

The Company’s consumer products business, which was concentrated in Europe, consisted primarily of house wares, consumer convenience items and exercise equipment. The Company discontinued its consumer products operations in Germany, the United Kingdom and the United States in June 2000, November 2000 and January 2001, respectively. Accordingly, these activities have been presented in the accompanying financial statements as discontinued operations. The accompanying condensed consolidated financial statements have been prepared to reflect the consumer products division as a discontinued operation. The net liabilities of discontinued operations at September 30, 2006 and June 30, 2006, and results from discontinued operations for the three months ended September 30, 2006 and 2005, relate primarily to legal matters and completion of statutory reporting requirements for the former operations in Germany.

Going Concern

During the three months ended September 30, 2006 and 2005, the Company incurred net losses from continuing operations of $355,000 and $261,000, respectively. Operating activities used $535,000 and $261,000 of cash during the three months ended September 30, 2006 and 2005, respectively. Additionally, the Company had a working capital deficit of $12,660,000 at September 30, 2006.

The Company’s ability to continue its present operations and implement future expansion plans successfully is contingent mainly upon its ability to maintain its line of credit arrangements with K-5 Leisure Products, Inc. (See Note 3), increase its revenues and profit margins, and ultimately attain and sustain profitable operations. Without increased revenues and sustained profitability, the cash generated from the Company’s current operations will likely be inadequate to fund operations and service its indebtedness on an ongoing basis. Management is focusing its efforts on music licensing and limited music distribution. However, there can be no assurance that the Company will achieve profitable operations through these efforts. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2.            BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The accompanying condensed consolidated unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by US GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three month period ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year as a whole. The unaudited condensed consolidated balance sheet for June 30, 2006 has been derived from audited consolidated financial statements as of that date. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s annual report on Form 10-K for the year ended June 30, 2006.

6

Principles of Consolidation — The accompanying condensed consolidated financial statements include the accounts of K-tel International, Inc. and its domestic and foreign subsidiaries, all of which are wholly owned. All significant intercompany accounts and transactions have been eliminated.

Revenue Recognition — The Company derives its revenue mainly from two sources: license revenue from the licensing of Company-owned masters and the sale of music compilations (predominately compact discs) produced by the Company. License revenue is recognized when payment is received from customers or when known amounts are receivable, as prior to that date collection is not considered probable. Revenue from music sales is recognized at the time of shipment to the customer. Most music sales are made with a right of return of unsold goods. Estimated reserves for returns are established by management based upon historical experience and product mix and are subject to ongoing review and adjustment by the Company. These reserves are recorded at the time of sale and are reflected as a reduction in revenues. The Company’s reserve for returns was $109,000 at September 30, 2006 and $126,000 at June 30, 2006.

Cost of Goods Sold — The Company expenses all product manufacturing, distribution and royalty costs associated with music sales as cost of goods sold. The Company also expenses royalties, commissions and amortization of its owned master recordings associated with its license revenue as cost of goods sold.

Shipping and Handling Costs — The Company expenses within cost of goods sold all shipping and handling costs incurred in the shipment of goods.

Cash and Cash Equivalents — Cash and cash equivalents consist principally of cash and short-term, highly liquid investments with original maturities of less than ninety days.

Accounts Receivable — Accounts receivable balances are presented net of allowances. The Company determines its allowances by considering a number of factors, including the length of time trade receivables are past due, the Company’s previous history, and the customer’s current ability to pay obligations to the Company. The Company writes off accounts receivable when they become uncollectible.

Inventories — Inventories, which consists of finished goods that include all direct product costs, are valued at the lower of cost, determined on a first-in, first-out basis, or net realizable value.

Owned Catalog Masters — The Company capitalizes the costs to purchase owned master recordings at the time of acquisition. These costs are amortized over the estimated useful life of these master recordings, which is generally seven years, and represents management’s best estimate of the average period of value.

Property and Equipment — Property and equipment are stated at cost. Depreciation and amortization is provided using straight line or declining balance methods over the estimated useful lives of the assets, which range from three to nine years.

Long Lived-Assets — The Company evaluates its long-lived assets quarterly, or earlier if a triggering event occurs, to determine potential impairment by comparing the carrying value of those assets to the related undiscounted future cash flows of the assets. If an asset is determined to be impaired, it is written down to its estimated fair value.

Royalties — The Company has entered into license agreements with various record companies and publishers under which it pays royalties on units sold. The Company accrues royalties using contractual rates and certain estimated rates on applicable units sold. The contractual royalty liability is computed quarterly and the accrued royalty balance is adjusted accordingly. The royalty agreements are subject to audit by licensors.

Advertising — The Company expenses the costs of advertising when the advertising takes place, except for direct response advertising, which is capitalized and amortized over its expected period of future benefits (usually the period remaining under a related contract, which is generally less than one year). Direct response advertising consists primarily of television advertising whereby customers respond specifically to the advertising and where the Company can identify the advertising that elicited the response. Advertising expenses were $63,000 and $20,000 for the three month periods ended September 30, 2006 and 2005, respectively.

Foreign Currency — The operations of foreign subsidiaries are measured in local currencies. Assets and liabilities are translated into U.S. dollars at period-end exchange rates. Revenue and expenses are translated at the average exchange rates prevailing during the period. Adjustments resulting from translating the financial statements of foreign entities into U.S. dollars are recorded as a component of accumulated other comprehensive income or loss.

7

Stock-based Compensation — The Company accounts for stock-based awards to employees using the intrinsic value method prescribed in APB No. 25, “Accounting for Stock Issued to Employees,” whereby the options are granted at market price, and therefore no compensation costs are recognized. The Company has elected to retain its current method of accounting as described above and has adopted the SFAS Nos. 123 and 148 disclosure requirements. If compensation expense for the Company’s various stock option plans had been determined based upon the projected fair values at the grant dates for awards under those plans in accordance with SFAS No. 123, the Company’s pro-forma net earnings, and basic and diluted earnings per common share would have been unchanged from as reported.

Income Taxes — Deferred income taxes are provided for temporary differences between the financial reporting basis and tax basis of the Company’s assets and liabilities at currently enacted tax rates. A valuation allowance equal to the aggregate amount of deferred tax assets is established when realization is not likely.

Net Loss Per Share — Basic and diluted net loss per share have been computed by dividing net loss by the weighted average number of shares outstanding during the period. For all periods presented, common stock equivalents were excluded from the per share calculation as the net effect would be antidilutive. For the three month periods ended September 30, 2006 and 2005, weighted average options to purchase 2,228,939 shares of common stock, with weighted average exercise price of $.19 were excluded from the computation of common share equivalents for the respective periods as they were antidilutive.

Use of Estimates — Preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (US GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Principal estimates include allowances for bad debt, inventory valuation, return reserves, royalty obligations, purchase commitments and product replacement costs. Actual results could differ from those estimates used by management.

3.            LOANS PAYABLE TO AFFILIATE

K-tel has a Line of Credit Agreement with K-5 Leisure Products, Inc. (“K-5”), the Company’s largest shareholder and an entity controlled by Philip Kives, the Chairman of the Board, President and Chief Executive Officer of K-tel. Under the terms of the agreement (the “K-5 Facility”), K-5 has agreed to make available up to $8,000,000 to K-tel on a revolving basis. The loan bears interest at a variable rate based upon the “base rate” of a nationally recognized lending institution (8.25% at September 30, 2006), expires July 20, 2008, and is subordinated to the Foothill loan (see below). The K-5 Facility contains the same covenants as the Foothill loan agreement. K-tel has pledged the stock of its foreign subsidiaries as collateral for the loan, and the loan carries a subordinated position to the Foothill loan on all other assets of the Company. K-tel had outstanding balances of $8,399,000 and $8,098,000 as of September 30, 2006 and June 30, 2006, respectively, under the K-5 Facility. At September 30, 2006, K-tel obtained a waiver from K-5 for its non-compliance under the covenants, limitations and restrictions of the credit agreement.

8

In addition, K-tel has a second loan agreement with K-5, under which K-5 assumed rights and obligations under a loan from the Company’s former banker (Foothill Capital Corporation) pursuant to an Assignment and Acceptance Agreement dated February 27, 2001. This Foothill loan, which has been extended through July 20, 2008, provides for a $10,000,000 credit facility consisting of a $4,000,000 term loan due upon expiration, and a $6,000,000 revolving facility under which borrowings are limited to a percent of eligible receivables. Borrowings under the facility bear interest at a variable rate based on a “base rate” of a nationally recognized lending institution plus 1% (9.25% at September 30, 2006) and are collateralized by the assets of certain Company subsidiaries in the United States, including accounts receivable, inventories, equipment, music library and general intangibles. The loan agreement contains certain financial and other covenants or restrictions, including the maintenance of a minimum shareholders’ equity by K-tel, limitations on capital expenditures, restrictions on music library acquisitions, limitations on other indebtedness and restrictions on dividends paid by K-tel. As of September 30, 2006 and June 30, 2006, K-tel had $4,000,000 outstanding under the term loan and there were no borrowings under the revolving facility. At September 30, 2006, K-tel obtained a waiver from K-5 for its non-compliance under the covenants, limitations and restrictions of the credit agreement.

4.            COMMITMENTS AND CONTINGENCIES

K-tel and its subsidiaries are involved in legal proceedings in the ordinary course of their business. With all litigation matters, management considers the likelihood of loss based on the facts and circumstances. If management determines that a loss is probable and the amount of loss can be reasonably estimated, such amount is recorded as a liability. Although the outcome of any such legal proceedings cannot be predicted, in the opinion of management there is currently no legal proceeding pending or asserted against or involving K-tel for which the outcome is likely to have a material adverse effect upon the consolidated financial position or results of operations of K-tel.

5.            BUSINESS SEGMENT AND GEOGRAPHIC AREA DATA

K-tel’s businesses are organized, managed and internally reported as two segments: music licensing and retail music sales. These segments are based on differences in products, customer type and sales and distribution methods.

The Company licenses the rights to its master music catalog, consisting of original recordings and re-recordings of music from the 1950’s through today, to third parties world-wide for use in albums, films, television programs, commercials and electronic downloads to various media formats, for either a flat fee or a royalty based on the number of units sold.

The retail music segment of the Company markets and distributes entertainment products internationally and through its operating subsidiaries. The retail music segment consists primarily of the sales of pre-recorded music from the Company’s master music catalog. The Company sells compact discs and DVD’s directly to retailers, wholesalers and rack service distributors which stock and manage inventory within music departments for retail stores.

The Company’s consumer product and e-commerce operations have been discontinued, are presented in the accompanying financial statements as discontinued operations and are therefore not included in the segment information.

Operating profits or losses of these segments include an allocation of general corporate expenses. Depreciation and amortization and capital additions are not significant and have therefore been excluded from the presentation.

Certain financial information on the Company’s continuing operating segments is as follows:

BUSINESS SEGMENT INFORMATION (in thousands)

Three Months Ended September 30,		Licensing	Music	Other	Total Company
Net sales	2006	$469	$419	$—	$888
	2005	515	681	—	1,196

Operating income (loss)	2006	$101	$(213)	$—	$(112)
	2005	164	(236)	—	(72)

Assets	2006	$344	$2,701	$25	$3,070
	2005	482	3,468	131	4,081

GEOGRAPHIC INFORMATION (in thousands)

Three Months Ended September 30,		United States	Europe	Total
Net sales	2006	$529	$359	$888
	2005	772	424	1,196

Assets	2006	$747	$2,323	$3,070
	2005	2,051	2,030	4,081

9

ITEM 2:                             MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Through its operating subsidiary, Dominion Entertainment, Inc. (“Dominion”), K-tel licenses its master music catalog internationally and has entered into licensing agreements with several companies that offer electronic downloads via their internet sites of many of Dominion’s owned masters. K-tel and Dominion have also entered into agreements with BCI Eclipse Company, LLC (“BCI”) to market and sell entertainment products derived from Dominion’s master music catalog under the K-tel logo in the United States and Canada.

Through another subsidiary, K-tel Entertainment, Inc., K-tel has a focused method of distribution that targets the strengths of selected individual retailers and supplies products suited to each retailer’s specific needs. These new products are primarily derived from the Company’s master recordings music catalog with the objective of realizing more competitive profit margins. The Company also seeks to license its name and marks to other businesses for a royalty or fee.

A.            RESULTS OF OPERATIONS

Net sales for the three months ended September 30, 2006 were $888,000, a decrease of 25.8% from sales of $1,196,000 for the three month period ended September 30, 2005. This sales decrease was primarily attributed to reduced domestic music revenue. The net loss for the three month period ended September 30, 2006 was $355,000, or $.03 per share, compared to a loss of $264,000, or $.02 per share, for the three month period ended September 30, 2005.

General corporate expenses of $98,000 and $105,000 for the three months periods ended September 30, 2006 and 2005, respectively, have been allocated to the segments.

The following sections discuss the results of continuing operations by business segment.

BUSINESS SEGMENT RESULTS

Licensing

Licensing revenue was $469,000 for the three month period ended September 30, 2006 compared to $515,000 for the three month period ended September 30, 2005, a decrease of 8.9%. This decrease was due to decreased third party licensing activity in the United Kingdom. The Company continues to concentrate its efforts on expanding the customer base for the Company’s master music catalog for electronic downloads and with independent music labels and manufacturers.

Royalty costs within the segment decreased to $87,000 for the three month period ended September 30, 2006 compared to $108,000 for the three month period ended September 30, 2005 due to decreased third party licensing sales in the United Kingdom. Selling, general and administrative expenses for the segment increased $38,000 for the three month period ended September 30, 2006 to $281,000 compared to $243,000 for the three month period ended September 30, 2005. The primary reason for the increase in general and administrative expenses was the additional overhead costs related to the German operation of the Company’s subsidiary in the United Kingdom.

There was operating income in the licensing segment of $101,000 for the three month period ended September 30, 2006 compared to operating income of $164,000 for the three month period ended September 30, 2005, a decrease of $63,000.

Music

Sales in the music segment were $419,000 for the three month period ended September 30, 2006 compared to $681,000 for the three month period ended September 30, 2005, a decrease of $262,000, or 38.5%. The decrease was primarily due to decreased domestic music sales related to the Company’s transition from primarily a distributions business to a licensing business.

10

Cost of goods sold in the music segment decreased to 47.7% of sales for the three month period ended September 30, 2006 compared to 58.3% of sales for the three month period ended September 30, 2005 reflecting the decrease in domestic retail music sales that had lower margins. The segment’s advertising expenses, which consist primarily of co-operative advertising payments, trade advertising and promotions, increased to $63,000 for the three month period ended September 30, 2006 compared to $20,000 for the three month period ended September 30, 2005. This increase was due to increased advertising expense in the Company’s subsidiary in the United Kingdom.

Selling, general and administrative expenses were $369,000, or 88.0% of sales for the three month period ended September 30, 2006 compared to $500,000, or 73.5% of sales for the three month period ended September 30, 2005. The primary reason for the decrease in general and administrative expenses was the reduced overhead costs at the Company’s office in the United States relating to retail music sales.

The music segment incurred an operating loss of $213,000 for the three month period ended September 30, 2006 compared to operating loss of $236,000 for the three month period ended September 30, 2005.

B.            LIQUIDITY AND CAPITAL RESOURCES

K-tel has a Line of Credit Agreement with K-5 Leisure Products, Inc. (“K-5”), the Company’s largest shareholder and an entity controlled by Philip Kives, the Chairman of the Board, President and Chief Executive Officer of K-tel. Under the terms of the agreement (the “K-5 Facility”), K-5 has agreed to make available up to $8,000,000 to K-tel on a revolving basis. The loan bears interest at a variable rate based upon the “base rate” of a nationally recognized lending institution (8.25% at September 30, 2006), expires July 20, 2008, and is subordinated to the Foothill loan (see below). The K-5 Facility contains the same covenants as the Foothill loan agreement. K-tel has pledged the stock of its foreign subsidiaries as collateral for the loan, and the loan carries a subordinated position to the Foothill loan on all other assets of the Company. K-tel had outstanding balances of $8,399,000 and $8,098,000 as of September 30, 2006 and June 30, 2006, respectively, under the K-5 Facility. At September 30, 2006, K-tel obtained a waiver from K-5 for its non-compliance under the covenants, limitations and restrictions of the credit agreement.

In addition, K-tel has a second loan agreement with K-5, under which K-5 assumed rights and obligations under a loan from the Company’s former banker (Foothill Capital Corporation) pursuant to an Assignment and Acceptance Agreement dated February 27, 2001. This Foothill loan, which has been extended through July 20, 2008, provides for a $10,000,000 credit facility consisting of a $4,000,000 term loan due upon expiration, and a $6,000,000 revolving facility under which borrowings are limited to a percent of eligible receivables. Borrowings under the facility bear interest at a variable rate based on a “base rate” of a nationally recognized lending institution plus 1% (9.25% at September 30, 2006) and are collateralized by the assets of certain Company subsidiaries in the United States, including accounts receivable, inventories, equipment, music library and general intangibles. The loan agreement contains certain financial and other covenants or restrictions, including the maintenance of a minimum shareholders’ equity by K-tel, limitations on capital expenditures, restrictions on music library acquisitions, limitations on other indebtedness and restrictions on dividends paid by K-tel. As of September 30, 2006 and June 30, 2006, K-tel had $4,000,000 outstanding under the term loan and there were no borrowings under the revolving facility. At September 30, 2006, K-tel obtained a waiver from K-5 for its non-compliance under the covenants, limitations and restrictions of the credit agreement.

K-tel has primarily funded its recent operations through secured loans from K-5. Assuming K-5 continues to advance funds sufficient to meet the Company’s needs, management currently believes that K-tel has sufficient cash and borrowing capacity to ensure the Company will continue operations for the foreseeable future. Although K-5 continues to advance funds sufficient to meet the Company’s needs at this time, there can be no assurance that this will be adequate or continue in the future or that K-tel will be able to obtain additional financing upon favorable terms when required.

The Company’s ability to continue its present operations is contingent mainly upon its ability to maintain its line of credit arrangements with K-5, increase its revenues and profit margins, and ultimately attain and sustain profitable operations. Without increased revenues and sustained profitability, the Company’s current operations will likely not generate cash sufficient to fund operations and service its indebtedness on an ongoing basis. Management is focusing its efforts on music licensing and limited music distribution. However, there can be no assurance that the Company will achieve profitable operations through these efforts. In the event the Company is unable to fund its operations and implement its current business plan properly, it may be unable to continue operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

11

ITEM 3.                    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

There has been no material changes in the Company’s market risk during the three month period ended September 30, 2006. For additional information, refer to the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2006.

ITEM 4.                    CONTROLS AND PROCEDURES

Under the supervision and with the participation of the Company’s management, including the Company’s Chief Executive Officer and Chief Financial Officer, the Company evaluated the effectiveness of the design and operation of its disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act). Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that, as of the end of the period covered by this report, the Company’s disclosure controls and procedures were not effective because of the continued inability of the Company to file its reporting on a timely basis.  The untimely filings have resulted in part from the follow up necessary to address the material weaknesses in internal control over financial reporting that had been noted in fiscal year 2004.

The Company did not maintain effective controls over cash disbursements and payroll transactions at its UK subsidiary. In September 2004, the Company discovered that the former Chief Financial Officer of its UK subsidiary misappropriated funds from the subsidiary and one of its customers. Adjustments related to the reversal of overstated expenses and recovery of amounts misappropriated were included in the restatement of the Company’s consolidated financial statements for periods prior to June 30, 2004 and for the years ended June 30, 2005 and 2004 and resulted in the Company reporting a material weakness in internal control over financial reporting.

In response to this material weakness, the Company terminated the employee, undertook a full-scale investigation of the matter, retained a forensic auditing firm and dismissed the accounting firm in the UK that audited the UK subsidiary’s financial books and records. In addition, the Company hired a new Financial Controller and stringent internal control procedures were created and implemented for the Company’s purchasing, accounts payable, check signing, payroll, petty cash and financial reporting policies. Management believes that these procedures, implemented upon the discovery of the misappropriation of funds, have allowed the Company to remediate this material weakness and to improve its internal control over financial reporting.

In fiscal 2005 and 2004, it was also determined that the segregation of duties in the U.S. office was limited due to the small number of employees. This segregation of duties became further limited by vacancies that occurred in the Company’s finance department. In particular, customer orders were recorded by the same person who initiated shipments, checks were deposited by the accounts receivable clerk, and employee payroll and changes were entered by the Operations Manager, who also distributed the payroll checks.

In response to this material weakness in the U.S. office, the former Controller was rehired in the period covered by this report and duties and responsibilities were revised to allow for improved segregation of duties and to increase the level of approvals and reviews.  The foregoing remedial steps have allowed the Company to remediate its material weakness and to improve its internal control over financial reporting.

During the fiscal quarter ended September 30, 2006, there was no change in the Company’s internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f) under the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

12

PART II

ITEM 1.                    LEGAL PROCEEDINGS

Litigation and Disputes

K-tel and its subsidiaries are involved in legal proceedings in the ordinary course of their business. With all litigation matters, management considers the likelihood of loss based on the facts and circumstances. If management determines that a loss is probable and the amount of loss can be reasonably estimated, such amount is recorded as a liability. Although the outcome of any such legal proceedings cannot be predicted, in the opinion of management there is currently no legal proceeding pending or asserted against or involving K-tel for which the outcome is likely to have a material adverse effect upon the consolidated financial position or results of operations of K-tel.

ITEM 6.                    EXHIBITS

See “Index to Exhibits.”

13

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

K-TEL INTERNATIONAL, INC.
REGISTRANT

Dated: November 22, 2006	/S/ PHILIP KIVES
PHILIP KIVES
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Dated: November 22, 2006	/s/ KIMMY LOCKWOOD
KIMMY LOCKWOOD
PRINCIPAL FINANCIAL OFFICER

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INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

31.1	Certification by Chief Executive Officer pursuant to Rule 13a-14(a).

31.2	Certification by Principal Financial Officer pursuant to Rule 13a-14(a).

32.1	Certification by Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sabanes-Oxley Act of 2002.

32.2	Certification by Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sabanes-Oxley Act of 2002.

15

Exhibit 31.1

CERTIFICATIONS

CHIEF EXECUTIVE OFFICER CERTIFICATION PURSUANT TO RULE 13a-14(a)

I, Philip Kives, certify that:

1.               I have reviewed this Quarterly Report on Form 10-Q for the period ended September 30, 2006 of K-tel International, Inc.;

2.               Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.               Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.               The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a.               Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.              Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c.               Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.               The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.               All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.              Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 22, 2006

/s/ Philip Kives
Philip Kives
President and Chief Executive Officer

Exhibit 31.2

CERTIFICATIONS

PRINCIPAL FINANCIAL OFFICER CERTIFICATION PURSUANT TO RULE 13a-14(a)

I, Kimmy Lockwood, certify that:

1.               I have reviewed this Quarterly Report on Form 10-Q for the period ended September 30, 2006 of K-tel International, Inc.;

2.               Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.               Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.               The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a.               Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.              Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c.               Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.               The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.               All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.              Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 22, 2006

/s/ Kimmy Lockwood
Kimmy Lockwood
Principal Financial Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of K-tel International, Inc. (the “Company”) on Form 10-Q for the period ended September 30, 2006, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Philip Kives, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.               The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.               The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

By	/s/ PHILIP KIVES
Philip Kives
Chairman, Chief Executive Officer,
President and Director
November 22, 2006

Exhibit 32.2

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of K-tel International, Inc. (the “Company”) on Form 10-Q for the period ended September 30, 2006, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Kimmy Lockwood, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.                     The report fully complies with the requirement of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.                     The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

By	/s/ KIMMY LOCKWOOD
Kimmy Lockwood
Principal Financial Officer
November 22, 2006